Exhibit 99.1

2009 IRISH STATUTORY ACCOUNTS

These accounts form a part of our 2009 Annual Report to Shareholders

COVIDIEN PUBLIC LIMITED COMPANY

Directors’ Report and Consolidated Financial Statements

For the Year Ended September 25, 2009

COVIDIEN PLC

2009 Irish Statutory Accounts	2

DIRECTORS’ REPORT

For the Fiscal Year Ended September 25, 2009

The directors present their report and audited consolidated financial statements for the fiscal year ended September 25, 2009, which are set out on pages 31 to 105.

The directors have elected to prepare the consolidated and parent company financial statements of Covidien plc in accordance with section 1 of the Companies (Miscellaneous Provisions) Act, 2009, which provides that a true and fair view of the state of affairs and profit or loss may be given by preparing the financial statements in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP), as defined in Section 1(1) of the Companies (Miscellaneous Provisions) Act 2009, to the extent that the use of those principles in the preparation of the financial statements does not contravene any provision of the Companies Acts or of any regulations made thereunder.

Basis of Presentation

The accompanying financial statements reflect the consolidated operations of Covidien plc and its subsidiaries (Covidien or the Company). The results of the parent company (Covidien plc) are included in the consolidated financial statements from January 16, 2009, the date of incorporation.

Reorganization

On January 16, 2009, Covidien plc was incorporated in Ireland, in order to effectuate moving Covidien Ltd.’s principal executive office from Bermuda to Ireland. Covidien plc operated as a wholly-owned subsidiary of Covidien Ltd., a Bermuda registered company and the then ultimate parent company, until June 4, 2009, when the outstanding common shares of Covidien Ltd. were cancelled and Covidien plc issued ordinary shares with substantially the same rights and preferences on a one-to-one basis to holders of the Covidien Ltd. common shares that were cancelled. Upon completion of this transaction, Covidien plc replaced Covidien Ltd. as the ultimate parent company and Covidien Ltd. became a wholly-owned subsidiary of Covidien plc. This transaction was accounted for in the consolidated financial statements as a merger between entities under common control; accordingly, the historical consolidated financial statements of Covidien Ltd. for periods prior to this transaction are considered to be the historical financial statements of Covidien plc. No changes in capital structure, assets or liabilities of the consolidated financial statements resulted from this transaction, other than Covidien plc has provided a guarantee of amounts due under certain borrowing arrangements of a subsidiary as described in notes 10 and 11 to the consolidated financial statements.

Principal Activities

Covidien plc is the parent company of a group whose principal activity is the development, manufacture and sale of healthcare products for use in clinical and home settings.

Review of the Development and Performance of the Business

Covidien is a global leader in the development, manufacture and sale of healthcare products for use in clinical and home settings. The Company’s products are found in almost every hospital in the United States, and it has a significant and growing presence in non-U.S. markets. Covidien’s mission is to create and deliver innovative healthcare solutions, developed in ethical collaboration with medical professionals, which enhance the quality of life for patients and improve outcomes for its customers and shareholders.

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Covidien operates its businesses through three segments:

•

Medical Devices includes the development, manufacture and sale of endomechanical instruments, soft tissue repair products, energy devices, oximetry and monitoring products, airway and ventilation products, products used in vascular therapies and other medical products.

•	Pharmaceuticals includes the development, manufacture and distribution of specialty pharmaceuticals, active pharmaceutical ingredients, specialty chemicals, contrast products and radiopharmaceuticals.

•	Medical Supplies includes the development, manufacture and sale of nursing care products, medical surgical products, SharpSafety products and original equipment manufacturer products (OEM).

Key Performance Indicators

The financial measures discussed below are considered “non-U.S. GAAP” financial measures and should be considered supplemental to and not a substitute for financial information prepared in accordance with U.S. GAAP. Our definition of these non-GAAP measures may differ from similarly titled measures used by others. The non-U.S. GAAP financial measures discussed below adjust for specified items that can be highly variable or difficult to predict. We generally use these non-U.S. GAAP financial measures to facilitate our financial and operational decision-making, including evaluation of Covidien’s historical operating results, comparison to competitors’ operating results and determination of management incentive compensation. Because non-U.S. GAAP financial measures exclude the effect of items that will increase or decrease Covidien’s reported results of operations, we strongly encourage investors to review the Company’s consolidated financial statements and publicly filed reports in their entirety.

Operational revenue growth, which represents revenue growth after adjusting for the impact of foreign exchange translation was 8% for the Company in fiscal 2009, compared to 7% in fiscal 2008. During fiscal 2008, we entered into a license agreement which allowed us to sell limited quantities of oxycodone hydrochloride extended-release tablets (Oxy ER) for a limited period of time. Sales of Oxy ER in fiscal 2009 and fiscal 2008 were $354 million and $57 million, respectively. We achieved the sales quantity of Oxy ER allowable under the agreement during fiscal 2009; accordingly, there will be no further sales of such tablets. Reconciliations for this non-U.S. GAAP financial measure to increases in net sales, the most directly comparable U.S. GAAP financial measure, are as follows:

	Fiscal Years		Increase in Net Sales	Change Due to Currency	Operational Revenue Growth
(Dollars in Millions)	2009	2008
Total net sales as filed in Annual Report on Form 10-K	$10,677	$10,358	3%	(5)%	8%

	Fiscal Years		Increase in Net Sales	Change Due to Currency	Operational Revenue Growth
(Dollars in Millions)	2008	2007
Total net sales as filed in Annual Report on Form 10-K	$10,358	$9,317	11%	4%	7%

2009 Irish Statutory Accounts	4

Adjusted operating margin excludes the items set forth in the reconciliations provided below. Adjusted operating margin decreased slightly to 20.1% in fiscal 2009, compared to 20.3% in fiscal 2008. Growth in adjusted diluted earnings per share (EPS) from continuing operations is the year-over-year improvement in diluted EPS from continuing operations before the items set forth in the reconciliations provided below (net of related tax). In fiscal 2009, the Company’s adjusted diluted EPS from continuing operations increased by 5% to $2.84, compared to $2.70 in fiscal 2008. Reconciliations of these non-U.S. GAAP financial measures to operating margin and diluted EPS from continuing operations, the most directly comparable U.S. GAAP financial measures, are as follows:

	Fiscal Year Ended September 25, 2009
	Sales	Operating Income	Operating margin	Income from continuing operations	Diluted EPS from continuing operations
U.S. GAAP, as filed in Annual Report on Form 10-K	$10,677	$1,856	17.4%	$902	$1.78
Adjustments:
Reclass of discontinued operations (1)	—	9		66	0.13
Legal charges (2)	—	94		58	0.12
Licensing fees (3)	—	30		19	0.04
Environmental charge (4)	—	53		32	0.06
Loss on divestiture (5)	—	21		17	0.03
In-process research and development charges (6)	—	115		114	0.23
Restructuring charges (7)	—	61		39	0.08
Shareholder settlements (8)	—	183		183	0.36
Impact of tax sharing agreement (9)	—	—		(126)	(0.25)
Tax matters (10)	—	—		389	0.77

As adjusted	10,677	2,422	22.7	1,693	3.35
Impact of Oxy ER (11)	(354)	(345)	97.5	(259)	(0.51)
As adjusted, excluding impact of Oxy ER	$10,323	$2,077	20.1	$1,434	2.84

(1)	Consists of incremental depreciation and amortization expense recorded relating to the period from the first quarter of fiscal 2008 when we classified our Specialty Chemicals pharmaceuticals business as held for sale through the end of fiscal 2008 and the write-off of a previously recognized deferred tax asset.
(2)	Represents legal charges associated with three anti-trust cases, which are included in selling, general and administrative expenses.
(3)	Consists of research and development expenses related to up front fees and milestone payments for licensing arrangements entered into by our Pharmaceuticals segment.
(4)	Represents the estimated additional cost to remediate environmental matters at a site located in Orrington, Maine.
(5)	Represents charges included in selling, general and administrative expenses for the loss on sale of Sleep Diagnostics and the write down of Oxygen Therapy to its fair value less cost to sell.
(6)	Relates to acquisitions by our Medical Devices segment, primarily VNUS Medical Technologies, Inc. and Power Medical Interventions, Inc.
(7)	Primarily relates to severance costs across the Company and impairment charges within our Pharmaceuticals segment.
(8)	Represents our portion of Tyco International’s legal settlements with certain shareholders and our portion of the estimated cost to settle all of the remaining securities cases outstanding.
(9)	Represents other income recorded under our tax sharing agreement with Tyco International and Tyco Electronics, primarily resulting from Tyco International’s settlement with the IRS of certain outstanding tax matters in the 2001 through 2004 audit cycle.

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(10)	Primarily relates to an increase in income tax liabilities resulting from the effect of Tyco International’s settlement with the IRS of certain outstanding tax matters in the 2001 through 2004 audit cycle and withholding tax incurred on repatriated earnings.
(11)	Represents the sales and direct costs attributable to selling Oxy ER.

	Fiscal Year Ended September 26, 2008
	Sales	Operating Income	Operating margin	Income from continuing operations	Diluted EPS from continuing operations
U.S. GAAP, as filed in Annual Report on Form 10-K	$10,358	$2,001	19.3%	$1,537	$3.04
Adjustments:
In-process research and development charges (1)	—	22		22	0.04
Restructuring charges (2)	—	77		60	0.12
Shareholder settlements, net of insurance recoveries (3)	—	42		42	0.08
Impact of tax sharing agreement (4)	—	—		(193)	(0.38)
Tax matters (5)	—	—		(70)	(0.14)

As adjusted	10,358	2,142	20.7	1,398	2.77
Impact of Oxy ER (6)	(57)	(47)	82.5	(34)	(0.07)
As adjusted, excluding impact of Oxy ER	$10,301	$2,095	20.3	$1,364	2.70

(1)	Primarily relates to acquisitions by our Medical Devices segment.
(2)	Consists of restructuring charges of $59 million and related asset impairment charges of $18 million, both primarily within our Medical Devices segment.
(3)	Represents our portion of Tyco International’s legal settlements with certain shareholders, net of our portion of insurance recoveries.
(4)	Represents the non-interest portion of the impact of our tax sharing agreement with Tyco International and Tyco Electronics included in other income.
(5)	Primarily represents the tax benefit resulting from the establishment of a deferred tax asset related to our Specialty Chemicals pharmaceuticals business.
(6)	Represents the sales and direct costs attributable to selling Oxy ER.

Adjusted free cash flow is viewed as an important indicator of the strength and quality of the business and the availability to the Company of funds for reinvestment or for return to the shareholder. Adjusted free cash flow represents the Company’s cash flow from continuing operating activities before the Tyco International-related class action settlement less capital expenditures. In fiscal 2009, adjusted free cash flow was $1.463 billion for the Company, compared to adjusted free cash flow of $1.461 in fiscal 2008. A reconciliation of this non-U.S. GAAP financial measure to net cash provided by continuing operating activities, the most directly comparable U.S. GAAP financial measure, is as follows:

(Dollars in Millions)	2009	2008
Net cash provided by continuing operating activities	$1,875	$633
Class action settlement	—	1,257
Capital expenditures	(412)	(429)

Adjusted free cash flow	$1,463	$1,461

2009 Irish Statutory Accounts	6

Acquisitions

In November 2009, our Medical Devices segment acquired Aspect Medical Systems, Inc. (Aspect), a provider of brain monitoring technology, for approximately $210 million, net of cash and short-term investments acquired. This purchase price included the assumption of approximately $60 million of debt. The acquisition of Aspect broadens our product offerings and adds a brain monitoring technology to our product portfolio.

In September 2009, our Medical Devices segment acquired Power Medical Interventions, Inc. (PMI), a provider of computer-assisted, power-actuated surgical cutting and stapling products, for approximately $65 million, including debt assumed of $25 million. The acquisition of PMI expanded our surgical stapling solutions.

In June 2009, our Medical Devices segment acquired VNUS Medical Technologies, Inc. (VNUS), a developer of medical devices for minimally invasive treatment of venous reflux disease, for $473 million, net of cash acquired of $42 million. The acquisition of VNUS expanded our portfolio of vascular intervention products and our presence in the vascular market.

During fiscal 2008, our Medical Devices segment acquired Tissue Science Laboratories plc (TSL), a medical device company dedicated to the research, development and commercialization of tissue implant products for surgical and wound care therapies, for $74 million. The acquisition of TSL provided us with a leading tissue repair technology and accelerated our entry into the biologic hernia repair market. TSL’s Permacol(R) product complemented our soft tissue product offerings and allowed us to offer a full line of differentiated hernia repair products.

In November 2007, our Medical Devices segment acquired Scandius Biomedical, Inc. (Scandius), a developer of medical devices for sports-related surgeries, for $27 million. The acquisition of Scandius enabled us to offer customers innovative soft tissue repair devices for common sports injuries.

Licensing Agreements

In June 2009, our Pharmaceuticals segment entered into a licensing agreement with Nuvo Research Inc. (Nuvo). This licensing agreement grants us commercial rights to market and distribute Pennsaid Lotion and Pennsaid Gel, product candidates for the treatment of osteoarthritis. Pennsaid Lotion was approved by the FDA in November 2009, while Pennsaid Gel remains in development. This license arrangement included an up-front cash payment of $10 million, which was included in research and development expenses. We are also responsible for all future development activities and expenses. In addition, we may be required to make additional payments up to $120 million based upon the successful completion of specified regulatory and sales milestones, as well as royalty payments on future sales of the products.

In June 2009, our Pharmaceuticals segment entered into a licensing agreement with Neuromed Development Inc. (Neuromed), a subsidiary of Neuromed Pharmaceuticals Ltd. This licensing agreement grants us commercial rights to market and distribute in the United States EXALGO (hydromorphone HCL extended release), a pain management drug candidate, for an up-front cash payment of $10 million, which was included in research and development expenses. Under the license arrangement, we are obligated to make additional payments up to $73 million based upon the successful completion of specified development and regulatory milestones. During fiscal 2009, $10 million of such milestone payments were made and included in research and development expenses. We will also contribute up to $16 million toward additional development costs incurred by Neuromed and pay royalties on any commercial sales of the developed product.

Divestitures

During fiscal 2009, we sold our Sleep Diagnostics product line within our Medical Devices segment. In addition, we entered into a definitive agreement to sell our Oxygen Therapy product line, also within our Medical Devices segment. Selling, general and administrative expenses for fiscal 2009 includes charges totaling

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$21 million for the loss on sale of Sleep Diagnostics and the write-down of Oxygen Therapy to its fair value less cost to sell based on the sale agreement. In September 2009, we also announced our plan to divest our Sleep Therapy product line within our Medical Devices segment. We plan to reallocate the resources previously used to support these product lines to our faster-growing, higher-margin businesses in which we have or can develop a global competitive advantage.

During fiscal 2008, we sold our Retail Products segment and our European Incontinence Products business within our Medical Supplies segment because their products and customer bases were not aligned with our long-term strategic objectives. Both of these businesses met the discontinued operations criteria and, accordingly, have been included in discontinued operations for all periods presented. See “Discontinued Operations” for further information.

Results of Operations

The following table presents results of operations, including percentage of net sales:

	Fiscal Years
(Dollars in Millions)	2009		2008
Net sales	$10,677	100.0%	$10,358	100.0%
Cost of goods sold	4,938	46.2	4,943	47.7

Gross profit	5,739	53.8	5,415	52.3
Selling, general and administrative expenses	3,136	29.4	2,923	28.2
Research and development costs	438	4.1	350	3.4
In-process research and development charges	115	1.1	22	0.2
Restructuring charges	61	0.6	77	0.7
Shareholder settlements, net of insurance recoveries	183	1.7	42	0.4

Operating income	1,806	16.9	2,001	19.3
Interest income	25	0.2	44	0.4
Interest expense	(175)	(1.6)	(209)	(2.0)
Other income, net	145	1.4	199	1.9

Income before taxation from continuing operations	1,801	16.9	2,035	19.6
Taxation	930	8.7	498	4.8

Profit after taxation from continuing operations	871	8.2	1,537	14.8
Income (loss) from discontinued operations, net of taxation	5	—	(176)	(1.7)

Profit after taxation	$876	8.2	$1,361	13.1

Net sales—Our net sales for fiscal 2009 increased $319 million, or 3.1%, to $10.677 billion, compared with $10.358 billion in fiscal 2008. Unfavorable currency exchange rate fluctuations resulted in a $469 million decrease to net sales in fiscal 2009. The remaining increase in net sales was primarily driven by increased sales within our Medical Devices segment and $297 million of incremental sales of Oxy ER within our Pharmaceuticals segment.

Net sales generated by our businesses in the United States were $6.170 billion and $5.713 billion in fiscal 2009 and 2008, respectively. Our non-U.S. businesses generated net sales of $4.507 billion and $4.645 billion in fiscal 2009 and 2008, respectively. Our business outside the United States represents approximately 42% and 45% of our net sales for fiscal 2009 and 2008, respectively. The decrease in the proportion of non-U.S. net sales in fiscal 2009, compared with fiscal 2008 is attributable to the sales of Oxy ER in the United States and currency exchange rate fluctuations.

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Costs of goods sold—Cost of goods sold was 46.2% of net sales for fiscal 2009, compared with 47.7% of net sales for fiscal 2008. The decrease in cost of products sold as a percent of net sales in fiscal 2009 was primarily attributable to favorable sales mix in the Pharmaceuticals segment, resulting largely from sales of Oxy ER, which resulted in a decrease of 1.3 percentage points.

Selling, general and administrative expenses—Selling, general and administrative expenses increased $213 million, or 7.3%, to $3.136 billion in fiscal 2009, compared with $2.923 billion in fiscal 2008. Selling, general and administrative expenses were 29.4% of net sales for fiscal 2009, compared with 28.2% of net sales for fiscal 2008. The increase in selling, general and administrative expenses as a percentage of net sales was primarily due to increased legal and consulting costs, $127 million of which related to three anti-trust cases, an increase in estimated environmental remediation costs of $82 million, primarily related to a site in Orrington, Maine, and planned growth in selling and marketing. These cost increases were partially offset by currency gains.

Research and development expenses—Research and development expense increased $88 million, or 25.1%, to $438 million in fiscal 2009, compared with $350 million in fiscal 2008. This increase resulted primarily from $37 million of incremental research and development expenses incurred in connection with the Nuvo and Neuromed license arrangements entered into by our Pharmaceuticals segment and increased spending in our Medical Devices segment. As a percentage of our net sales, research and development expenses were 4.1% for fiscal 2009, compared with 3.4% for fiscal 2008.

In-process research and development charges—During fiscal 2009, our Medical Devices segment recorded a charge of $59 million for the write-off of in-process research and development associated with the acquisition of VNUS. The $59 million in-process research and development charge is related to an alternative minimally invasive device for the treatment of varicose veins and venus reflux that VNUS is developing, which has not yet received regulatory approval. As of the date of acquisition, this technology was not considered to be technologically feasible or to have any alternative future use. Design, testing, clinical trials and regulatory submission are required in order to bring the project to completion. If the device receives regulatory approval, we anticipate that it will occur in fiscal 2013 and be released to the market shortly thereafter. Management determined the valuation of the in-process research and development using, among other factors, appraisals. The value was based primarily on the discounted cash flow method and was discounted at a 31% rate, which was considered commensurate with the project’s risks and stage of development. Future residual cash flows that could be generated from the project were determined based upon management’s estimate of future revenue and expected profitability of the project and technology involved. These projected cash flows were then discounted to their present values taking into account management’s estimate of future expenses that would be necessary to bring the project to completion. We can not assure that the underlying assumptions used to prepare the discounted cash flow analysis will prove to be accurate or that the timely completion of the project to commercial success will occur. Actual results may differ from our estimates due to the inherent uncertainties associated with research and development projects. In addition to this charge, during fiscal 2009, our Medical Devices segment recorded charges of $56 million for the write-off of in-process research and development, of which $36 million was associated with the acquisition of PMI and $20 million with the acquisition of intellectual property.

During fiscal 2008, our Medical Devices segment recorded a charge of $12 million for the write-off of in-process research and development associated with the acquisition of Scandius. In addition to this charge, our Medical Devices and Pharmaceuticals segments recorded in-process research and development charges totaling $10 million in connection with two smaller acquisitions. These above in-process research and development charges related to the development of second-generation technology that had not yet obtained regulatory approval.

Restructuring charges—During fiscal 2009, we recorded restructuring charges of $61 million, comprised of restructuring charges of $66 million, partially offset by changes in estimates of $5 million. The $66 million of restructuring charges includes asset impairment charges of $12 million primarily related to the write-down of long-lived assets of a manufacturing facility within our Pharmaceutical segment, which will be closed as a result of cost savings initiatives. The remaining charges and changes in estimates primarily relate to severance costs across all segments and corporate.

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During fiscal 2008, we recorded restructuring charges of $77 million, which is comprised of restructuring charges of $83 million, partially offset by changes in estimates of $6 million. The $83 million of restructuring charges includes asset impairment charges of $18 million primarily related to the write-down of long-lived assets of a manufacturing facility within our Medical Devices segment, which has been closed as a result of cost savings initiatives. The remaining charges and changes in estimates primarily relate to workforce reductions also within Medical Devices.

Class action and shareholder settlements, net of insurance recoveries—In March 2009, Tyco International reached agreements with the State of Colorado and Franklin Investment Advisors, pursuant to which Tyco International agreed to pay approximately $19 million and $42 million, respectively, to settle these cases. During fiscal 2009, we recorded charges of $26 million for our portion of these settlements in accordance with the sharing percentages included in the Separation and Distribution Agreement. As a result of these and other recent settlements, the reserves for unresolved legacy Tyco International-related securities matters were reassessed and the best estimate for probable loss was determined to be $375 million. During fiscal 2009, we recorded an additional charge of $157 million for our portion of the estimated cost to settle these unresolved matters in accordance with the sharing percentages included in the Separation and Distribution Agreement. During fiscal 2009, Tyco International agreed to settle with five of the remaining plaintiffs that had opted-out of the class action settlement and with plaintiffs who had brought Employee Retirement Income Security Act related claims for a total of $269 million. In accordance with the sharing percentages included in the Separation and Distribution Agreement, our share of these settlements is $113 million, which was within the range of loss previously provided.

During fiscal 2008, Tyco International paid $109 million to settle two of the remaining cases. These payments were subject to the sharing percentages included in the Separation and Distribution Agreement. Accordingly, during the fiscal 2008, we recorded a charge of $46 million for the payment of our portion of these settlements to Tyco International.

In November 2008, Tyco International signed definitive agreements to settle three additional cases. These agreements called for Tyco International to make payments totaling $28 million. These payments were also subject to the sharing percentages included in the Separation and Distribution Agreement. Accordingly, in fiscal 2008, we recorded an additional charge of $12 million for our portion of these settlements.

During fiscal 2008, Tyco International received insurance recoveries totaling $38 million related to the class action settlement discussed above. Tyco International in turn paid us $16 million for our portion of the recoveries in accordance with the sharing percentages included in the Separation and Distribution Agreement.

Operating income—In fiscal 2009, operating income decreased $195 million to $1.806 billion, compared with $2.001 billion in fiscal 2008. The decrease in operating income in fiscal 2009 was primarily due a $181 million increase in research and development expenditures resulting primarily from the acquisitions of VNUS and PMI and the Nuvo and Neuromed license arrangements, a $141 million increase in net shareholder settlements, increased legal costs, $127 million of which related to three anti-trust cases, and an $82 million increase in estimated environmental remediation costs, primarily related to a site located in Orrington, Maine, partially offset by higher sales and increased gross profit.

Interest Expense and Interest Income—During fiscal 2009 and 2008, interest expense was $175 million and $209 million, respectively. The decrease in interest expense for fiscal 2009, compared with fiscal 2008, resulted from a decrease in our average outstanding debt balances. During fiscal 2009 and 2008, interest income was $25 million and $44 million, respectively.

Other Income (Expense), net—Other income, net of $145 million for fiscal 2009 includes income of $148 million and a corresponding increase to our receivable from Tyco International and Tyco Electronics, which reflects 58% of interest and other income tax payable amounts recorded during fiscal 2009 that will be covered

2009 Irish Statutory Accounts	10

under the Tax Sharing Agreement. The $148 million includes income of $107 million which represents the effect of Tyco International’s settlement of certain outstanding tax matters with the IRS on our receivable from Tyco International and Tyco Electronics.

Other income, net of $199 million for fiscal 2008 includes income of $214 million and a corresponding increase to our receivable from Tyco International and Tyco Electronics. The $214 million includes $231 million ($0.46 for both basic and diluted earnings per share) which represents the indirect effect of changes to our accounting for uncertain income tax positions discussed in “Recently Adopted Accounting Pronouncements” included in the notes to the consolidated financial statements. Other income, net for fiscal 2008 also includes income of $21 million related to an increase in our receivable from Tyco International and Tyco Electronics in accordance with the Tax Sharing Agreement, primarily related to interest. These amounts are partially offset by adjustments to certain pre-separation tax contingencies and an audit settlement, which resulted in a $38 million decrease to our receivable from Tyco International and Tyco Electronics and a corresponding charge to other expense.

Income Tax Expense—Income tax expense was $930 million and $498 million on income from continuing operations before income taxes of $1.801 billion and $2.035 billion for fiscal 2009 and 2008, respectively. Our effective tax rate was 51.6% for fiscal 2009 compared with 24.5% for fiscal 2008.

The increase in the effective tax rate for fiscal 2009, compared with fiscal 2008, resulted from the effect of Tyco International’s settlement with the IRS of certain outstanding tax matters within the 2001 through 2004 audit cycle and withholding tax incurred on repatriated earnings. We, together with Tyco International and Tyco Electronics have significant potential tax liabilities related to periods prior to the separation from Tyco International. Under the Tax Sharing Agreement, Tyco International has the right to administer, control and settle all U.S. income tax audits for periods prior to and including June 29, 2007. The timing, nature and amount of any settlement agreed to by Tyco International may not be in our best interests. In September 2009, Tyco International agreed to a negotiated settlement of certain matters within the 2001 through 2004 audit cycle, although the cycle remains open and subject to examination and resolution. This settlement, which includes interest, will result in a payment by us of approximately $205 million to the IRS, offset by a receivable of $107 million from Tyco International and Tyco Electronics under the Tax Sharing Agreement. This settlement should not be considered an indication of the likely outcome of any other tax contingency identified by the Company. In addition, during fiscal 2009, we provided for U.S. and non-U.S. income taxes and a 5% withholding tax in the amount of $167 million on earnings that were repatriated in connection with the implementation of our tax planning strategies. The increase in the effective tax rate for fiscal 2009 was also due to the write-off of a previously recognized $60 million deferred tax asset related to our Specialty Chemicals business and $141 million of incremental net shareholder settlement charges and $93 million of incremental in-process research and development charges, for which no tax benefit was recorded.

Discontinued Operations—During fiscal 2008, we sold our Retail Products segment and our European Incontinence Products business within the Medical Supplies segment because their products and customer bases were not aligned with our long-term strategic objectives.

During fiscal 2008, we sold our Retail Products segment for gross cash proceeds of $330 million, subject to working capital adjustments. Deal costs and other adjustments resulted in net cash proceeds of $308 million, which was used to repay a portion of the outstanding borrowings under our revolving credit facility. During fiscal 2008, we recorded a $111 million pre-tax loss on sale from discontinued operations related to our Retail Products segment, which included charges totaling $75 million recorded during the first six months of fiscal 2008, to write down the business to its fair value less cost to sell. Fair value used for the impairment assessment was based on the sale agreement. The loss on sale was adjusted in fiscal 2009 because of the receipt of contingent payments and net proceeds from the sale of a Retail Products facility totaling $12 million.

During fiscal 2008, we also sold our European Incontinence business. As a condition of the sale, we were required to contribute cash of $43 million into the business prior to the closing of the transaction. During fiscal

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2008, we recorded a $75 million pre-tax loss on sale from discontinued operations related to our European Incontinence business, which includes charges totaling $23 million recorded during the first six months of fiscal 2008, to write down the business to its fair value less costs to sell. Fair value used for the impairment assessment was based on the sale agreement.

Change in Plan of Sale—During fiscal 2008, we decided to sell our Specialty Chemical business within the Pharmaceuticals segment because its products and customer base were not aligned with our long-term strategic objectives. The Specialty Chemicals business had been classified as held for sale and the results of its activities reflected within discontinued operations. During the fourth quarter of fiscal 2009, we ceased efforts to market this business given market conditions existing at the time. As a result, the Specialty Chemicals business no longer met the held for sale and discontinued operations criteria and, accordingly, was reclassified from held for sale to held and used and from discontinued operations to continuing operations for all periods presented. During the fourth quarter of fiscal 2009, we recorded $18 million of incremental depreciation and amortization expense relating to the period from the first quarter of fiscal 2008 through the third quarter of fiscal 2009 when the Specialty Chemicals business was classified as held for sale. In addition, as discussed under “Income Tax Expense” we recorded a charge of $60 million for the write-off of a previously recognized deferred tax asset resulting from the reclassification of this business to continuing operations.

Principal Risks and Uncertainties

You should carefully consider the risks described below before investing in our publicly traded securities. The risks described below are not the only ones facing us. Our business is also subject to the risks that affect many other companies, such as competition, technological obsolescence, labor relations, general economic conditions, geopolitical events and international operations. Additional risks not currently known to us or that we currently believe are immaterial also may impair our business, operations, financial condition and liquidity.

Risks Relating to Our Business

We face the following risks in connection with the general conditions and trends of the industries in which we operate.

We may be unable to effectively introduce and market new products or may fail to keep pace with advances in technology.

The healthcare industry is characterized by continuous technological change, resulting in changing customer preferences and requirements. The success of our business depends on our ability to introduce new products and adapt to these changing technologies and customer demands. The success of new product development depends on many factors, including our ability to anticipate and satisfy customer needs, obtain regulatory and reimbursement approvals on a timely basis, develop and manufacture products in a cost-effective and timely manner, maintain advantageous positions with respect to intellectual property and differentiate our products from those of our competitors. To compete successfully in the marketplace, we must make substantial investments in new product development whether internally or externally through licensing or acquisitions. Our failure to introduce new and innovative products in a timely manner would have an adverse effect on our business, results of operations, financial condition and cash flows.

Even if we are able to develop, manufacture and obtain regulatory and reimbursement approvals for our new products, the success of those products depends on market acceptance. Market acceptance for our new products could be affected by several factors, including:

•	the availability of alternative products from our competitors;

•	the price of our products relative to that of our competitors;

•	the timing of our market entry; and

•	our ability to market and distribute our products effectively.

2009 Irish Statutory Accounts	12

Sales of our products are affected by the reimbursement practices of a small number of large public and private insurers.

Sales of our products depend, in part, on the extent to which the costs of our products are reimbursed by governmental health administration authorities, private health coverage insurers and other third-party payors. Our potential customers’ ability to obtain appropriate reimbursement for products and services from these third-party payors affects the selection of products they purchase and the prices they are willing to pay. In addition, demand for new products may be limited unless we obtain reimbursement approval from governmental and private third-party payors prior to introduction. Reimbursement criteria vary by country, are becoming increasingly stringent and require management expertise and significant attention to obtain and maintain qualification for reimbursement.

Major third-party payors for healthcare services both within and outside of the United States continue to work to contain costs through, among other things, the introduction of cost containment incentives and closer scrutiny of healthcare expenditures. Recently, President Obama and members of Congress have proposed significant reforms to the U.S. healthcare system. The Obama administration’s fiscal year 2010 budget included proposals to limit Medicare payments, reduce drug spending and increase taxes. In addition, members of Congress have proposed a single-payer healthcare system, a government health insurance option to compete with private plans and other expanded public healthcare measures. We cannot predict what healthcare initiatives, if any, will be implemented, or the effect any future legislation or regulation will have on us. However, the implementation of healthcare reforms both within and outside of the United States may reduce the level at which reimbursement is provided and adversely affect demand for and profitability of our products. Legislative or administrative reforms to U.S. or non-U.S. reimbursement practices that significantly reduce or deny reimbursement for treatments using our products could adversely affect the acceptance of our products and the prices for which our customers are willing to pay and could have a material adverse effect on our business, results of operations, financial condition and cash flows.

If certain proposed healthcare reform legislative proposals are enacted into law, our business, financial condition, results of operations and cash flows could be significantly and adversely affected.

In 2009, both the U.S. Senate and House of Representatives passed healthcare reform legislation that includes provisions that would impose a fee or excise tax on certain medical devices. The proposals would apply to certain of our medical device and supply products. Because the House and Senate versions currently differ, both Houses of Congress must agree on a final version that would then be signed by the President. If either of these specific medical device proposals is enacted into law, our results of operations could be materially and adversely affected.

Cost-containment efforts of our customers, purchasing groups, third-party payors and governmental organizations could adversely affect our sales and profitability.

Many existing and potential customers for our products within the United States have become members of GPOs and IDNs, in an effort to reduce costs. GPOs and IDNs negotiate pricing arrangements with healthcare product manufacturers and distributors and offer the negotiated prices to affiliated hospitals and other members. GPOs and IDNs typically award contracts on a category-by-category basis through a competitive bidding process. Bids are generally solicited from multiple manufacturers with the intention of driving down pricing. Due to the highly competitive nature of the GPO and IDN contracting processes, we may not be able to obtain or maintain contract positions with major GPOs and IDNs across our product portfolio.

Furthermore, the increasing leverage of organized buying groups may reduce market prices for our products, thereby reducing our profitability.

While having a contract with a GPO or IDN for a given product category can facilitate sales to members of that GPO or IDN, such contract position can offer no assurance that sales volumes of those products will be

13	2009 Irish Statutory Accounts

maintained. GPOs and IDNs increasingly are awarding contracts to multiple suppliers for the same product category. Even when we are the sole contracted supplier of a GPO or IDN for a certain product category, members of the GPO or IDN generally are free to purchase from other suppliers. Furthermore, GPO and IDN contracts typically are terminable without cause upon 60 to 90 days’ notice. Accordingly, although we have multiple contracts with many major GPOs and IDNs, the members of such groups may choose to purchase from our competitors due to the price or quality offered by such competitors, which could result in a decline in our sales and profitability.

Distributors of our products also have begun to negotiate terms of sale more aggressively to increase their profitability. Failure to negotiate distribution arrangements having advantageous pricing and other terms of sale could cause us to lose market share and would adversely affect our business, results of operations, financial condition and cash flows.

Outside the United States, we have experienced pricing pressure from centralized governmental healthcare authorities and increased efforts by such authorities to lower healthcare costs. We frequently are required to engage in competitive bidding for the sale of our products to governmental purchasing agents. Our failure to offer acceptable prices to these customers could adversely affect our sales and profitability in these markets.

We may be unable to protect our intellectual property rights or may infringe on the intellectual property rights of others.

We rely on a combination of patents, trademarks, trade secrets and nondisclosure agreements to protect our proprietary intellectual property. Our efforts to protect our intellectual property and proprietary rights may not be sufficient. We cannot assure you that our pending patent applications will result in the issuance of patents to us, that patents issued to or licensed by us in the past or in the future will not be challenged or circumvented by competitors or that these patents will be found to be valid or sufficiently broad to preclude our competitors from introducing technologies similar to those covered by our patents and patent applications. In addition, our ability to enforce and protect our intellectual property rights may be limited in certain countries outside the United States, which could make it easier for competitors to capture market position in such countries by utilizing technologies that are similar to those developed or licensed by us. Competitors also may harm our sales by designing products that mirror the capabilities of our products or technology without infringing our intellectual property rights. If we do not obtain sufficient protection for our intellectual property, or if we are unable to effectively enforce our intellectual property rights, our competitiveness could be impaired, which would limit our growth and future revenue.

We operate in an industry characterized by extensive patent litigation. Patent litigation is costly to defend and can result in significant damage awards, including treble damages under certain circumstances, and injunctions that could prevent the manufacture and sale of affected products or force us to make significant royalty payments in order to continue selling the affected products. At any given time, we are involved as either a plaintiff or a defendant in a number of patent infringement actions, the outcomes of which may not be known for prolonged periods of time. We can expect to face additional claims of patent infringement in the future. A successful claim of patent or other intellectual property infringement against us could adversely affect our business, results of operations, financial condition and cash flows.

We are subject to complex and costly regulation.

Our products are subject to regulation by the FDA and other national, supranational, federal and state governmental authorities. It can be costly and time-consuming to obtain regulatory approvals to market a medical device or pharmaceutical product. Approvals might not be granted for new devices or drugs on a timely basis, if at all. Regulations are subject to change as a result of legislative, administrative or judicial action, which may further increase our costs or reduce sales. Our failure to maintain approvals or obtain approval for new products could adversely affect our business, results of operations, financial condition and cash flows.

2009 Irish Statutory Accounts	14

We also rely on licenses from the DEA to purchase raw materials used in many of our pharmaceutical products and to manufacture and distribute such products. Our failure to maintain these licenses could adversely affect our pharmaceuticals business.

In addition, we are subject to regulations covering manufacturing practices, product labeling and advertising and adverse-event reporting that apply after we have obtained approval to sell a product. Many of our facilities and procedures and those of our suppliers are subject to ongoing oversight, including periodic inspection by governmental authorities. Compliance with production, safety, quality control and quality assurance regulations is costly and time-consuming.

Our manufacturing facilities and those of our suppliers could be subject to significant adverse regulatory actions in the future. These actions could include warning letters, fines, injunctions, civil penalties, recalls, seizures of our products and criminal prosecution. Possible consequences of such actions could include:

•	substantial modifications to our business practices and operations;

•	a total or partial shutdown of production in one or more of our facilities while we remediate the alleged violation;

•	the inability to obtain future pre-market clearances or approvals; and

•	withdrawals or suspensions of current products from the market.

Any of these events, in combination or individually, could disrupt our business and adversely affect our business, results of operations, financial condition and cash flows.

The manufacture of our products is highly exacting and complex, and our business could suffer if we or our suppliers encounter manufacturing problems.

The manufacture of our products is highly exacting and complex, due in part to strict regulatory requirements. Problems may arise during manufacturing for a variety of reasons including equipment malfunction, failure to follow specific protocols and procedures, defective raw materials and environmental factors. If problems arise during the production of a batch of product, that entire batch of product may have to be discarded. These problems could lead to increased costs, lost revenue, damage to customer relationships, time and expense spent investigating the cause and, depending on the cause, similar losses with respect to other products. If problems are not discovered before the product is released to the market, we also could incur recall and product liability costs. Significant manufacturing problems could have a material adverse effect on our business, results of operations, financial condition and cash flows.

Defects or failures associated with our products could lead to recalls or safety alerts and negative publicity.

Manufacturing flaws, component failures, design defects, off-label uses or inadequate disclosure of product-related information could result in an unsafe condition or the injury or death of a patient. These problems could lead to a recall of, or issuance of a safety alert relating to, our products and result in significant costs and negative publicity. Due to the strong name recognition of our brands, an adverse event involving one of our products could result in reduced market acceptance and demand for all products within that brand, and could harm our reputation and our ability to market our products in the future. In some circumstances, adverse events arising from or associated with the design, manufacture or marketing of our products could result in the suspension or delay of regulatory reviews of our applications for new product approvals. We also may undertake voluntarily to recall products or temporarily shut down production lines based on internal safety and quality monitoring and testing data. Any of the foregoing problems could disrupt our business and have a material adverse effect on our business, results of operations, financial condition and cash flows.

15	2009 Irish Statutory Accounts

We may incur product liability losses and other litigation liability.

In the ordinary course of business, we are subject to product liability claims and lawsuits, including potential class actions, alleging that our products have resulted or could result in an unsafe condition or injury. Any product liability claim brought against us, with or without merit, could be costly to defend and could result in an increase of our insurance premiums. Some claims brought against us might not be covered by our insurance policies. In addition, we have significant self-insured retention amounts which we would have to pay in full before obtaining any insurance proceeds to satisfy a judgment or settlement. Furthermore, even where the claim is covered by our insurance, our insurance coverage might be inadequate and we would have to pay the amount of any settlement or judgment that is in excess of our policy limits. We may not be able to obtain insurance on terms acceptable to us or at all since insurance varies in cost and can be difficult to obtain. Our failure to maintain adequate insurance coverage or successfully defend against product liability claims could have a material adverse effect on our business, results of operations, financial condition and cash flows.

We are subject to antitrust claims and lawsuits in which competitors allege that we use our market position to exclude competitors from certain markets and to prevent customers from purchasing the competitors’ products. We also are subject to consumer antitrust class action lawsuits in which the putative class representatives, on behalf of themselves and other customers, seek to recover overcharges they allege that they paid for certain products. Any antitrust claim brought against us, with or without merit, could be costly to defend and could result in significant damages against us.

An interruption in our ability to manufacture our products or an inability to obtain key components or raw materials may adversely affect our business.

Many of our key products are manufactured at single locations, with limited alternate facilities. If an event occurs that results in damage to one or more of our facilities, we may be unable to manufacture the relevant products at previous levels or at all. In addition, for reasons of quality assurance or cost effectiveness, we purchase certain components and raw materials from sole suppliers. Due to the stringent regulations and requirements of the FDA and other similar non-U.S. regulatory agencies regarding the manufacture of our products, we may not be able to quickly establish additional or replacement sources for certain components or materials. A reduction or interruption in manufacturing, or an inability to secure alternative sources of raw materials or components, could have a material adverse effect on our business, results of operations, financial condition and cash flows.

We may experience higher costs to produce our products as a result of changes in prices for oil, gas and other commodities.

We use resins, other petroleum-based materials and pulp as raw materials in many of our products. Prices of oil and gas also significantly affect our costs for freight and utilities. Oil, gas and pulp prices are volatile and may increase, resulting in higher costs to produce and distribute our products. Due to the highly competitive nature of the healthcare industry and the cost-containment efforts of our customers and third party payors, we may be unable to pass along cost increases through higher prices. If we are unable fully to recover these costs through price increases or offset these increases through other cost reductions, we could experience lower margins and profitability and our business, results of operations, financial condition and cash flows could be materially and adversely affected.

Divestitures of some of our businesses or product lines may materially adversely affect our business, results of operations and financial condition.

We continue to evaluate the performance of all of our businesses and may sell a business or product line. Any divestitures may result in significant write-offs, including those related to goodwill and other intangible assets, which could have a material adverse effect on our business, results of operations and financial condition.

2009 Irish Statutory Accounts	16

Divestitures could involve additional risks, including difficulties in the separation of operations, services, products and personnel, the diversion of management’s attention from other business concerns, the disruption of our business and the potential loss of key employees. We may not be successful in managing these or any other significant risks that we encounter in divesting a business or product line.

We may not be successful in our strategic acquisitions of, investments in or alliances with other companies and businesses, and acquisitions could require us to issue additional debt or equity.

We may pursue acquisitions of complementary businesses, technology licensing arrangements and strategic alliances to expand our product offerings and geographic presence as part of our business strategy. We may not complete these transactions in a timely manner, on a cost-effective basis, or at all, and we may not realize the expected benefits of any acquisition, license arrangement or strategic alliance. Other companies may compete with us for these strategic opportunities. Even if we are successful in making an acquisition, the products and technologies that we acquire may not be successful or may require significantly greater resources and investments than we originally anticipated. We also could experience negative effects on our results of operations and financial condition from acquisition-related charges, amortization of intangible assets and asset impairment charges. These effects, individually or in the aggregate, could cause a deterioration of our credit rating and result in increased borrowing costs and interest expense. We could experience difficulties in integrating geographically separated organizations, systems and facilities, and personnel with diverse backgrounds. Integration of an acquired business also may require management resources that otherwise would be available for development of our existing business. If an acquired business fails to operate as anticipated or cannot be successfully integrated with our existing business, our business, results of operations, financial condition and cash flows could be materially and adversely affected.

In connection with acquisitions, we may incur or assume significant debt and unknown or contingent liabilities, such as environmental remediation expense, products liability, patent infringement claims or other unknown liabilities. Financing for acquisitions could decrease our ratio of earnings to fixed charges and adversely affect our borrowing capacity. Furthermore, acquisition financing may not be available to us on acceptable terms if and when required. If we were to undertake an acquisition by issuing equity securities, the acquisition could have a dilutive effect on the interests of the holders of our shares.

We face significant competition and may not be able to compete effectively.

We compete with many companies ranging from other multinationals to start-up companies. Competition takes many forms, including price reductions on products that are comparable to our own, development of new products that are more cost-effective or have superior performance than our current products, and the introduction of generic versions when our proprietary products lose their patent protection. Our current or future products could be rendered obsolete or uneconomic as a result of this competition. Our failure to compete effectively could cause us to lose market share to our competitors and have a material adverse effect on our business, results of operations, financial condition and cash flows.

We also face competition for marketing, distribution and collaborative development agreements, for establishing relationships with academic and research institutions, and for licenses to intellectual property. In addition, academic institutions, governmental agencies and other public and private research organizations also may conduct research, seek patent protection and establish collaborative arrangements for discovery, research, clinical development and marketing of products similar to ours. These companies and institutions compete with us in recruiting and retaining qualified scientific and management personnel as well as in acquiring necessary product technologies.

17	2009 Irish Statutory Accounts

We are subject to risks associated with doing business outside of the United States.

Our operations outside of the United States are subject to risks that are inherent in conducting business under non-U.S. laws, regulations and customs. Sales outside of the United States made up approximately 42% of our net sales in fiscal 2009 and we expect that non-U.S. sales will contribute significantly to future growth. The risks associated with our operations outside the United States include:

•	changes in non-U.S. medical reimbursement policies and programs;

•	multiple non-U.S. regulatory requirements that are subject to change and that could restrict our ability to manufacture and sell our products;

•	possible failure to comply with anti-bribery laws such as the FCPA and similar anti-bribery laws in other jurisdictions;

•	different local product preferences and product requirements;

•	trade protection measures and import or export licensing requirements;

•	difficulty in establishing, staffing and managing non-U.S. operations;

•	different labor regulations;

•	changes in environmental, health and safety laws;

•	potentially negative consequences from changes in or interpretations of tax laws;

•	political instability and actual or anticipated military or political conflicts;

•	economic instability and inflation, recession or interest rate fluctuations; and

•	minimal or diminished protection of intellectual property in some countries.

These risks, individually or in aggregate, could have a material adverse effect on our business, results of operations, financial condition and cash flows.

Foreign currency exchange rates may adversely affect our results.

We are exposed to a variety of market risks, including the effects of changes in foreign currency exchange rates. Approximately 42% of our net sales for fiscal 2009 were derived from sales in non-U.S. markets, and we expect sales from non-U.S. markets to continue to represent a significant portion of our net sales. Therefore, if the U.S. dollar strengthens in relation to the currencies of other countries where we sell our products, such as the euro, our U.S. dollar reported revenue and income will decrease. Changes in the relative values of currencies occur regularly and, in some instances, may have a significant effect on our operating results.

Most of our customer relationships outside of the United States are with governmental entities and we could be adversely affected by violations of the U.S. Foreign Corrupt Practices Act and similar worldwide anti-bribery laws in non-U.S. jurisdictions.

The FCPA and similar worldwide anti-bribery laws in non-U.S. jurisdictions generally prohibit companies and their intermediaries from making improper payments to non-U.S. officials for the purpose of obtaining or retaining business. Because of the predominance of government-sponsored healthcare systems around the world, most of our customer relationships outside of the United States are with governmental entities and are therefore subject to such anti-bribery laws. Our policies mandate compliance with these anti-bribery laws. We operate in many parts of the world that have experienced governmental corruption to some degree, and in certain circumstances strict compliance with anti-bribery laws may conflict with local customs and practices. Despite our training and compliance programs, our internal control policies and procedures may not always protect us from reckless or criminal acts committed by our employees or agents. As noted in the Legal Proceedings

2009 Irish Statutory Accounts	18

discussion in Part I, Item 3 of this annual report, we and Tyco International have disclosed to the Department of Justice (DOJ) and SEC potential non-compliance with the FCPA, including by subsidiaries which are now a part of Covidien. Violations of these laws, or allegations of such violations, could disrupt our business and result in a material adverse effect on our results of operations, financial condition and cash flows.

We are subject to healthcare fraud and abuse regulations that could result in significant liability, require us to change our business practices and restrict our operations in the future.

We are subject to various federal, state and local laws targeting fraud and abuse in the healthcare industry, including anti-kickback and false claims laws. Violations of these laws are punishable by criminal or civil sanctions, including substantial fines, imprisonment and exclusion from participation in healthcare programs such as Medicare and Medicaid and health programs outside the United States. These laws and regulations are wide ranging and subject to changing interpretation and application, which could restrict our sales or marketing practices. Furthermore, since many of our customers rely on reimbursement from Medicare, Medicaid and other governmental programs to cover a substantial portion of their expenditures, our exclusion from such programs as a result of a violation of these laws could have a material adverse effect on our business, results of operations, financial condition and cash flows.

Our operations expose us to the risk of material environmental liabilities, litigation and violations.

We are subject to numerous federal, state, local and non-U.S. environmental protection and health and safety laws governing, among other things:

•	the generation, storage, use and transportation of hazardous materials;

•	emissions or discharges of substances into the environment;

•	investigation and remediation of hazardous substances or materials at various sites; and

•	the health and safety of our employees.

We may not have been, or we may not at all times be, in compliance with environmental and health and safety laws. If we violate these laws, we could be fined, criminally charged or otherwise sanctioned by regulators. Environmental laws outside of the United States are becoming more stringent resulting in increased costs and compliance burdens.

Certain environmental laws assess liability on current or previous owners or operators of real property for the costs of investigation, removal or remediation of hazardous substances or materials at their properties or at properties at which they have disposed of hazardous substances. Liability for investigative, removal and remedial costs under certain federal and state laws are retroactive, strict and joint and several. In addition to cleanup actions brought by governmental authorities, private parties could bring personal injury or other claims due to the presence of, or exposure to, hazardous substances. We have received notification from the U.S. Environmental Protection Agency (EPA) and similar state environmental agencies that conditions at a number of formerly owned sites where we and others have disposed of hazardous substances require investigation, cleanup and other possible remedial action and may require that we reimburse the government or otherwise pay for the costs of investigation and remediation and for natural resource damage claims from such sites.

While we have budgeted for future capital and operating expenditures to maintain compliance with environmental laws, our costs of complying with current or future environmental protection and health and safety laws, or our liabilities arising from past or future releases of, or exposures to, hazardous substances may exceed our estimates or adversely affect our business, results of operations, financial condition and cash flows. We may also be subject to additional environmental claims for personal injury or cleanup in the future based on our past, present or future business activities.

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The volatility and disruption of the capital and credit markets and adverse changes in the global economy may negatively impact our business and our ability to access financing.

We have exposure to many different industries and counterparties, including commercial banks, investment banks, customers (which include distributors, governments and healthcare organizations) and customers who are dependent upon governmental entities to provide funding to pay for our products that could experience liquidity issues pending different economic and market environments. Any such issues may impact these parties’ ability to fulfill contractual obligations to us or might limit or place burdensome conditions upon future transactions with us. Customers may also reduce spending during times of economic uncertainty, and it is possible that suppliers may be negatively impacted. Decreased consumer spending levels, increased difficulty in collecting accounts receivable and increased pressure on prices for our products and services could all result in decreased revenues and have a material adverse effect on our business, results of operations, financial condition and cash flows.

In addition, although we intend to finance expansion and renovation projects with existing cash, cash flow from operations and borrowing under our existing commercial paper program or senior credit facility, we may require additional financing to support our continued growth. Uncertainties in the capital and credit markets, however, could limit our access to capital on terms acceptable to us or at all.

Further, general economic conditions could result in severe downward pressure on the stock and credit markets, which could reduce the return available on invested corporate cash, reduce the return on investments under pension plans and thereby potentially increase funding obligations, all of which, if severe and sustained, could have a material adverse effect on our results of operations, financial condition and cash flows.

Risks Relating to Our Separation from Tyco International

We are responsible for a portion of Tyco International’s contingent and other corporate liabilities.

On June 29, 2007, we entered into a Separation and Distribution Agreement and a Tax Sharing Agreement with Tyco International and Tyco Electronics. Under the Separation and Distribution Agreement and other agreements, subject to certain exceptions contained in the Tax Sharing Agreement, we, Tyco International and Tyco Electronics have agreed to assume and be responsible for 42%, 27% and 31%, respectively, of certain of Tyco International’s contingent and other corporate liabilities. All costs and expenses associated with the management of these contingent and other corporate liabilities are shared equally among the parties. These contingent and other corporate liabilities primarily relate to consolidated securities litigation, any actions with respect to the separation plan or the distribution of Covidien and Tyco Electronics common shares by Tyco International to its shareholders brought by any third party and tax liabilities for periods prior to and including the distribution date, June 29, 2007. For more information on the contingent tax liabilities, see the risk factors relating to such liabilities below. Contingent and other corporate liabilities do not include liabilities that are specifically related to one of the three separated companies, which are allocated 100% to the relevant company.

If any party responsible for such liabilities were to default in its payment, when due, of any of these assumed obligations, each non-defaulting party would be required to pay equally with any other non-defaulting party the amounts in default. Accordingly, under certain circumstances, we may be obligated to pay amounts in excess of our agreed-upon share of the assumed obligations related to such contingent and other corporate liabilities, including associated costs and expenses.

An adverse outcome of unresolved liabilities for which we will assume joint and several liability under the Separation and Distribution Agreement could be material with respect to our results of operations and cash flows in any given reporting period. Furthermore, Tyco International has the right to control the defense and settlement of outstanding litigation, subject to certain limitations. The timing, nature and amount of any settlement may not be in our best interests. Also, in the event of any subsequent settlement, we may have limited notice before we would be required to pay our portion of the settlement amount.

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We share responsibility for certain of our, Tyco International’s and Tyco Electronics’ income tax liabilities for tax periods prior to and including June 29, 2007.

Under the Tax Sharing Agreement, we share responsibility for certain of our, Tyco International’s and Tyco Electronics’ income tax liabilities based on a sharing formula for periods prior to and including June 29, 2007. More specifically, we, Tyco International and Tyco Electronics share 42%, 27% and 31%, respectively, of U.S. income tax liabilities that arise from adjustments made by tax authorities to our, Tyco International’s and Tyco Electronics’ U.S. income tax returns, certain income tax liabilities arising from adjustments made by tax authorities to intercompany transactions or similar adjustments, and certain taxes attributable to internal transactions undertaken in anticipation of the separation. All costs and expenses associated with the management of these shared tax liabilities will be shared equally among the parties. We are responsible for all of our own taxes that are not shared pursuant to the Tax Sharing Agreement’s sharing formula.

All the tax liabilities of Tyco International associated with our businesses became our tax liabilities following the separation. Although we share certain of these tax liabilities with Tyco International and Tyco Electronics pursuant to the Tax Sharing Agreement, we are primarily liable for all of these liabilities. Accordingly, if Tyco International and Tyco Electronics default on their obligations to us under the Tax Sharing Agreement, we would be liable for the entire amount of these liabilities.

If any party to the Tax Sharing Agreement were to default in its obligation to another party to pay its share of the distribution taxes that arise as a result of no party’s fault, each non-defaulting party would be required to pay, equally with any other non-defaulting party, the amounts in default. In addition, if another party to the Tax Sharing Agreement that is responsible for all or a portion of an income tax liability were to default in its payment of such liability to a taxing authority, we could be legally liable under applicable tax law for such liabilities and be required to make additional tax payments. Accordingly, under certain circumstances, we may be obligated to pay amounts in excess of our agreed upon share of our, Tyco International’s and Tyco Electronics’ tax liabilities.

Our, Tyco International’s and Tyco Electronics’ income tax returns are periodically examined by various tax authorities. In connection with such examinations, tax authorities, including the U.S. Internal Revenue Service (IRS), have proposed tax adjustments. Tyco International has appealed certain of the proposed tax adjustments and it is our understanding that Tyco International intends to vigorously defend its previously filed tax returns.

We provide reserves for potential payments of tax to various tax authorities related to uncertain tax positions and other issues. We adjust these liabilities as a result of changing facts and circumstances; however, due to the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from our current estimate of the tax liabilities. If our estimate of tax liabilities proves to be less than the ultimate assessment, we would incur an additional charge to expense. If payment of these amounts ultimately proves to be less than the recorded amounts, the reversal of the liabilities generally would result in tax benefits being recognized in the period when we determine the liabilities are no longer necessary.

Under the Tax Sharing Agreement, Tyco International has the right to administer, control and settle all U.S. income tax audits for periods prior to and including June 29, 2007. The timing, nature and amount of any settlement agreed to by Tyco International may not be in our best interests. Moreover, the other parties to the Tax Sharing Agreement will be able to remove Tyco International as the controlling party only under limited circumstances, including a change of control or bankruptcy of Tyco International, or by a majority vote of the parties. All other tax audits will be administered, controlled and settled by the party that would be responsible for paying the tax.

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One of our directors may have actual or potential conflicts of interest because of his ongoing employment by Tyco International.

One of our directors, Christopher J. Coughlin, is the Chief Financial Officer of Tyco International, a position that could create, or appear to create, potential conflicts of interest when our and Tyco International’s management and directors face decisions that could have different implications for us or Tyco International. For example, potential conflicts of interest could arise in connection with the resolution of any dispute between us and Tyco International regarding the terms of the Separation and Distribution Agreement and the Tax Sharing Agreement. In addition, Tyco International manages the ongoing shareholder litigation, subject to certain limitations, and could settle such litigation at a time, on terms or for an amount not in our best interest. Potential conflicts of interest could also arise if we and Tyco International enter into any commercial arrangements with each other in the future. We expect that Mr. Coughlin would recuse himself from any decisions and discussions relating to material matters between us and Tyco International.

If the distribution of Covidien and Tyco Electronics common shares by Tyco International to its shareholders or certain internal transactions undertaken in anticipation of the separation are determined to be taxable for U.S. federal income tax purposes, we could incur significant U.S. federal income tax liabilities.

Tyco International has received private letter rulings from the IRS regarding the U.S. federal income tax consequences of the distribution of Covidien and Tyco Electronics common shares by Tyco International to its shareholders, substantially to the effect that the distribution, except for cash received in lieu of a fractional share, of our shares and the Tyco Electronics common shares, will qualify as tax-free under Sections 368(a)(1)(D) and 355 of the Code. The private letter rulings also provided that certain internal transactions undertaken in anticipation of the separation would qualify for favorable treatment under the Code. In addition to obtaining the private letter rulings, Tyco International obtained opinions from the law firm of McDermott Will & Emery LLP confirming the tax-free status of the distribution and certain internal transactions. The private letter rulings and the opinions relied on certain facts and assumptions, and certain representations and undertakings, from us, Tyco Electronics and Tyco International regarding the past and future conduct of our respective businesses and other matters. Notwithstanding the private letter rulings and the opinions, the IRS could determine on audit that the distribution or the internal transactions should be treated as taxable transactions if it determines that any of these facts, assumptions, representations or undertakings are not correct or have been violated, or that the distributions should be taxable for other reasons, including as a result of significant changes in stock or asset ownership after the distribution. If the distribution ultimately is determined to be taxable, Tyco International would recognize a gain in an amount equal to the excess of the fair market value of our shares and Tyco Electronics common shares distributed to Tyco International shareholders on the distribution date over Tyco International’s tax basis in such common shares. Such gain, if recognized, generally would not be subject to U.S. federal income tax; however, we would incur significant U.S. federal income tax liabilities if it ultimately is determined that certain internal transactions undertaken in anticipation of the separation should be treated as taxable transactions.

In addition, under the terms of the Tax Sharing Agreement, in the event the distribution or the internal transactions were determined to be taxable and such determination was the result of actions taken after the distribution by us, Tyco International or Tyco Electronics, the party responsible for such failure would be responsible for all taxes imposed on us, Tyco International or Tyco Electronics as a result thereof. If such determination is not the result of actions taken after the distribution by us, Tyco International or Tyco Electronics, then we, Tyco International and Tyco Electronics would be responsible for 42%, 27% and 31%, respectively, of any taxes imposed on us, Tyco International or Tyco Electronics as a result of such determination. Such tax amounts could be significant. In the event that any party to the Tax Sharing Agreement defaults in its obligation to pay distribution taxes to another party that arise as a result of no party’s fault, each non-defaulting party would be responsible for an equal amount of the defaulting party’s obligation to make a payment to another party in respect of such other party’s taxes.

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Risks Relating to Our Jurisdiction of Incorporation

Legislative action in the United States could materially and adversely affect us.

Tax-Related Legislation

Legislative action may be taken by the U.S. Congress which, if ultimately enacted, could override tax treaties upon which we rely, which would adversely affect our effective tax rate and/or require us to take further action, at potentially significant expense, to seek to preserve our effective tax rate. In May 2009, President Obama’s administration announced proposed future tax legislation that could substantially modify the rules governing the U.S. taxation of certain non-U.S. affiliates. These potential changes include, but are not limited to limiting the deferral of U.S. taxation of certain foreign earnings; and modifying the deductibility or treaty benefit eligibility of payments made to certain non-U.S. related parties under selected U.S. income tax treaties. Many details of the proposal remain unknown, and any legislation enacting such modifications would require Congressional approval. We cannot predict the outcome of any specific legislative proposals. However, if any of these proposals are enacted into law, they could impact our effective tax rate. In addition, if proposals were enacted that had the effect of disregarding the Irish reorganization, limiting our ability as an Irish company to take advantage of tax treaties with the United States, we could incur additional tax expense and/or otherwise incur business detriment.

Legislation Relating to Governmental Contracts

Various U.S. federal and state legislative proposals that would deny governmental contracts to U.S. companies that move their corporate location abroad may affect us. We are unable to predict the likelihood that, or final form in which, any such proposed legislation might become law, the nature of regulations that may be promulgated under any future legislative enactments, or the effect such enactments and increased regulatory scrutiny may have on our business.

Irish law differs from the laws in effect in the United States and may afford less protection to holders of our securities.

It may not be possible to enforce court judgments obtained in the United States against us in Ireland based on the civil liability provisions of the U.S. federal or state securities laws. In addition, there is some uncertainty as to whether the courts of Ireland would recognize or enforce judgments of U.S. courts obtained against us or our directors or officers based on the civil liabilities provisions of the U.S. federal or state securities laws or hear actions against us or those persons based on those laws. We have been advised that the United States currently does not have a treaty with Ireland providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. Therefore, a final judgment for the payment of money rendered by any U.S. federal or state court based on civil liability, whether or not based solely on U.S. federal or state securities laws, would not automatically be enforceable in Ireland.

As an Irish company, Covidien plc is governed by the Irish Companies Acts, which differ in some material respects from laws generally applicable to U.S. corporations and shareholders, including, among others, differences relating to interested director and officer transactions and shareholder lawsuits. Likewise, the duties of directors and officers of an Irish company generally are owed to the company only. Shareholders of Irish companies generally do not have a personal right of action against directors or officers of the company and may exercise such rights of action on behalf of the company only in limited circumstances. Accordingly, holders of Covidien plc securities may have more difficulty protecting their interests than would holders of securities of a corporation incorporated in a jurisdiction of the United States.

We may not be able to maintain a competitive worldwide effective corporate tax rate.

While we believe that the Irish reorganization should improve our ability to maintain a competitive worldwide effective corporate tax rate, we cannot give any assurance as to what our effective tax rate will be because of, among other things, uncertainty regarding the tax policies of the jurisdictions where we operate. Our

23	2009 Irish Statutory Accounts

actual effective tax rate may vary from our expectation and that variance may be material. Additionally, the tax laws of Ireland and other jurisdictions could change in the future, and such changes could cause a material change in our effective tax rate.

Financial Risk Management

We have exposure to many different industries and counterparties, including commercial banks, investment banks, customers (which include distributors, governments and healthcare organizations) and customers who are dependent upon governmental entities to provide funding to pay for our products that could experience liquidity issues pending different economic and market environments. Any such issues may impact these parties’ ability to fulfill contractual obligations to us or might limit or place burdensome conditions upon future transactions with us. Customers may also reduce spending during times of economic uncertainty, and it is possible that suppliers may be negatively impacted. Decreased consumer spending levels, increased difficulty in collecting accounts receivable and increased pressure on prices for our products and services could all result in decreased revenues and have a material adverse effect on our business, results of operations, financial condition and cash flows.

We are also subject to market risk associated with changes in currency exchange rates, interest rates and commodity prices. In order to manage the volatility to our more significant market risks, we enter into derivative financial instruments such as forward currency exchange contracts. Foreign currency risk arises from our investments in affiliates and subsidiaries owned and operated in foreign countries. Such risk is also a result of transactions with customers in countries outside the United States. We use foreign currency exchange forward and option contracts on accounts and notes receivable, accounts payable, intercompany loan balances and forecasted transactions denominated in certain foreign currencies. Further details relating to the Company’s financial risks are disclosed in note 12 to the consolidated financial statements.

Research and Development

We are engaged in research and development in an effort to introduce new products, to enhance the effectiveness, ease of use, safety and reliability of our existing products, and to expand the applications for our products. Our research and development efforts include internal initiatives and those that use licensed or acquired technology. In addition, we evaluate for possible investment or acquisition developing technologies in areas where we have technological or marketing expertise. We are focused on developing technologies that will provide patients and healthcare providers with solutions that meet their clinical needs in treating medical conditions through less invasive procedures and in a cost-effective manner.

Research and development expense increased $88 million, or 25.1%, to $438 million in fiscal 2009, compared with $350 million in fiscal 2008. This increase resulted primarily from $37 million of incremental research and development expenses incurred in connection with the Nuvo and Neuromed license arrangements entered into by our Pharmaceuticals segment and increased spending in our Medical Devices segment. As a percentage of our net sales, research and development expenses were 4.1% for fiscal 2009, compared with 3.4% for fiscal 2008.

Acquisition of Own Shares

During fiscal 2009, we authorized a program to purchase up to $300 million of our ordinary shares to partially offset dilution related to equity compensation plans. Shares may be repurchased from time to time, based on market conditions. During fiscal 2009, we repurchased approximately 6 million ordinary shares (with a par value of $1.2 million), or 1.2% of outstanding shares, for $225 million under this program. We also repurchase shares from certain employees in order to satisfy employee tax withholding requirements in connection with the vesting of restricted shares and to settle certain option exercises. During fiscal 2009, an additional $7 million was spent to acquire shares in connection with such share-based awards. In fiscal 2009, prior to the reorganization discussed in note 1, we retired the 2.1 million shares (with a par value of $0.4 million)

2009 Irish Statutory Accounts	24

that Covidien Ltd. held in treasury, which represented 0.4% of outstanding shares. As of September 25, 2009, we had approximately 3.9 million shares (with a par value of $0.8 million) held in treasury, representing 0.8% of outstanding shares, with a value of $155 million. These amounts also represent the maximum amounts held during the year.

Dividends

Dividend payments were $322 million during fiscal 2009. On September 24, 2009, we increased our quarterly cash dividend from $0.16 per share to $0.18 per share. The dividend declared of $0.18 per share to shareholders of record on October 6, 2009, totaling $87 million, was paid on November 6, 2009. We expect that we will continue to pay dividends comparable to this increased amount to holders of our ordinary shares. The timing, declaration and payment of future dividends to holders of our ordinary shares, however, will depend upon many factors, including the statutory requirements of Irish law, our earnings and financial condition, the capital requirements of our businesses, industry practice and any other factors that are deemed relevant.

Likely Future Developments

We expect research and development expenditures associated with internal initiatives, as well as licensing or acquiring technology from third parties, to increase as we continue to make incremental investments in research and development. We intend to continue to invest in research and development and focus our internal and external investments in fields that we believe will offer the greatest potential for near and long-term growth. We are committed to investing in pharmaceutical pain management products and products that have a demonstrable clinical impact and value to the healthcare system. In addition, we plan to invest in areas in which we can benefit from our core competencies and global infrastructure.

During fiscal 2009, we undertook several portfolio initiatives, including acquisitions and divestitures of non-strategic businesses. We plan to reallocate the resources previously used to support the product lines that we exited to our faster-growing, higher-margin businesses in which we have or can develop a global competitive advantage. In fiscal 2010, we plan to continue analyzing our business portfolio, which may lead to the acquisition or divestiture of businesses.

Company Books of Account

The directors are responsible for ensuring that the Company keeps proper books of accounting records and appropriate accounting systems. To achieve this, the directors have appointed a Chief Financial Officer who makes regular reports to the Board of Directors and ensures compliance with the requirements of Section 202 of the Companies Act, 1990. The Company also has a Chief Accounting Officer and Controller, who works closely with the Chief Financial Officer and who makes regular reports to the Audit Committee of the Board of Directors. In addition, the head of the Company’s internal audit department and the Company’s Ombudsman each make regular reports to the Audit Committee regarding fraud and other financial-related irregularities. The Audit Committee, in turn, briefs the full Board of Directors on significant financial matters arising from reports of the Chief Financial Officer, the Chief Accounting Officer and Controller, the head of internal audit, the external auditor and the Ombudsman.

The books and accounting records of Covidien plc are maintained at the Company’s registered office at Cherrywood Business Park, Block G, First Floor, Loughlinstown, Co., Dublin, Ireland.

Important Events Since Year End

In November 2009, our Medical Devices segment acquired Aspect Medical Systems, Inc. (Aspect), a provider of brain monitoring technology, for approximately $210 million, net of cash and short-term investments acquired. This purchase price included the assumption of approximately $60 million of debt. The acquisition of Aspect broadens our product offerings and adds a brain monitoring technology to our product portfolio.

25	2009 Irish Statutory Accounts

In November 2009, we completed the sale of our Oxygen Therapy product line and in December 2009, we entered into a definitive agreement to sell our radiopharmacies in the United States, which is subject to customary closing conditions and is expected to close during the second quarter of fiscal 2010.

On January 8, 2010, we reached a settlement agreement pursuant to which the Company will pay the certified class $32.5 million to resolve all claims in the Natchitoches Parish Hospital Service District, et al. v. Tyco International, Ltd., et al. class action lawsuit filed against the Company on September 15, 2005 in the United States District Court for the District of Massachusetts. Accordingly, subsequent to the filing of the our Annual Report on Form 10-K, but prior to the issuance of these consolidated financial statements, we recorded a $32.5 million charge in selling, general and administrative expenses, which is reflected in fiscal 2009 in these consolidated financial statements. The district court has scheduled a settlement approval hearing for March 10, 2010.

In addition to the legal charge discussed above, subsequent to the filing of our Annual Report on Form 10-K, but prior to the issuance of these consolidated financial statements, we recorded other legal charges of $17.5 million, which are also reflected in selling, general and administrative expense in fiscal 2009 in these consolidated financial statements.

Directors

The present directors of the Company are listed in the table below and have served from the period June 4, 2009 through September 25, 2009 and since the year end.

Directors and Secretary’s Interests in Shares

No director, the secretary or any member of their immediate families had any interest in shares or debentures of any subsidiary. Directors’ remuneration is set forth in note 24 to the consolidated financial statements. The interests of the directors and company secretary in the ordinary share capital of Covidien plc at the end of year and at June 4, 2009, the date they first became directors and secretary, are presented in the table below. Eric C. Green, John W. Kapples, John H. Masterson and Donald E. Whitt served as directors from January 19, 2009 (date of incorporation) until they resigned on June 4, 2009.

	Ordinary shares of US$0.20 each
	At September 25, 2009				At June 4, 2009
	Shares[1]		Options		Shares[1]		Options
Directors
Richard J. Meelia	328,749	[2]	2,688,578		344,925	[2]	2,688,578
Craig Arnold	9,185		9,600		9,170		9,600
Robert H. Brust	8,704		9,600		8,689		9,600
John M. Connors, Jr.	8,704		9,600		8,689		9,600
Christopher J. Coughlin	49,235	[3]	158,848	[4]	49,220	[3]	158,848	[4]
Timothy M. Donahue	8,704		9,600		8,689		9,600
Kathy J. Herbert	8,704		9,600		8,689		9,600
Randall J. Hogan, III	9,068	[3]	9,600		9,053	[3]	9,600
Dennis H. Reilley	38,161		9,600		38,146		9,600
Tadataka Yamada	8,704		9,600		8,689		9,600
Joseph A. Zaccagnino	8,704		9,600		8,689		9,600

Secretary
John W. Kapples	21,514	[2]	49,974		22,617	[2]	49,974

1	Includes shares underlying unvested restricted stock units and unvested dividend equivalent units.
2	Does not include unvested performance shares units.
3	Includes shares held by trust.
4	Includes options held by trust.

2009 Irish Statutory Accounts	26

Political Donations

No political contributions that require disclosure under Irish law were made during the year.

Subsidiary Companies and Branches

Information regarding subsidiary undertakings, including information regarding branches, is provided in note 32 to the consolidated financial statements.

Going Concern

The directors have a reasonable expectation that Covidien plc and the Company have adequate resources to continue in operational existence for the foreseeable future. Accordingly, they continue to adopt the going concern basis in preparing the financial statements.

Auditors

Deloitte & Touche, Chartered Accountants, who were appointed during the period, will continue in office.

On behalf of the Directors

Richard J. Meelia	Robert H. Brust
Chairman	Director

January 21, 2010

27	2009 Irish Statutory Accounts

COVIDIEN PLC

STATEMENT OF DIRECTORS’ RESPONSIBILITIES

Irish Company law requires the directors to prepare financial statements for each financial year which give a true and fair view of the state of affairs of the company and the group and of the profit or loss of the group for that period. In preparing these financial statements, the directors are required to:

•	select suitable accounting policies for the group and the company financial statements and then apply them consistently;

•	make judgments and estimates that are reasonable and prudent; and

•	prepare the financial statements on the going concern basis unless it is inappropriate to presume that the Company will continue in business.

The directors are responsible for ensuring that the Company keeps proper books of account which disclose with reasonable accuracy at any time the financial position of the Company and of the Group and enable them to ensure that the financial statements comply with Irish statute comprising the Companies Acts, 1963 to 2009 and are prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP), as defined in Section 1(1) of the Companies (Miscellaneous Provisions) Act 2009, to the extent that the use of those principles in the preparation of the financial statements does not contravene any provision of the Companies Acts or of any regulations made there under. The directors are also responsible for safeguarding the assets of the company and of the group and hence for taking reasonable steps for the prevention and detection of fraud and other irregularities.

2009 Irish Statutory Accounts	28

INDEPENDENT AUDITORS’ REPORT TO THE MEMBERS OF COVIDIEN PLC

We have audited the financial statements of Covidien plc for the year ended 25 September 2009 which comprise the Consolidated Profit and Loss Account, the Consolidated Balance Sheet, the Consolidated Reconciliation of Movement in Shareholders’ Funds, the Consolidated Statement of Cash Flows, the Company Balance Sheet and the related notes 1 to 32. These financial statements have been prepared under the accounting policies set out therein.

This report is made solely to the company’s members, as a body, in accordance with Section 193 the Companies Act, 1990. Our audit work has been undertaken so that we might state to the company’s members those matters we are required to state to them in an auditors’ report and for no other purpose. To the fullest extent permitted by law, we do not accept or assume responsibility to anyone other than the company and the company’s members as a body, for our audit work, for this report, or for the opinions we have formed.

Respective responsibilities of directors and auditors

The directors are responsible for preparing the financial statements, as set out in the Statement of Directors’ Responsibilities, in accordance with applicable law and using US generally accepted accounting principles, as defined in Section 1(1) of the Companies (Miscellaneous Provisions) Act 2009 (US GAAP), to the extent that the use of those principles in the preparation of the financial statements does not contravene any provision of the Companies Acts or of any regulations made there under.

Our responsibility, as independent auditor, is to audit the financial statements in accordance with relevant legal and regulatory requirements and International Standards on Auditing (UK and Ireland).

We report to you our opinion as to whether the financial statements give a true and fair view, in accordance with US GAAP to the extent that the use of those principles in the preparation of the financial statements does not contravene any provision of the Companies Acts or of any regulations made there under, and are properly prepared in accordance with Irish statute comprising the Companies Acts, 1963 to 2009. We also report to you whether in our opinion: proper books of account have been kept by the company; whether, at the balance sheet date, there exists a financial situation requiring the convening of an extraordinary general meeting of the company; and whether the information given in the Directors’ Report is consistent with the financial statements. In addition, we state whether we have obtained all the information and explanations necessary for the purpose of our audit and whether the company balance sheet is in agreement with the books of account.

We also report to you if, in our opinion, any information specified by law regarding directors’ remuneration and directors’ transactions is not disclosed and, where practicable, include such information in our report.

We read the directors’ report and consider the implications for our report if we become aware of any apparent misstatement within it. Our responsibilities do not extend to other information.

Basis of audit opinion

We conducted our audit in accordance with International Standards on Auditing (UK and Ireland) issued by the Auditing Practices Board. An audit includes examination, on a test basis, of evidence relevant to the amounts and disclosures in the financial statements. It also includes an assessment of the significant estimates and judgments made by the directors in the preparation of the financial statements and of whether the accounting policies are appropriate to the group’s circumstances, consistently applied and adequately disclosed.

We planned and performed our audit so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the financial statements are free from material misstatement, whether caused by fraud or other irregularity or error. In forming our opinion we evaluated the overall adequacy of the presentation of information in the financial statements.

29	2009 Irish Statutory Accounts

Opinion

In our opinion the financial statements:

•

give a true and fair view, in accordance with US GAAP to the extent that the use of those principles in the preparation of the financial statements does not contravene any provision of the Companies Acts or of any regulations made there under, of the state of the affairs of the company and the group as at 25 September 2009 and of the profit of the group for the year then ended; and

•	have been properly prepared in accordance with the Companies Acts, 1963 to 2009.

We have obtained all the information and explanations we considered necessary for the purpose of our audit. In our opinion proper books of account have been kept by the company. The company’s balance sheet is in agreement with the books of account.

In our opinion the information given in the Directors’ Report is consistent with the financial statements.

The net assets of the company, as stated in the company balance sheet are more than half the amount of its called-up share capital and, in our opinion, on that basis there did not exist at 25 September 2009 a financial situation which, under Section 40(1) of the Companies (Amendment) Act, 1983, would require the convening of an extraordinary general meeting of the company.

Deloitte & Touche

Chartered Accountants and Registered Auditors

Dublin

Date: 21 January 2010

2009 Irish Statutory Accounts	30

COVIDIEN PLC

CONSOLIDATED PROFIT AND LOSS ACCOUNT

Fiscal Year Ended September 25, 2009

(in millions, except per share data)

	Note	2009	2008
Net sales	20	$10,677	$10,358
Cost of goods sold		4,938	4,943

Gross profit		5,739	5,415
Selling, general and administrative expenses		3,136	2,923
Research and development costs		438	350
In-process research and development charges	2	115	22
Restructuring charges	4	61	77
Shareholder settlements, net of insurance recoveries	19	183	42

Operating income		1,806	2,001
Interest income		25	44
Interest expense		(175)	(209)
Other income, net	22	145	199

Income before taxation from continuing operations		1,801	2,035
Taxation	5	930	498

Profit after taxation from continuing operations		871	1,537
Income (loss) from discontinued operations, net of taxation	3	5	(176)

Profit after taxation		$876	$1,361

Basic earnings per ordinary share	6
Profit after taxation from continuing operations		$1.73	$3.08
Income (loss) from discontinued operations, net of taxation		0.01	(0.35)
Profit after taxation		1.74	2.72

Diluted earnings per ordinary share	6
Profit after taxation from continuing operations		$1.72	$3.04
Income (loss) from discontinued operations, net of taxation		0.01	(0.35)
Profit after taxation		1.73	2.70

Approved by the Board of Directors on January 21, 2010 and signed on its behalf by:

Richard J. Meelia Chairman	Robert H. Brust Director

31	2009 Irish Statutory Accounts

COVIDIEN PLC

CONSOLIDATED BALANCE SHEET

At September 25, 2009

(in millions, except share data)

	Note	2009	2008
Fixed Assets
Intangible assets
Goodwill	9	$6,046	$5,846
Other intangible assets	9	1,562	1,273

		7,608	7,119
Tangible assets
Property, plant and equipment, net	8	2,661	2,584
Other tangible assets	8	116	109

		2,777	2,693
Financial assets	26	202	199

		10,587	10,011
Current Assets
Inventory	7	1,334	1,347
Debtors	27	3,625	3,364
Cash and cash equivalents		1,467	1,208

		6,426	5,919
Creditors (amounts falling due within one year)
Debt	10	30	19
Accruals and other creditors	28	1,873	1,826

		1,903	1,845

Net Current Assets		4,523	4,074

Total Assets Less Current Liabilities		15,110	14,085
Creditors (amounts falling due after more than one year)
Debt	10	2,961	2,986
Income taxes payable	5	1,774	1,397
Accruals and other creditors	29	168	125

		4,903	4,508
Provisions for Liabilities
Pensions and similar obligations	13	421	343
Guaranteed contingent tax liabilities	17	718	707
Deferred taxes	5	366	296
Other provisions	30	732	484

		2,237	1,830

Net Assets		$7,970	$7,747

Capital and Reserves
Preference shares, $0.20 par value, 125,000,000 authorized; none outstanding	14	$—	$—
Ordinary shares (called-up share capital), $0.20 par value, 1,000,000,000 authorized; 503,029,579 and 503,163,656 outstanding		101	101
Share premium		10	—
Other reserves		7,859	7,646

Shareholders’ Funds		$7,970	$7,747

Approved by the Board of Directors on January 21, 2010 and signed on its behalf by:

Richard J. Meelia Chairman	Robert H. Brust Director

2009 Irish Statutory Accounts	32

COVIDIEN PLC

CONSOLIDATED RECONCILIATION OF MOVEMENT IN SHAREHOLDERS’ FUNDS

Fiscal Year September 25, 2009

(in millions)

	Ordinary Shares			Other Reserves
	Number	Amount	Share Premium	Profit and Loss Account	Profit and Loss Account – Treasury Shares	Other (Note 14)	Accumulated Other Comprehensive Income (Note 16)	Total
Balance at September 29, 2007	498	$100	$—	$—	$(2)	$6,001	$643	$6,742
Comprehensive income, net of tax:
Profit after taxation	—	—	—	1,361	—	—	—	1,361
Currency translation	—	—	—	—	—	—	71	71
Benefit plan adjustments	—	—	—	—	—	—	(5)	(5)
Unrecognized gain on securities	—	—	—	—	—	—	2	2
Unrecognized loss on derivatives	—	—	—	—	—	—	(4)	(4)

Total comprehensive income								$1,425
Dividends declared	—	—	—	(320)	—	—	—	(320)
Repurchase of shares	—	—	—	—	(6)	—	—	(6)
Share options exercised	5	1	—	(2)	8	157	—	164
Share-based compensation	—	—	—	—	—	79	—	79
Change in method of accounting for uncertain tax positions (note 1)	—	—	—	(355)				(355)
Adjustments to income taxes assumed upon separation from Tyco International	—	—	—	—	—	18	—	18

Balance at September 26, 2008	503	101	—	684	—	6,255	707	7,747
Comprehensive income, net of tax:					—
Profit after taxation	—	—	—	876	—	—	—	876
Currency translation	—	—	—	—	—	—	(125)	(125)
Benefit plan adjustments	—	—	—	—	—	—	(50)	(50)
Unrecognized loss on securities	—	—	—	—	—	—	(4)	(4)
Unrecognized gain on derivatives	—	—	—	—	—	—	1	1

Total comprehensive income					—			$698
Change in measurement date for benefit plans, net of tax (note 1)	—	—	—	(4)	—	—	—	(4)
Vesting of restricted shares	1	—	—	—	—	—	—	—
Dividends declared	—	—	—	(332)	—	—	—	(332)
Repurchase of shares	—	—	—	—	(232)	—	—	(232)
Retirement of treasury shares	(2)	—	—	(75)	75	—	—	—
Share options exercised	1	—	10	—	2	6	—	18
Share-based compensation	—	—	—	—	—	75	—	75

Balance at September 25, 2009	503	$101	$10	$1,149	$(155)	$6,336	$529	$7,970

33	2009 Irish Statutory Accounts

COVIDIEN PLC

COMPANY BALANCE SHEET

At September 25, 2009

(in millions, except share data)

	Note	2009
Fixed Assets
Financial assets.	26	$17,897

Current Assets
Debtors		$4
Cash at bank		1

		5

Creditors (amounts falling due within one year)
Amounts owed to subsidiary		22
Accrued dividends		90

		112

Net Current Liabilities		(107)

Total Assets Less Current Liabilities		17,790

Creditors (amounts falling due after one year)
Amounts owed to subsidiary		227

Net Assets		$17,563

Capital and Reserves
Preference shares, $0.20 par value, 125,000,000 authorized; none outstanding	14	$—
Ordinary shares, $0.20 par value, 1,000,000,000 authorized; 503,029,579 outstanding	14	101
Share premium	14	3,872
Other reserves	14	13,590

Shareholders’ Funds	14	$17,563

Approved by the Board of Directors on January 21, 2010 and signed on its behalf by:

Richard J. Meelia Chairman	Robert H. Brust Director

2009 Irish Statutory Accounts	34

COVIDIEN PLC

CONSOLIDATED STATEMENT OF CASH FLOWS

Fiscal Year September 25, 2009

(in millions)

	2009	2008
Cash Flows From Operating Activities:
Profit after taxation	$876	$1,361
(Income) loss from discontinued operations, net of taxation	(5)	176

Profit after taxation from continuing operations	871	1,537
Adjustments to reconcile net cash provided by continuing operating activities:
Change in receivable from former parent and affiliates related to Tax Sharing Agreement	(148)	(214)
In-process research and development charges	115	22
Non-cash restructuring charges	12	18
Depreciation and amortization	440	400
Share-based compensation	75	78
Deferred income taxes	(92)	(48)
Provision for losses on accounts receivable and inventory	70	72
Other non-cash items	81	43
Changes in assets and liabilities, net of the effects of acquisitions and divestitures:
Accounts receivable, net	71	(134)
Inventories	(53)	(199)
Accounts payable	(68)	78
Income taxes	310	13
Accrued and other liabilities	356	189
Class action settlement	—	(1,257)
Other	(165)	35

Net cash provided by continuing operating activities	1,875	633
Cash Flows From Investing Activities:
Capital expenditures	(412)	(429)
Acquisition-related payments, net of cash acquired	(608)	(157)
Acquisition of licenses and technology	(56)	(1)
Sale of investments	48	4
Divestitures, net of cash retained by businesses sold	6	263
Decrease in restricted cash	4	22
Interest in class action settlement fund	—	1,257
Other	(9)	15

Net cash (used in) provided by continuing investing activities	(1,027)	974
Cash Flows From Financing Activities:
Net (repayment) issuance of commercial paper	(20)	171
Repayment of external debt	(19)	(4,007)
Issuance of external debt	—	2,727
Dividends paid	(322)	(320)
Repurchase of shares	(232)	(6)
Proceeds from exercise of share options	19	157
Other	(1)	(5)

Net cash used in continuing financing activities	(575)	(1,283)
Discontinued Operations:
Net cash provided by discontinued operating activities	—	27
Net cash used in discontinued investing activities	—	(8)

Net cash provided by discontinued operations	—	19
Effect of currency rate changes on cash	(14)	(7)
Net increase in cash and cash equivalents	259	336
Cash and cash equivalents at beginning of year	1,208	872

Cash and cash equivalents at end of year	$1,467	$1,208

Supplementary Cash Flow Information:
Interest paid	$176	$138
Income taxes paid, net of refunds	$706	$534

35	2009 Irish Statutory Accounts

COVIDIEN PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Basis of Presentation and Summary of Significant Accounting Policies

Reorganization

On January 16, 2009, Covidien plc was incorporated in Ireland, in order to effectuate moving Covidien Ltd’s principal executive office from Bermuda to Ireland. Covidien plc operated as a wholly-owned subsidiary of Covidien Ltd., a Bermuda registered company and the ultimate parent company of the Covidien group, which includes all subsidiaries (Covidien or the Company), until June 4, 2009, when the outstanding common shares of Covidien Ltd. were cancelled and Covidien plc issued ordinary shares with substantially the same rights and preferences on a one-for-one basis to the holders of the Covidien Ltd. common shares that were cancelled. Upon completion of this transaction, Covidien plc replaced Covidien Ltd. as the ultimate parent company and Covidien Ltd. became a wholly-owned subsidiary of Covidien plc. This transaction was accounted for in the consolidated financial statements as a merger between entities under common control; accordingly, the historical consolidated financial statements of Covidien Ltd. for periods prior to this transaction are considered to be the historical financial statements of Covidien plc. No changes in capital structure, assets or liabilities of the consolidated financial statements resulted from this transaction, other than Covidien plc has provided a guarantee of amounts due under certain borrowing arrangements of a subsidiary as described in notes 10 and 11.

Irish company law requires that Covidien plc’s investment in Covidien Ltd. is recorded in Covidien plc’s company balance sheet at fair value on the date of the reorganization, based on the Company’s market capitalization at that date. This initial valuation became Covidien plc’s cost basis in Covidien Ltd. Irish Company law also requires that the premium on the shares, representing the difference between the fair value on the date of the reorganization and the nominal value of the shares, be reflected within share premium. Irish company law restricts the use of the share premium account. However, on June 29, 2009, the Irish High Court approved the creation of distributable reserves of Covidien plc through the reduction of the share premium account, so as to facilitate the ongoing payment of dividends to the shareholders of Covidien plc and to effect the repurchase of shares. The court order authorizing the creation of distributable reserves was filed with the Registrar of Companies in Ireland and became effective on July 8, 2009.

Basis of Presentation

The directors have elected to prepare the consolidated and parent company financial statements in accordance with section 1 of the Companies (Miscellaneous Provisions) Act, 2009, which provides that a true and fair view of the state of affairs and profit or loss may be given by preparing the financial statements in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP), as defined in Section 1(1) of the Companies (Miscellaneous Provisions) Act 2009, to the extent that the use of those principles in the preparation of the financial statements does not contravene any provision of the Companies Acts or of any regulations made there under.

The preparation of the financial statements in conformity with U.S. GAAP requires management to make use of estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. Actual results may differ from those estimates. These financial statements were issued on January 21, 2010 and subsequent events have been evaluated through that date.

These financial statements were prepared in accordance with Irish Company Law, to present to the shareholders of the Company and file with the Companies Registration Office in Ireland. Accordingly, these financial statements include disclosures required by the Republic of Ireland’s Companies Acts, 1963 to 2009 in addition to those required under U.S. GAAP.

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COVIDIEN PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The accompanying financial statements have been prepared in U.S. dollars and reflect the consolidated operations of Covidien plc (formerly the consolidated operations of Covidien Ltd.) and its subsidiaries. Prior to June 29, 2007, Covidien Ltd. was part of Tyco International Ltd. (Tyco International). On June 29, 2007, Tyco International distributed one common share of Covidien for every four common shares of Tyco International, as well as its shares of its former electronics business (Tyco Electronics), to holders of Tyco International common shares (the separation) and Covidien Ltd. became a stand alone entity. The results of Covidien plc are included in the consolidated financial statements from the date of incorporation.

Accounting Policies

Principles of Consolidation—The Company consolidates companies in which it owns or controls more than fifty percent of the voting shares or has the ability to control through similar rights. All intercompany transactions have been eliminated. The results of companies acquired or disposed of are included in the financial statements from the effective date of acquisition or up to the date of disposal.

Revenue Recognition—The Company recognizes revenue for product sales when title and risk of loss have transferred from the Company to the buyer, which may be upon shipment or upon delivery to the customer site, based on contract terms or legal requirements in non-U.S. jurisdictions.

In certain circumstances, the Company enters into arrangements in which it provides multiple deliverables to its customers. Agreements with multiple deliverables are divided into separate units of accounting. Total revenue is first allocated among the deliverables based upon their relative fair values. Revenue is then recognized for each deliverable in accordance with the principles described above. Fair values are determined based on sales of the individual deliverables to other third parties.

Customers may also require the Company to maintain consignment inventory at the customer’s location. The Company recognizes revenues and costs associated with consignment inventory upon the notification of usage by the customer.

The Company sells products both direct to end user customers and through distributors who resell the products to end user customers. Rebates are provided to certain distributors that sell to end user customers at prices determined in accordance with a contract between the Company and the end user customer. Provisions for rebates, as well as sales discounts and returns, are accounted for as a reduction of sales when revenue is recognized and are included in the reserve for returns, rebates and sales allowances within accounts receivable trade on the balance sheets. Rebates are estimated based on sales terms, historical experience and trend analyses. In estimating rebates, the Company considers the lag time between the point of sale and the payment of the distributor’s rebate claim, distributor-specific sales trend analyses, contractual commitments, including stated rebate rates, and other relevant information. The Company adjusts reserves to reflect differences between estimated and actual experience, and records such adjustment as a reduction of sales in the period of adjustment. Rebates charged against gross sales amounted to $2.873 billion and $2.400 billion in fiscal 2009 and 2008, respectively.

Research and Development—Internal research and development costs are expensed as incurred. Research and development expenses include salary and benefits, allocated overhead and occupancy costs, clinical trial and related clinical manufacturing costs, contract services and other costs.

Amounts related to research and development collaborations with third parties are expensed as incurred up to the point of regulatory approval. Third-party costs subsequent to regulatory approval are capitalized and amortized over the estimated useful life of the related product. Amounts capitalized for such costs are included in intangible assets, net of accumulated amortization.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Advertising—Advertising costs are expensed when incurred. Advertising expense was $83 million and $89 million in fiscal 2009 and 2008, respectively, and is included in selling, general and administrative expenses.

Currency Translation—For the Company’s non-U.S. subsidiaries that transact in a functional currency other than U.S. dollars and do not operate in highly inflationary environments, assets and liabilities are translated into U.S. dollars using year-end exchange rates. Revenues and expenses are translated at the average exchange rates in effect during the related month. The net effect of these translation adjustments is shown in the financial statements as a component of accumulated other comprehensive income within shareholders’ funds. For subsidiaries operating in highly inflationary environments or where the functional currency is different from local currency, inventories and property, plant and equipment, including related expenses, are translated at the rate of exchange in effect on the date the assets were acquired, while other assets and liabilities are translated at year-end exchange rates. Translation adjustments of these subsidiaries are included in net income.

Cash and Cash Equivalents—All highly liquid investments purchased with maturities of three months or less from the time of purchase are considered to be cash equivalents.

Allowance for Doubtful Accounts—The allowance for doubtful accounts receivable reflects the best estimate of losses inherent in the Company’s accounts receivable portfolio determined on the basis of historical experience, specific allowances for known troubled accounts and other available evidence. Accounts receivable are written off when management determines they are uncollectible.

Inventories—Inventories are recorded at the lower of cost or market value, primarily first-in, first-out. The Company reduces the carrying value of inventories for those items that are potentially excess, obsolete or slow-moving based on changes in customer demand, technology developments or other economic factors.

Investments in subsidiary—Covidien plc’s investment in Covidien Ltd. was recorded at fair value on the date of the reorganization, based on the Company’s market capitalization at that date. This initial valuation became Covidien plc’s cost basis for its investment in Covidien Ltd. The investment is tested for impairment if circumstances or indicators suggest that impairment may exist.

Property, Plant and Equipment—Property, plant and equipment are stated at cost. Land and construction in progress are not depreciated. The Company generally utilizes the straight-line method of depreciation over the following estimated useful lives of the assets:

Buildings and related improvements	2 to 40 years
Machinery and equipment	2 to 25 years

Upon retirement or other disposal of property, plant and equipment, the cost and related amount of accumulated depreciation are eliminated from the asset and accumulated depreciation accounts, respectively. The difference, if any, between the net asset value and the proceeds is included in net income.

The Company reviews property, plant and equipment for impairment whenever events or circumstances indicate that the carrying value of an asset may not be recoverable. The Company assesses the recoverability of assets using undiscounted cash flows. If an asset is found to be impaired, the amount recognized for impairment is equal to the difference between the carrying value and the asset’s fair value. The fair value is estimated based upon the present value of discounted future cash flows or other reasonable estimates of fair value.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Intangible Assets—Intangible assets include intellectual property consisting primarily of patents, trademarks, unpatented technology and customer lists. The Company records intangible assets at cost and amortizes certain of such assets using the straight-line method over the following estimated useful lives of the assets:

Unpatented technology	15 to 25 years
Patents and trademarks	10 to 40 years
Customer lists	10 to 30 years
Other	15 to 30 years

Amortization expense is included in selling, general and administrative expenses. The Company evaluates the remaining useful life of intangible assets on a periodic basis to determine whether events and circumstances warrant a revision to the remaining useful life. If the estimate of an intangible asset’s remaining useful life is changed, the Company amortizes the remaining carrying value of the intangible asset prospectively over the revised remaining useful life. Since not all intangible assets decline in value, straight-line amortization of certain intangible assets over an arbitrary period does not reflect the economic reality. Therefore, in order to present a true and fair view of the economic reality, under U.S. GAAP, certain of the Company’s intangible assets, primarily certain trademarks, are considered indefinite-lived and are not subject to amortization. These intangible assets are tested for impairment in the same manner as goodwill. The Company reviews intangible assets subject to amortization for impairment in the same manner as property, plant and equipment discussed above.

Business Combinations—Amounts paid for acquisitions are allocated to the tangible assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition. The Company then allocates the purchase price in excess of net tangible assets acquired to identifiable intangible assets, including purchased research and development. The fair value of identifiable intangible assets is based on detailed valuations that use information and assumptions provided by management. The Company allocates any excess purchase price over the fair value of the net tangible and intangible assets acquired to goodwill.

The Company’s purchased research and development represents the estimated fair value as of the acquisition date of in-process projects that have not reached technological feasibility and have no alternative future use. The primary basis for determining technological feasibility of these projects is obtaining regulatory approval. The Company expenses the value attributable to in-process research and development (IPR&D) projects at the time of acquisition.

The valuation of IPR&D is determined using the discounted cash flow method. In determining the value of IPR&D, the Company considers, among other factors, appraisals, the stage of completion of the projects, the technological feasibility of the projects, whether the projects have an alternative future use and the estimated residual cash flows that could be generated from the various projects and technologies over their respective projected economic lives. The discount rate used is determined at the time of acquisition and includes a rate of return which accounts for the time value of money, as well as risk factors that reflect the economic risk that the cash flows projected may not be realized.

Goodwill—Since not all goodwill declines in value and goodwill that does decline in value rarely does so on a straight-line basis, straight-line amortization of goodwill over an arbitrary period does not reflect the economic reality. Therefore, in order to present a true and fair view of the economic reality, under U.S. GAAP, goodwill is considered an indefinite-lived intangible asset and is not amortized. Rather, the Company tests goodwill during the fourth quarter of each year for impairment, or more frequently if certain indicators are present or changes in circumstances suggest that impairment may exist. The Company utilizes a two-step approach. The first step requires a comparison of the carrying value of the reporting units to the fair value of these units. The Company

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

estimates the fair value of its reporting units through internal analyses and valuation, utilizing an income approach based on the present value of future cash flows. If the carrying value of a reporting unit exceeds its fair value, the Company will perform the second step of the goodwill impairment test to measure the amount of impairment loss, if any. The second step of the goodwill impairment test compares the implied fair value of a reporting unit’s goodwill with its carrying value. The implied fair value of goodwill is determined in the same manner that the amount of goodwill recognized in a business combination is determined. The Company allocates the fair value of a reporting unit to all of the assets and liabilities of that unit, including intangible assets, as if the reporting unit had been acquired in a business combination. Any excess of the value of a reporting unit over the amounts assigned to its assets and liabilities is the implied fair value of goodwill. Upon disposal of a business, the amount of goodwill attributable to the business (not previously written off) is included in the determination of the gain or loss on disposal.

Income Taxes—The income tax benefits of a consolidated income tax return have been reflected where such returns have or could be filed based on the entities and jurisdictions included in the financial statements.

Deferred tax assets and liabilities are recognized for the expected future tax consequences of events that have been reflected in the financial statements. Deferred tax assets and liabilities are determined based on the differences between the book and tax bases of assets and liabilities and operating loss carryforwards, using tax rates expected to be in effect for the years in which the differences are expected to reverse. A valuation allowance is provided to reduce net deferred tax assets if, based upon the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. The Company determines whether it is more likely than not that a tax position will be sustained upon examination. The tax benefit of any tax position that meets the more-likely-than-not recognition threshold is calculated as the largest amount that is more than 50% likely of being realized upon resolution of the contingency. To the extent a full benefit is not expected to be realized on the uncertain tax position, an income tax liability is established. Interest and penalties on income tax obligations are included in income tax expense.

The calculation of the Company’s tax liabilities involves dealing with uncertainties in the application of complex tax regulations in a multitude of jurisdictions across the Company’s global operations. Due to the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from current estimates of the tax liabilities. If the Company’s estimate of tax liabilities proves to be less than the ultimate assessment, an additional charge to expense would result. If payment of these amounts ultimately proves to be less than the recorded amounts, the reversal of the liabilities may result in income tax benefits being recognized in the period when it is determined that the liabilities are no longer necessary. Substantially all of these potential tax liabilities are not expected to be paid within one year.

Recently Adopted Accounting Pronouncements

Disclosures about Derivative Instruments and Hedging Activities—In March 2008, the Financial Accounting Standards Board (FASB) issued enhanced disclosure requirements for derivative instruments and hedging activities. The additional disclosures are intended to provide users of financial statements with an enhanced understanding of (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance and cash flows. The required disclosures regarding derivative instruments and hedging activities are presented in note 12.

Accounting for Defined Benefit Pension and Other Postretirement Plans—In September 2006, the FASB issued authoritative literature regarding accounting for defined benefit pension and other postretirement plans, which requires that employers recognize the funded status of defined benefit pension and other postretirement

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

benefit plans as a net asset or liability on the balance sheet and recognize as a component of other comprehensive income, net of tax, the gains or losses and prior service costs or credits that arise during the period but are not recognized as a component of net periodic benefit cost. Additional financial statement disclosures are also required. The Company adopted the recognition and disclosure provisions at the end of fiscal 2007, and accordingly, recognized an after-tax reduction of $51 million in accumulated other comprehensive income, a component of shareholders’ funds. In addition, companies are required to measure plan assets and benefit obligations as of their fiscal year end. The Company previously used a measurement date of August 31st; however, in the first quarter of fiscal 2009, the Company transitioned to a measurement date that coincides with its fiscal year end. The adoption of the measurement date provision resulted in a reduction to shareholders’ funds to reflect the incremental one-month charge from August to September.

Accounting for Uncertain Tax Positions—In June 2006, the FASB issued authoritative literature, which clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements. This literature prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return and provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. On September 29, 2007, the Company adopted these provisions. The cumulative effect of adopting these provisions was a $355 million reduction in retained earnings, a $197 million increase in deferred tax assets, primarily due to interest and state specific items, and a $642 million and $90 million increase in income taxes payable and receivable, respectively. In addition, the Company recorded an increase in amounts due from former parent and affiliates pursuant to the Tax Sharing Agreement of $231 million as other income, representing the indirect effect of adoption. Notes 5 and 17 provide additional information regarding income taxes and the Tax Sharing Agreement, respectively.

Recently Issued Accounting Pronouncements

Disclosures about Postretirement Benefit Plan Assets—In December 2008, the FASB issued enhanced disclosure requirements for defined benefit pension and other postretirement benefit plan assets. The additional disclosures are intended to provide users of financial statements with an enhanced understanding of (a) how investment allocation decisions are made, (b) the major categories of plan assets, (c) the inputs and valuation techniques used to measure the fair value of plan assets, (d) the effect of fair value measurements using significant unobservable inputs on changes in plan assets for the period and (e) significant concentrations of risk within plan assets. The Company is required to comply with these disclosure requirements beginning in fiscal 2010.

Business Combinations—In December 2007, the FASB issued authoritative literature on business combinations, which expands the definition of a business combination and changes the manner in which the Company accounts for business combinations beginning in fiscal 2010. Significant changes include the capitalization of IPR&D as an indefinite-lived asset, the recognition of certain acquired contingent assets and liabilities at fair value, the expensing of acquisition-related restructuring actions and transaction costs, and the recognition of contingent purchase price consideration at fair value on the acquisition date. In addition, post-acquisition changes in deferred tax asset valuation allowances and acquired income tax uncertainties will be recognized as income tax expense or benefit. The accounting treatment for taxes will be applicable to acquisitions that close both prior and subsequent to the adoption of this pronouncement.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

2. Acquisitions and License Agreements

Fiscal 2009

Power Medical Interventions, Inc.—In September 2009, the Company’s Medical Devices segment acquired Power Medical Interventions, Inc. (PMI), a provider of computer-assisted, power-actuated surgical cutting and stapling products, for approximately $65 million, including debt assumed of $25 million. The acquisition of PMI expanded the Company’s surgical stapling solutions. The Company recorded an IPR&D charge of $36 million in connection with the acquisition of PMI. This charge related to the development of second-generation technology that had not yet obtained regulatory approval.

VNUS Medical Technologies, Inc.—In June 2009, the Company’s Medical Devices segment acquired VNUS Medical Technologies, Inc. (VNUS), a developer of medical devices for minimally invasive treatment of venous reflux disease, for $473 million, net of cash acquired of $42 million. The acquisition of VNUS expanded the Company’s portfolio of vascular intervention products and its presence in the vascular market.

The Company’s preliminary allocation of the purchase price for VNUS is as follows (dollars in millions):

Current assets (including cash of $42)	$98
Intangible assets (including in-process research and development)	348
Other non-current assets	49
Goodwill (non-tax deductible)	176

Total assets acquired	671
Current liabilities	33
Deferred tax liabilities (non-current)	112
Other non-current liabilities	11

Total liabilities assumed	156

Net assets acquired	$515

Intangible assets acquired include $59 million assigned to in-process research and development that was written off at the date of acquisition. The remaining $289 million of intangible assets relates to $237 million of completed technology with useful life of 11 years and $52 million of customer relationships with a weighted-average useful life of 12 years.

The $59 million in-process research and development charge is related to an alternative minimally invasive device for the treatment of varicose veins and venus reflux that VNUS is developing, which has not yet received regulatory approval. As of the date of acquisition, this technology was not considered to be technologically feasible or to have any alternative future use. Design, testing, clinical trials and regulatory submission are required in order to bring the project to completion. The Company determined the valuation of the in-process research and development using, among other factors, appraisals. The value was based primarily on the discounted cash flow method and was discounted at a 31% rate, which was considered commensurate with the project’s risks and stage of development. Future residual cash flows that could be generated from the project were determined based upon management’s estimate of future revenue and expected profitability of the project and technology involved. These projected cash flows were then discounted to their present values taking into account management’s estimate of future expenses that would be necessary to bring the project to completion.

The following unaudited pro forma data summarize the results of operations for the periods indicated as if the acquisition of VNUS had been completed as of the beginning of the periods presented. The pro forma data give effect to actual operating results prior to the acquisition and adjustments to interest income, intangible asset

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

amortization and income taxes. No effect has been given to cost reductions or operating synergies in this presentation. These pro forma amounts are not indicative of the results that would have actually been obtained if the acquisition had occurred as of the beginning of the periods presented or that may be obtained in the future.

(Dollars in Millions, Except per Share Data)	2009 (1)	2008
Net sales	$10,751	$10,452
Income from continuing operations	899	1,504
Net income	903	1,328
Basic earnings per share:
Income from continuing operations	$1.79	$3.01
Net income	1.80	2.66
Diluted earnings per share:
Income from continuing operations	$1.78	$2.98
Net income	1.79	2.63

(1)	Excludes the $59 million in-process research and development charge associated with the acquisition of VNUS.

Nuvo Research Inc.—In June 2009, the Company’s Pharmaceuticals segment entered into a licensing agreement with Nuvo Research Inc. (Nuvo). This licensing agreement grants Covidien commercial rights to market and distribute Pennsaid Lotion and Pennsaid Gel, product candidates for the treatment of osteoarthritis. Pennsaid Lotion was approved by the U.S. Food and Drug Administration in November 2009, while Pennsaid Gel remains in development. This license arrangement included an up-front cash payment of $10 million, which was included in research and development expenses. Covidien is also responsible for all future development activities and expenses. In addition, Covidien may be required to make additional payments up to $120 million based upon the successful completion of specified regulatory and sales milestones, as well as royalty payments on future sales of the products.

Neuromed Development Inc.—In June 2009, the Company’s Pharmaceuticals segment entered into a licensing agreement with Neuromed Development Inc. (Neuromed), a subsidiary of Neuromed Pharmaceuticals Ltd. This licensing agreement grants Covidien commercial rights to market and distribute in the United States EXALGO (hydromorphone HCL extended release), a pain management drug candidate, for an up-front cash payment of $10 million, which was included in research and development expenses. Under the license arrangement, Covidien is obligated to make additional payments up to $73 million based upon the successful completion of specified development and regulatory milestones. During fiscal 2009, $10 million of such milestone payments were made and included in research and development expenses. Covidien will also contribute up to $16 million toward additional development costs incurred by Neuromed and pay royalties on any commercial sales of the developed product.

In addition, during fiscal 2009, the Company completed two smaller acquisitions, acquired a distributor and acquired intangible assets. The Company recorded an IPR&D charge of $20 million associated with the acquisition of intellectual property.

Fiscal 2008

During fiscal 2008, the Company’s Medical Devices segment acquired Tissue Science Laboratories plc (TSL), a medical device company dedicated to the research, development and commercialization of tissue implant products for surgical and wound care therapies, for $74 million. The acquisition of TSL provided the Company with a leading tissue repair technology and accelerated its entry into the biologic hernia repair market. TSL’s Permacol(R) product complemented the Company’s soft tissue product offerings and allowed the Company to offer a full line of differentiated hernia repair products.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In November 2007, the Company’s Medical Devices segment acquired Scandius Biomedical, Inc. (Scandius), a developer of medical devices for sports-related surgeries, for $27 million. The acquisition of Scandius enabled the Company to offer customers innovative soft tissue repair devices for common sports injuries. The Company recorded an IPR&D charge of $12 million in connection with this acquisition.

In addition, the Company completed two smaller acquisitions during fiscal 2008 and recorded IPR&D charges totaling $10 million.

3. Discontinued Operations and Divestitures

Discontinued Operations

During fiscal 2008, the Company sold its Retail Products segment and its European Incontinence Products business within the Medical Supplies segment because their products and customer bases were not aligned with the Company’s long-term strategic objectives. Both of these businesses met the discontinued operations criteria.

Retail Products segment—During fiscal 2008, the Company sold its Retail Products segment for gross cash proceeds of $330 million, subject to working capital adjustments. Deal costs and other adjustments resulted in net cash proceeds of $308 million, which was used to repay a portion of the Company’s outstanding borrowings under its credit facility. During fiscal 2008, the Company recorded a $111 million pre-tax loss on sale from discontinued operations related to the Retail Products segment, which included charges totaling $75 million recorded during the first six months of fiscal 2008, to write down the business to its fair value less cost to sell. Fair value used for the impairment assessment was based on the sale agreement. The loss on sale was adjusted in fiscal 2009 because of the receipt of contingent payments and net proceeds from the sale of a Retail Products facility totaling $12 million.

European Incontinence business—During fiscal 2008, the Company also sold its European Incontinence business. As a condition of the sale, the Company was required to contribute cash of $43 million into the business prior to the closing of the transaction. During fiscal 2008, the Company recorded a $75 million pre-tax loss on sale from discontinued operations related to the European Incontinence business, which includes charges totaling $23 million recorded during the first six months of fiscal 2008, to write down the business to its fair value less costs to sell. Fair value used for the impairment assessment was based on the sale agreement.

Financial information—Net sales, income from operations and income (loss) on disposition for discontinued operations are as follows:

(Dollars in Millions)	2009	2008
Net sales	$—	$421

Income from operations, net of income tax provision of $— and $11	$—	$1
Income (loss) on disposition, net of income tax provision (benefit) of $2 and $(9)	5	(177)

Income (loss) from discontinued operations, net of income taxes	$5	$(176)

Change in Plan of Sale

During fiscal 2008, the Company decided to sell its Specialty Chemical business within the Pharmaceuticals segment because its products and customer base were not aligned with the Company’s long-term strategic objectives. The Specialty Chemicals business had been classified as held for sale and the results of its activities reflected within discontinued operations. During the fourth quarter of fiscal 2009, the Company ceased efforts to

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

market this business given market conditions existing at the time. As a result, the Specialty Chemicals business no longer met the held for sale and discontinued operations criteria and, accordingly, was reclassified from held for sale to held and used and from discontinued operations to continuing operations for all periods presented. During the fourth quarter of fiscal 2009, the Company recorded $18 million of incremental depreciation and amortization expense relating to the period from the first quarter of fiscal 2008 through the third quarter of fiscal 2009 when the Specialty Chemicals business was classified as held for sale. In addition, the Company recorded a charge of $60 million for the write-off of a previously recognized deferred tax asset resulting from the reclassification of this business to continuing operations.

Divestitures

During fiscal 2009, the Company sold its Sleep Diagnostics product line within the Medical Devices segment. In addition, the Company entered into a definitive agreement to sell its Oxygen Therapy product line, also within the Medical Devices segment. Selling, general and administrative expenses for fiscal 2009 includes charges totaling $21 million for the loss on sale of Sleep Diagnostics and the write-down of Oxygen Therapy to its fair values less cost to sell based on the sale agreement. In September 2009, the Company also announced its plan to divest its Sleep Therapy product line within the Medical Devices segment. The Company plans to reallocate the resources previously used to support these product lines to its faster-growing, higher-margin businesses in which it has or can develop a global competitive advantage.

4. Restructuring Charges

In fiscal 2007, the Company launched a $150 million restructuring program, primarily in its Medical Devices and Medical Supplies segments. This program includes exiting unprofitable product lines in low-growth and declining-growth markets, reducing excess machine capacity, moving production to lower cost alternatives through plant consolidations and outsourcing initiatives, and relocating certain functions. As of September 26, 2008, the Company had substantially completed this program.

In fiscal 2009, the Company launched an additional restructuring program, designed to improve the Company’s cost structure and to deliver improved operational growth. This program includes actions across all three segments, as well as corporate. The Company expects to incur charges as these actions are undertaken of approximately $200 million under this program, most of which is expected to occur by the end of 2010. This program excludes acquisition-related restructuring actions, which may be initiated in future periods.

Restructuring charges, including associated asset impairments, by segment are as follows:

(Dollars in Millions)	2009	2008
Medical Devices	$7	$61
Pharmaceuticals	27	6
Medical Supplies	17	10
Corporate	10	—

	$61	$77

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Activity in the Company’s restructuring reserves during fiscal 2008 and 2009 is as follows:

(Dollars in Millions)	Employee Severance and Benefits	Other	Asset Impairment Charges	Total
Balance at September 29, 2007	$27	$1	$—	$28
Charges	58	7	18	83
Utilization	(18)	(7)	(18)	(43)
Changes in estimate	(6)	—	—	(6)
Currency translation	(4)	—	—	(4)

Balance at September 26, 2008	57	1	—	58
Charges	51	3	12	66
Utilization	(34)	(4)	(12)	(50)
Changes in estimate	(5)	—	—	(5)
Currency translation	(4)	—	—	(4)

Balance at September 25, 2009	$65	$—	$—	$65

At September 25, 2009, restructuring liabilities of $65 million remained on the balance sheet, $61 million of which are included in accrued and other current liabilities and the remainder of which are included in other liabilities.

5. Income Taxes

Significant components of income taxes related to continuing operations for each fiscal year are as follows:

(Dollars in Millions)	2009	2008
Current:
United States:
Federal	$693	$379
State	46	31
Non-U.S.	283	140

Current income tax provision	1,022	550
Deferred:
United States:
Federal	(76)	(16)
State	(7)	15
Non-U.S.	(9)	(51)

Deferred income tax provision	(92)	(52)

	$930	$498

Non-U.S. income from continuing operations before income taxes was $1.186 billion and $1.072 billion for fiscal 2009 and 2008, respectively.

2009 Irish Statutory Accounts	46

COVIDIEN PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The reconciliation between U.S. federal income taxes at the statutory rate and the Company’s provision for income taxes on continuing operations is as follows:

(Dollars in Millions)	2009	2008
Notional U.S. federal income taxes at the statutory rate	$630	$712
Adjustments to reconcile to the income tax provision:
U.S. state income tax provision, net	25	39
Rate differences between non-U.S. and U.S. jurisdictions(1)	(332)	(304)
Shareholder and class action settlement costs	64	18
Valuation allowances	10	1
Adjustments to accrued income tax liabilities and uncertain tax positions	299	68
Allocated loss on the retirement of debt	—	—
Investment in subsidiary	60	(60)
In-process research and development charges	34	8
Withholding tax on repatriated earnings	167	—
Other	(27)	16

Provision for income taxes	$930	$498

(1)	Excludes non-deductible charges and other items which are broken out separately in the statutory rate reconciliation presented.

The Company is the primary obligor to the taxing authorities for $1.774 billion and $1.397 billion of contingent tax liabilities that are recorded on the balance sheet at September 25, 2009 and September 26, 2008, respectively. At September 25, 2009 and September 26, 2008, the total amount of the Company’s unrecognized tax benefits included within income taxes payable was $1.359 billion and $1.053 billion, respectively, of which $1.174 billion would impact the effective tax rate and $185 million would be offset by the write off of related deferred and other tax assets, if recognized. Interest and penalties associated with uncertain tax positions are recognized as components of income tax expense. The Company accrued $130 million of interest and $8 million of penalties during fiscal 2009 and $89 million of interest and $3 million of penalties during fiscal 2008. The total amount of accrued interest related to uncertain tax positions included within income taxes payable was $459 million and $329 million at September 25, 2009 and September 26, 2008, respectively. In addition, the total amount of accrued penalties included within income taxes payable related to uncertain tax positions was $26 million and $18 million at September 25, 2009 and September 26, 2008, respectively.

The following table summarizes the activity related to the Company’s unrecognized tax benefits:

(Dollars in Millions)	2009	2008(1)
Balance at beginning of fiscal year	$1,053	$1,006
Additions related to current year tax positions	23	43
Additions related to prior period tax positions	320	42
Reductions related to prior period tax positions	(37)	(3)
Settlements	—	(28)
Lapse of statute of limitations	—	(7)

Balance at end of fiscal year	$1,359	$1,053

(1)	Amounts have been revised to properly classify certain items.

47	2009 Irish Statutory Accounts

COVIDIEN PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company’s and its subsidiaries income tax returns are periodically examined by various tax authorities. Open periods for examination include periods during which the Company was a subsidiary of Tyco International. The resolution of these matters is subject to the conditions set forth in the Tax Sharing Agreement discussed in note 17. Tyco International has the right to administer, control and settle all U.S. income tax audits for periods prior to the separation. The Company has significant potential tax liabilities related to these periods and has included its best estimate of the amounts which relate to its operations within the non current income taxes payable.

The IRS has concluded its field examination of certain of Tyco International’s U.S. federal income tax returns for the years 1997 through 2000. Tyco International has appealed certain of the tax adjustments proposed by the IRS which affect all three of the companies and total approximately $1 billion. The Company believes that the amounts recorded in its financial statements related to these matters are adequate. At September 25, 2009, non-current income taxes payable includes approximately $163 million of gross unrecognized tax benefits, which is expected to be settled within the next twelve months, primarily related to the 1997 through 2000 audit cycle. However, the majority of the related cash payments are not expected to be made until fiscal 2011. Non-current income taxes payable also includes anticipated refunds and other items not related to uncertain tax positions.

In addition, in September 2009, Tyco International and the U.S. Internal Revenue Service (IRS) entered into settlements related to certain outstanding tax matters within the 2001 through 2004 audit cycle, which cycle remains open and subject to examination and resolution of other matters. The net effect of the settlements will require Covidien to make a payment of approximately $205 million to the IRS, potentially in fiscal 2011, which is included in non-current income taxes payable on the balance sheet. However, pursuant to the Tax Sharing Agreement, Covidien will receive payments totaling approximately $107 million from Tyco International and Tyco Electronics, which is included in due from former parent and affiliates. The impacts of these settlements are reflected in income tax expense and other income, respectively. Covidien will also be required to reimburse Tyco International and Tyco Electronics an insignificant amount for the Company’s portion of their settlements.

As of September 25, 2009, a summary of tax years that remain subject to examination in the Company’s major tax jurisdictions are as follows:

United States—federal	1997 and forward
United States—state	1996 and forward
Australia	2004 and forward
Canada	2000 and forward
France	2000 and forward
Germany	2002 and forward
Ireland	2004 and forward
Italy	2004 and forward
Japan	1998 and forward
Netherlands	2003 and forward
Switzerland	2004 and forward
United Kingdom	2004, 2006 and forward

2009 Irish Statutory Accounts	48

COVIDIEN PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Deferred income taxes result from temporary differences between the amount of assets and liabilities recognized for financial reporting and tax purposes. The following table sets forth the components of the net deferred tax asset at the end of fiscal 2009 and 2008:

(Dollars in Millions)	2009	2008
Deferred tax assets:
Accrued liabilities and reserves	$434	$356
Tax loss and credit carryforwards	6,594	6,715
Inventories	110	65
Postretirement benefits	133	47
Federal and state benefit of uncertain tax positions	239	180
Investment in subsidiaries	—	60
Deferred compensation	74	40
Other	131	163

	7,715	7,626

Deferred tax liabilities:
Property, plant and equipment	(299)	(312)
Intangible assets	(814)	(651)
Other	—	(7)

	(1,113)	(970)

Net deferred tax asset before valuation allowances	6,602	6,656
Valuation allowances	(6,492)	(6,617)

Net deferred tax asset	$110	$39

Net deferred tax asset activity for fiscal 2009 is as follows:

(Dollars in Millions)
Balance at September 26, 2008	$39
Provisions	92
Acquisitions	(68)
Charge to equity	22
Currency translation and other	25

Balance at September 25, 2009	$110

Deferred taxes were comprised of the following:

(Dollars in Millions)	2009	2008
Deferred income taxes included in debtors	$476	$335
Deferred income taxes included in provisions	(366)	(296)

Net deferred tax asset	$110	$39

At September 25, 2009, the Company had approximately $22.6 billion of net operating loss carryforwards in certain non-U.S. jurisdictions, of which $21.6 billion have no expiration, and the remaining $1.0 billion will expire in future years through 2029. Included in these net operating loss carryforwards are approximately $20 billion of net operating losses that the Company recorded in fiscal 2008 as a result of the receipt of a favorable

49	2009 Irish Statutory Accounts

COVIDIEN PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

tax ruling from certain non-U.S. taxing authorities. The Company has recorded a full valuation allowance against this net operating loss as management believes that it is highly unlikely that any of this net operating loss will be utilized. Since there was no impact on the Company’s effective tax rate, the net operating loss and corresponding valuation allowance have been excluded from the rate reconciliation previously presented. The Company had $464 million of U.S. federal net operating loss carryforwards and $258 million of U.S. federal capital loss carryforwards at September 25, 2009, which will expire between 2011 through 2029. For U.S. state purposes, the Company had $874 million of net operating loss carryforwards and $241 million of capital loss carryforwards at September 25, 2009, which will also expire between 2010 through 2029.

At September 25, 2009, the Company also had $23 million of tax credits available to reduce future income taxes payable, primarily in jurisdictions within the United States, of which $7 million have no expiration, and the remainder expire during 2010 through 2029.

The valuation allowances for deferred tax assets of $6.492 billion and $6.617 billion at September 25, 2009 and September 26, 2008, respectively, relate principally to the uncertainty of the utilization of certain deferred tax assets, primarily tax loss and credit carryforwards in various jurisdictions. The Company believes that it will generate sufficient future taxable income to realize the tax benefits related to the remaining net deferred tax assets.

At September 25, 2009, the Company had certain potential non-U.S. tax attributes that had not been recorded in the financial statements. These attributes include $11.7 billion of non-U.S. special deductions with an indefinite carryforward period. The Company has treated these amounts as special deductions for financial statement purposes since utilization is contingent upon the annual performance of certain economic factors. The Company intends to recognize the applicable portion of the special deduction annually at an estimated tax rate of between 1% and 3% when and if these economic factors are met.

During fiscal 2009, the Company provided for U.S. and non-U.S. income taxes and a 5% withholding tax in the amount of $167 million on earnings that were repatriated (i) in connection with a one-time transaction that was implemented as part of the Company’s tax planning strategies and (ii) in jurisdictions where the Company is not permanently reinvested. In general, the remaining earnings of the Company’s subsidiaries are considered to be permanently reinvested. At September 25, 2009, there are no significant U.S. accumulated earnings that have not been repatriated. The Company does not believe it practicable to estimate either the accumulated earnings in other jurisdictions or the potential income taxes thereon which could potentially be triggered if repatriation were to occur.

6. Earnings per Share

The following table sets forth the computation of basic and diluted earnings per share for fiscal 2009 and 2008:

	2009			2008
(Amounts in Millions, Except per Share Data)	Income	Shares	Per Share Amount	Income	Shares	Per Share Amount
Basic earnings per share:
Profit after taxation from continuing operations	$871	503	$1.73	$1,537	500	$3.08
Diluted earnings per share:
Share options and restricted shares	—	2		—	5

Profit after taxation from continuing operations giving effect to dilutive adjustments	$871	505	$1.72	$1,537	505	$3.04

2009 Irish Statutory Accounts	50

COVIDIEN PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The computation of diluted earnings per share for fiscal 2009 and 2008 excludes the effect of the potential exercise of options to purchase 15 million and 5 million shares, respectively, because the effect would be anti-dilutive.

7. Inventories

At the end of fiscal 2009 and 2008, inventories were comprised of:

(Dollars in Millions)	2009	2008
Purchased materials and manufactured parts	$303	$273
Work in process	331	244
Finished goods	700	830

Inventories	$1,334	$1,347

Aggregate reductions in the carrying value with respect to inventories that were still on hand at September 25, 2009 and September 26, 2008, that were deemed to be excess, obsolete, slow-moving or that had a carrying value in excess of market, were $144 million and $122 million, respectively.

8. Property, plant and equipment

At the end of fiscal 2009 and 2008 property, plant and equipment at cost and accumulated depreciation were:

(Dollars in Millions)	2009	2008
Land	$137	$138
Buildings and related improvements	1,147	1,084
Machinery and equipment	3,101	2,859
Leasehold improvements	194	175
Construction in progress	350	393
Accumulated depreciation	(2,268)	(2,065)

Property, plant and equipment, net	$2,661	$2,584

At September 25, 2009 and September 26, 2008, the Company had property under capital lease of $77 million and $224 million, respectively, consisting primarily of buildings. Amortization of capitalized lease assets was $4 million and $9 million in fiscal 2009 and 2008, respectively. Accumulated amortization of capitalized lease assets was $64 million and $161 million at the end of fiscal 2009 and 2008, respectively.

Demonstration product (“Demo”) is capital equipment utilized by the sales force as a sales tool. Demo is located with the sales force or placed with customers on a temporary basis for use in evaluating the product. Demo is capitalized and amortized over 3 to 5 years based on expected useful life. In addition, the Company maintains a pool of loaned capital equipment, primarily items that are provided to customers for use when the customer owned item is sent in for repair. Upon completion of the repair the loaned equipment is returned to the Company. Demo and loaned equipment totaled $116 million and $109 million at September 25, 2009 and September 26, 2008, respectively.

Depreciation expense was $353 million and $323 million in fiscal 2009 and 2008, respectively. These amounts include $54 million and $47 million for fiscal 2009 and 2008, respectively, of depreciation expense on demonstration equipment which is included in other tangible assets on the balance sheet. Maintenance and repair expenditures are charged to expense when incurred and were $101 million in fiscal 2009 and $108 million in fiscal 2008.

51	2009 Irish Statutory Accounts

COVIDIEN PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Fixed asset activity for fiscal 2009 is as follows:

(Dollars in Millions)	Land, Buildings and Leasehold Improvements	Machinery and Equipment	Construction in Process	Total
Cost:
At September 26, 2008	$1,397	$2,859	$393	$4,649
Additions	20	59	333	412
Acquisitions	3	6	—	9
Impairment	(2)	—	(1)	(3)
Disposals	(14)	(133)	—	(147)
Transfers	68	306	(374)	—
Currency translation	6	4	(1)	9

At September 25, 2009	$1,478	$3,101	$350	$4,929

Depreciation and impairment:
At September 26, 2008	$524	$1,541	$—	$2,065
Depreciation expense	60	239	—	299
Impairment	15	5	—	20
Disposals	(13)	(110)	—	(123)
Transfers	(2)	2	—	—
Currency translation	3	4	—	7

At September 25, 2009	$587	$1,681	$—	$2,268

Net book value:
At September 26, 2008	$873	$1,318	$393	$2,584
At September 25, 2009	$891	$1,420	$350	$2,661

9. Goodwill and Intangible Assets

The changes in the carrying amount of goodwill for fiscal 2009 and 2008 were as follows:

(Dollars in Millions)	Medical Devices	Medical Supplies	Pharma- ceuticals	Total
Goodwill at September 29, 2007	$4,871	$389	$532	$5,792
Acquisitions	51	—	—	51
Currency translation	3	—	—	3

Goodwill at September 26, 2008	4,925	389	532	5,846
Acquisitions	200	—	—	200

Goodwill at September 25, 2009	$5,125	$389	$532	$6,046

2009 Irish Statutory Accounts	52

COVIDIEN PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The gross carrying amount and accumulated amortization of intangible assets at the end of fiscal 2009 and 2008 were as follows:

	2009			2008
(Dollars in Millions)	Gross Carrying Amount	Accumulated Amortization	Weighted Average Amortization Period	Gross Carrying Amount	Accumulated Amortization	Weighted Average Amortization Period
Amortizable:
Unpatented technology	$657	$251	21 years	$626	$218	21 years
Patents and trademarks	943	349	15 years	659	310	18 years
Customer lists	158	44	16 years	97	34	18 years
Other	168	73	29 years	163	66	29 years

Total	1,926	717	18 years	1,545	628	20 years
Non-Amortizable:
Trademarks	353			356

Total intangible assets	$2,279	$717		$1,901	$628

Intangible asset amortization expense for fiscal 2009 and 2008 was $87 million and $77 million, respectively. The estimated aggregate amortization expense is expected to be $102 million for fiscal 2010, $100 million for fiscal 2011, $99 million for fiscal 2012, $98 million for fiscal 2013 and $97 million for fiscal 2014.

Intangible asset activity for fiscal 2009 is as follows:

(Dollars in Millions)	Unpatented Technology	Patents and Trademarks	Customer Lists	Other	Total
Cost:
At September 26, 2008	$626	$1,015	$97	$163	$1,901
Acquisitions	31	280	60	5	376
Currency translation	—	1	1	—	2

At September 25, 2009	$657	$1,296	$158	$168	$2,279

Amortization:
At September 26, 2008	$218	$310	$34	$66	$628
Amortization expense	33	38	9	7	87
Currency translation	—	1	1	—	2

At September 25, 2009	$251	$349	$44	$73	$717

Net book value:
At September 26, 2008	$408	$705	$63	$97	$1,273
At September 25, 2009	$406	$947	$114	$95	$1,562

53	2009 Irish Statutory Accounts

COVIDIEN PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

10. Debt

At the end of fiscal 2009 and 2008, debt was comprised of:

(Dollars in Millions)	2009	2008
Current maturities of long-term debt:
Capital lease obligations	$5	$19
Other	25	—

Total	30	19
Long-term debt:
Commercial paper program	151	171
5.2% senior notes due October 2010	250	250
5.5% senior notes due October 2012	500	500
6.0% senior notes due October 2017	1,150	1,150
6.6% senior notes due October 2037	850	850
Capital lease obligations	41	45
Other	19	20

Total	2,961	2,986

Total debt	$2,991	$3,005

The Company has a $1.425 billion five-year unsecured senior revolving credit facility expiring in 2012. Borrowings under this credit facility bear interest, at the Company’s option, at a base rate or LIBOR, plus a margin dependent on the Company’s credit default swap rate (subject to a floor and a cap that is dependent upon the Company’s credit ratings). The credit facility agreement contains a covenant limiting the Company’s ratio of debt to earnings before interest, income taxes, depreciation and amortization. In addition, the agreement contains other customary covenants, none of which are considered restrictive to the Company’s operations. No amount was outstanding under the credit facility at either September 25, 2009 or September 26, 2008.

In February 2008, Covidien International Finance S.A. (“CIFSA”), an indirect wholly-owned subsidiary of the Company, initiated a commercial paper program. The notes issued under the commercial paper program are fully and unconditionally guaranteed by both Covidien plc and Covidien Ltd. Proceeds from the sale of the notes are used for working capital and other corporate purposes. The weighted-average interest rate on the notes issued under the commercial paper program was 0.4% and 3.6% at September 25, 2009 and September 26, 2008, respectively. CIFSA is required to maintain an available unused balance under its revolving credit facility sufficient to support amounts outstanding under the commercial paper program.

Capital lease obligations are generally due in installments based on the underlying agreements. All other debt is due in lump-sums. The aggregate amounts of external debt, including capital lease obligations, maturing during the next five fiscal years and thereafter are as follows: $30 million, $255 million, $155 million, $504 million, $10 million and $2.037 billion.

The fair value of the Company’s unsecured senior notes was approximately $3.068 billion and $2.697 billion at September 25, 2009 and September 26, 2008, respectively.

2009 Irish Statutory Accounts	54

COVIDIEN PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

11. Guarantees

CIFSA, a Luxembourg company, is a holding company that owns, directly or indirectly, all of the operating subsidiaries of Covidien plc. CIFSA is the issuer of the Company’s senior notes and commercial paper and the borrower under the revolving credit facility, substantially all of which are fully and unconditionally guaranteed by both Covidien plc and Covidien Ltd., the owners of CIFSA.

Pursuant to the Separation and Distribution Agreement and Tax Sharing Agreement, the Company entered into certain guarantee commitments and indemnifications with Tyco International and Tyco Electronics, which are discussed in note 17.

In disposing of assets or businesses, the Company often provides representations, warranties and indemnities to cover various risks including, unknown damage to the assets, environmental risks involved in the sale of real estate, liability to investigate and remediate environmental contamination at waste disposal sites and manufacturing facilities, and unidentified tax liabilities and legal fees related to periods prior to disposition. The Company does not have the ability to estimate the potential liability from such indemnities because they relate to unknown conditions. However, the Company has no reason to believe that these uncertainties would have a material adverse effect on its results of operations, financial condition or cash flows.

The Company has recorded liabilities for known indemnifications included as part of environmental liabilities, which are discussed in note 19. In addition, the Company is liable for product performance; however in the opinion of management, such obligations will not significantly affect the Company’s results of operations, financial condition or cash flows.

12. Financial Instruments

The Company is exposed to certain risks relating to its business operations. Risks that relate to interest rate exposure, foreign exchange exposure and commodity price exposure are managed by using derivative instruments. Interest rate lock contracts were entered into prior to the issuance of the Company’s fixed rate senior notes to manage the risk of changes in interest rates prior to issuance of the debt. Foreign currency option and forward contracts are used to economically manage the foreign exchange exposures of operations outside the United States. Swap contracts on various commodities are periodically entered into to manage the price risk associated with forecasted purchases of commodities used in the Company’s manufacturing processes.

The company recognizes all derivative instruments as either assets or liabilities at fair value on the balance sheet. The Company has designated the interest rate lock contracts and certain commodity swap contracts as cash flow hedges. The Company has not designated the foreign currency forward and option contracts as hedging instruments.

Cash Flow Hedges

Interest Rate Exposure—During fiscal 2007, CIFSA entered into a series of forward interest rate lock contracts to hedge the risk of variability in the market interest rates prior to the issuance of its fixed rate senior notes. The rate locks had an aggregate notional value of $1.3 billion and were designated as cash flow hedges at inception. The rate locks were terminated in fiscal 2007 and fiscal 2008 prior to the issuance of the notes. The termination of the rate locks resulted in an aggregate loss of $61 million, substantially all of which was considered to be highly effective at mitigating the risk associated with changes in interest rates. This amount was recorded within accumulated other comprehensive income and is being reclassified to interest expense over the terms of the notes. The amount of loss reclassified from accumulated other comprehensive income to interest

55	2009 Irish Statutory Accounts

COVIDIEN PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

expense was insignificant for each of fiscal 2009 and 2008. As of September 25, 2009, $54 million of this loss remained in accumulated other comprehensive income. The Company has not entered into any other interest rate-related derivative instruments.

Derivative not Designated as Hedging Instruments

Foreign Exchange Exposures—The Company’s operations outside the United States are significant. As a result, the Company has both transactional and translational foreign exchange exposure. The Company’s policy is to use various forward and option contracts to economically manage foreign currency exposures on accounts and notes receivable, accounts payable, intercompany loans and forecasted transactions denominated in certain foreign currencies, principally the euro, Japanese yen, British pound and Canadian dollar. All forward and option contracts are recorded on the balance sheet at fair value. At September 25, 2009, the Company had foreign currency forward and option contracts outstanding with a notional amount of $765 million. These contracts do not meet the necessary criteria to qualify for hedge accounting. Accordingly, all associated changes in fair value are recognized in earnings.

The fair value of foreign exchange forward and option contracts not designated as hedging instruments is as follows:

(Dollars in Millions)	September 25, 2009
Prepaid expenses and other current assets(1)	$30
Accrued and other current liabilities(1)	49

(1)	The Company nets derivative assets and liabilities when aggregating derivative contracts for presentation in the consolidated financial statements if certain criteria are met. The table above presents such contracts on a gross basis.

The net gain (loss) on foreign exchange forward and option contracts not designated as hedging instruments and related hedged items included in selling, general and administrative expenses was $36 million and $(44) million in fiscal 2009 and 2008, respectively.

The following table provides a summary of significant assets and liabilities that are measured at fair value on a recurring basis as of September 25, 2009:

	September 25, 2009	Basis of Fair Value Measurement
(Dollars in Millions)		Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Foreign currency contracts	$30	$—	$30	$—
Liabilities
Foreign currency contracts	$49	$—	$49	$—

The majority of derivatives entered into by the Company are valued using over-the-counter quoted market prices for similar instruments. The Company does not believe that fair values of these derivative instruments differs materially from the amounts that could be realized upon settlement or maturity, or that the changes in fair value will have a material effect on its results of operations, financial condition or cash flows.

2009 Irish Statutory Accounts	56

COVIDIEN PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Fair Value of Financial Instruments

The Company’s financial instruments consist primarily of cash and cash equivalents, accounts receivable, investments, amounts due from former parent and affiliates, accounts payable, debt and derivative financial instruments. The fair value of cash and cash equivalents, accounts receivable, investments, accounts payable and derivative financial instruments approximated their carrying values at the end of fiscal 2009 and 2008. The fair value of debt is set forth in note 10. It is not practicable to estimate the fair value of the amounts due to or from former parent and affiliates.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents, accounts receivable and derivative financial instruments. The Company invests its excess cash in deposits or money market funds and diversifies the concentration of cash among different financial institutions that have at least an A credit rating. The Company provides credit and does not generally require collateral; however, concentrations of credit risk with respect to trade accounts receivable are limited due to the large number of customers and their diversity across many geographic areas. Counterparties to the Company’s derivative financial instruments are limited to major financial institutions with at least an A/A2 long-term debt rating. While the Company does not require collateral or other security to be furnished by the counterparties to its derivative financial instruments, it minimizes exposure to credit risk by dealing with a diversified group of major financial institutions and actively monitoring outstanding positions.

13. Retirement Plans

At the end of fiscal 2009 and 2008, pension and similar obligations were comprised of:

(Dollars in Millions)	2009	2008
U.S. defined benefit pension plans	$161	$73
Non-U.S. defined benefit pension plans	90	102
Postretirement benefit obligations	135	131
Other	35	37

	$421	$343

Defined Benefit Pension Plans—The Company sponsors a number of defined benefit retirement plans covering certain of its U.S. and non-U.S. employees. The Company’s periodic contributions to the plans are generally held in trust. Net periodic pension benefit cost is based on periodic actuarial valuations which use the projected unit credit method of calculation and is charged to expense on a systematic basis over the expected average remaining service lives of current participants. Contribution amounts are determined based on the advice of professionally qualified actuaries. The benefits under the defined benefit plans are based on various factors, such as years of service and compensation.

The amounts included in the Company’s financial statements are based on the most recent actuarial valuations, which are generally as of the end of the fiscal year. The actuarial valuations are performed by the individual plan’s independent and professionally qualified actuaries. The actuarial reports are not available for public inspection.

57	2009 Irish Statutory Accounts

COVIDIEN PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The net periodic benefit cost for all U.S. and non-U.S. defined benefit pension plans is as follows:

	U.S. Plans		Non-U.S. Plans
(Dollars in Millions)	2009	2008	2009	2008
Service cost	$7	$7	$15	$15
Interest cost	35	34	17	18
Expected return on plan assets	(32)	(41)	(13)	(14)
Amortization of prior service cost	2	2	—	—
Amortization of net actuarial loss	11	6	2	2
Plan settlements, curtailment and special termination benefits	—	5	4	1

Net periodic benefit cost	$23	$13	$25	$22

Weighted-average assumptions used to determine net pension cost during the year:
Discount rate	7.0%	6.3%	5.6%	5.0%
Expected return on plan assets	7.4%	8.0%	5.7%	5.5%
Rate of compensation increase	3.8%	4.3%	3.8%	3.8%

The estimated amounts that will be amortized from accumulated income into net periodic benefit cost in fiscal 2010 are as follows:

(Dollars in Millions)	U.S. Plans	Non-U.S. Plans
Amortization of net actuarial loss	$(20)	$(2)
Amortization of prior service cost	(2)	—

2009 Irish Statutory Accounts	58

COVIDIEN PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table represents the changes in benefit obligations, plan assets and the net amounts recognized on the balance sheet for all U.S. and non-U.S. defined benefit plans at the end of fiscal 2009 and 2008:

	U.S. Plans		Non-U.S. Plans
(Dollars in Millions)	2009	2008	2009	2008
Change in benefit obligations:
Benefit obligations at beginning of year	$526	$577	$345	$341
Change in measurement date	—	—	2	—
Service cost	7	7	15	15
Interest cost	35	34	17	18
Employee contributions	—	—	2	2
Actuarial loss (gain)	72	(29)	(10)	(21)
Benefits and administrative expenses paid	(47)	(38)	(13)	(13)
Plan settlements, curtailments and special termination benefits	(4)	(25)	(4)	(1)
Currency translation	—	—	—	4

Benefit obligations at end of year	$589	$526	$354	$345

Change in plan assets:
Fair value of plan assets at beginning of year	$452	$535	$242	$244
Change in measurement date	(4)	—	(1)	—
Actual return on plan assets	5	(31)	4	(11)
Employer contributions	26	11	33	19
Employee contributions	—	—	2	2
Plan settlements	(4)	(25)	(6)	(2)
Benefits and administrative expenses paid	(47)	(38)	(13)	(13)
Currency translation	—	—	3	3

Fair value of plan assets at end of year	$428	$452	$264	$242

Funded status at end of year	$(161)	$(74)	$(90)	$(103)
Contributions after the measurement date	—	1	—	1

Net amount recognized on the balance sheet	$(161)	$(73)	$(90)	$(102)

Amounts recognized on the balance sheet:
Amount to be settled within one year	$(3)	$(3)	$(4)	$(4)
Amount to be settled after one year	(158)	(70)	(86)	(98)

Net amount recognized on the balance sheet	$(161)	$(73)	$(90)	$(102)

Amounts recognized in accumulated other comprehensive income consist of:
Net actuarial loss	$(232)	$(143)	$(41)	$(46)
Prior service (cost) credit	(5)	(6)	5	3

Net amount recognized in accumulated other comprehensive income	$(237)	$(149)	$(36)	$(43)

Weighted-average assumptions used to determine pension benefit obligations at year end:
Discount rate	5.5%	7.0%	5.4%	5.6%
Rate of compensation increase	2.8%	3.8%	3.6%	3.8%

59	2009 Irish Statutory Accounts

COVIDIEN PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Company’s U.S. plans, the discount rate is based on the market rate for a broad population of Moody’s AA-rated corporate bonds over $250 million. For the Company’s non-U.S. plans, the discount rate is generally determined by reviewing country and region specific government and corporate bond interest rates.

The accumulated benefit obligation for all U.S. and non-U.S. plans at the end of fiscal 2009 and 2008 is as follows:

	U.S. Plans		Non-U.S. Plans
(Dollars in Millions)	2009	2008	2009	2008
Accumulated benefit obligation	$590	$527	$316	$311

The accumulated benefit obligation and fair value of plan assets for all U.S. and non-U.S. pension plans with accumulated benefit obligations in excess of plan assets at the end of fiscal 2009 and 2008 are as follows:

	U.S. Plans		Non-U.S. Plans
(Dollars in Millions)	2009	2008	2009	2008
Accumulated benefit obligation	$573	$527	$204	$238
Fair value of plan assets	411	452	108	151

In determining the expected return on plan assets, the Company considers the relative weighting of plan assets by class and individual asset class performance expectations as provided by external advisors. The Company’s overall investment objective is to obtain a long-term return on plan assets that is consistent with the level of investment risk that is considered appropriate. Investment risks and returns are reviewed regularly against benchmarks to ensure objectives are being met.

The Company’s U.S. pension plans have a target allocation of either 60% equity securities and 40% debt securities or 30% equity securities and 70% debt securities, depending on the status and duration of liabilities of the plan. Various asset allocation strategies are in place for non-U.S. pension plans depending upon local law, status, funding level and duration of liabilities. The Company’s non-U.S. pension plans have a weighted-average target allocation of 33% equity securities, 58% debt securities and 9% other asset classes, primarily cash and cash equivalents.

Pension plans have the following weighted-average asset allocations at the end of fiscal 2009 and 2008:

	U.S. Plans		Non-U.S. Plans
	2009	2008	2009	2008
Equity securities	49%	46%	30%	36%
Debt securities	51	53	62	55
Real estate	—	—	1	2
Cash and cash equivalents	—	1	7	7

Total	100%	100%	100%	100%

Covidien ordinary shares are not a direct investment of the Company’s pension funds; however, the pension funds may indirectly include Covidien ordinary shares. The aggregate amount of the Covidien ordinary shares would not be material relative to the total pension fund assets.

The Company’s funding policy is to make contributions in accordance with the laws and customs of the various countries in which it operates as well as to make discretionary voluntary contributions from time-to-time. The Company anticipates that it will at least make minimum required contributions of $41 million to its U.S. and non-U.S. pension plans in fiscal 2010.

2009 Irish Statutory Accounts	60

COVIDIEN PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Benefit payments expected to be paid, reflecting future expected service as appropriate, are as follows:

(Dollars in Millions)	U.S. Plans	Non-U.S. Plans
Fiscal 2010	$62	$14
Fiscal 2011	53	13
Fiscal 2012	48	15
Fiscal 2013	47	16
Fiscal 2014	47	16
Fiscal 2015-2019	225	94

Defined Contribution Retirement Plans—The Company maintains voluntary 401(k) retirement plans, in which the Company matches a percentage of each employee’s contributions. Total Company matching contributions to the plans were $69 million and $63 million for fiscal 2009 and 2008, respectively.

Deferred Compensation Plans—The Company maintains one active nonqualified deferred compensation plan in the United States, which permits eligible employees to defer a portion of their compensation. A record keeping account is set up for each participant and the participant chooses from a variety of measurement funds for the deemed investment of their accounts. The measurement funds generally correspond to the funds offered in the Company’s U.S. tax-qualified retirement plan and the account balance fluctuates with the investment returns on those funds. Deferred compensation expense for each period presented was insignificant. Total deferred compensation liabilities were $67 million and $53 million at the end of fiscal 2009 and 2008, respectively.

Rabbi Trusts and Other Investments—The Company maintains several rabbi trusts, the assets of which may be used to pay retirement benefits. The trusts primarily hold life insurance policies and debt and equity securities. The value of the assets held by these trusts was $81 million and $82 million at September 25, 2009 and September 26, 2008, respectively, which were included in other assets on the balance sheets. The rabbi trust assets, which are consolidated, are subject to the claims of the Company’s creditors in the event of the Company’s insolvency. Plan participants are general creditors of the Company with respect to these benefits. In addition, the Company has other investments which serve as collateral for certain pension plan benefits amounting to $40 million at both September 25, 2009 and September 26, 2008. These amounts were also included in other assets on the balance sheets.

Postretirement Benefit Plans—The Company generally does not provide postretirement benefits other than retirement plan benefits for its employees. However, certain acquired operations provide postretirement medical benefits to employees who were eligible at the date of acquisition, and a small number of U.S. and Canadian operations provide eligibility for such benefits.

Net periodic postretirement benefit cost is as follows:

(Dollars in Millions)	2009	2008
Service cost	$1	$2
Interest cost	9	9
Amortization of prior service credit	(7)	(6)
Amortization of net actuarial loss	—	1

Net periodic postretirement benefit cost	$3	$6

Weighted-average assumptions used to determine net postretirement benefit cost during the year:
Discount rate	7.0%	6.2%

61	2009 Irish Statutory Accounts

COVIDIEN PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The estimated prior service credit and net loss for postretirement benefit plans that will be amortized from accumulated comprehensive income into net periodic benefit cost in fiscal 2010 aggregate $6 million.

The following table presents the components of the accrued postretirement benefit obligations, all of which are unfunded, at the end of fiscal 2009 and 2008:

(Dollars in Millions)	2009	2008
Change in benefit obligations:
Benefit obligations at beginning of year	$132	$166
Change in measurement date	1	—
Service cost	1	2
Interest cost	9	9
Plan amendments	—	(20)
Actuarial loss (gain)	1	(16)
Benefits paid	(9)	(9)

Benefit obligations at end of year	$135	$132

Change in plan assets:
Fair value of assets at beginning of year	$—	$—
Employer contributions	9	9
Benefits paid	(9)	(9)

Fair value of plan assets at end of year	$—	$—

Funded status at end of year	$(135)	$(132)
Contributions after the measurement date	—	1

Accrued postretirement benefit cost	$(135)	$(131)

Amounts recognized on the balance sheet:
Amount to be settled within one year	$(11)	$(11)
Amount to be settled after one year	(124)	(120)

Total provision recognized on the balance sheet	$(135)	$(131)

Amounts recognized in accumulated other comprehensive income consist of:
Net actuarial loss	$(17)	$(16)
Prior service credit	47	55

Net amounts recognized in accumulated other comprehensive income	$30	$39

Weighted-average assumptions used to determine postretirement benefit obligations at year end:
Discount rate	5.4%	7.0%

Health care cost trend assumptions are as follows:

	2009	2008
Health care cost trend rate assumed for next fiscal year	8.30%	9.56%
Rate to which the cost trend rate is assumed to decline	4.51%	5.00%
Fiscal year the ultimate trend rate is achieved	2029	2015

2009 Irish Statutory Accounts	62

COVIDIEN PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

A one-percentage-point change in assumed healthcare cost trend rates would have the following effects:

(Dollars in Millions)	1-Percentage-Point Increase	1-Percentage-Point Decrease
Effect on total of service and interest cost	1	(1)
Effect on postretirement benefit obligation	9	(8)

The Company expects to make contributions to its postretirement benefit plans of $11 million in fiscal 2010.

Benefit payments expected to be paid, reflecting future expected service as appropriate, are as follows (dollars in millions):

Fiscal 2010	$11
Fiscal 2011	11
Fiscal 2012	10
Fiscal 2013	10
Fiscal 2014	11
Fiscal 2015-2019	53

14. Shareholders’ Funds

Preference Shares—Covidien has authorized 125,000,000 preference shares, par value of $0.20 per share, none of which were issued and outstanding at September 25, 2009 and September 26, 2008. Rights as to dividends, return of capital, redemption, conversion, voting and otherwise with respect to the preference shares may be determined by Covidien’s board of directors on or before the time of issuance. In the event of the liquidation of the Company, the holders of any preference shares then outstanding would be entitled to payment to them of the amount for which the preference shares were subscribed and any unpaid dividends prior to any payment to the ordinary shareholders.

Other—This is primarily comprised of the capital contribution that was recorded upon separation from Tyco International Ltd.

Share Repurchase Program—During fiscal 2009, the Board of Directors authorized a program to purchase up to $300 million of the Company’s ordinary shares to partially offset dilution related to equity compensation plans. Shares may be repurchased from time to time, based on market conditions. During fiscal 2009, the Company repurchased approximately 6 million ordinary shares (with a par value of $1.2 million), or 1.2% of outstanding shares, for $225 million under this program. The Company also repurchases shares from certain employees in order to satisfy employee tax withholding requirements in connection with the vesting of restricted shares and to settle certain option exercises. During fiscal 2009, an additional $7 million was spent to acquire shares in connection with such share-based awards. In fiscal 2009, prior to the reorganization discussed in note 1, the Company retired the 2.1 million shares (with a par value of $0.4 million) that Covidien Ltd. held in treasury, which represented 0.4% of outstanding shares. As of September 25, 2009, the Company had approximately 3.9 million shares (with a par value of $0.8 million) held in treasury, representing 0.8% of outstanding shares, with a value of $155 million. These amounts also represent the maximum amounts held during the year.

Dividends—Covidien paid cash dividends totaling $322 and $320 million during fiscal 2009 and 2008, respectively. On September 24, 2009, the Board of Directors declared a quarterly cash dividend of $0.18 per share to shareholders of record at the close of business on October 6, 2009. The dividend, totaling $87 million, was paid on November 6, 2009.

63	2009 Irish Statutory Accounts

COVIDIEN PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Shareholders’ funds activity of the Parent Company is as follows:

	Ordinary Shares			Other Reserves
(In Millions)	Number	Amount	Share Premium	Profit and Loss Account	Profit and Loss Account - Treasury Shares	Other	Total
At January 16, 2009	—	$—	$—	$—	$—	$—	$—
Issuance of shares upon Reorganization	502	101	17,796	—	—	—	17,897
Transfer to profit and loss account	—	—	(13,934)	13,934	—	—	—
Net loss	—	—	—	(41)	—	—	(41)
Dividends declared	—	—	—	(170)	—	—	(170)
Repurchase of shares	—	—	—	—	(156)	—	(156)
Share options exercised	1	—	10	—	1	—	11
Share-based compensation	—	—	—	—	—	22	22

At September 25, 2009	503	$101	$3,872	$13,723	$(155)	$22	$17,563

Ordinary shares—On January 20, 2009, the Parent Company issued 40,000 ordinary shares, par value of €1 per share, for $0.052 million, all of which were redeemed in connection with the Reorganization described in note 1.

Reverse acquisition—On June 4, 2009 all of the outstanding common shares of Covidien Ltd. were cancelled and Covidien plc issued 502,019,511 ordinary shares, par value of $0.20, with substantially the same rights and preferences on a one-for-one basis to the holders of the Covidien Ltd. common shares that were cancelled. The fair value of these shares in Covidien Ltd. received as consideration for the issue of these shares was $17.897 billion, which resulted in a share premium of $17.796 billion for Covidien plc. On a consolidated basis, since the acquisition was accounted for as a reverse acquisition, the shares of Covidien plc, the new legal parent, were recognized and the shares of Covidien Ltd. were derecognized. A reverse acquisition adjustment has been made for the share capital of Covidien Ltd. and is offset against the share premium of the new legal parent.

Transfer of share premium to profit and loss account—On June 29, 2009, the Irish High Court approved the creation of distributable reserves of Covidien plc through the reduction of the share premium account, so as to facilitate the ongoing payment of dividends to the Shareholders of the Company and to effect the repurchase of shares. The court order authorizing the creation of distributable reserves was filed with the Registrar of Companies in Ireland and became effective on July 8, 2009.

15. Share Plans

Stock Compensation Plans

In March 2009, shareholders approved an amendment and restatement of the Company’s 2007 Stock and Incentive Plan, which provides a maximum of 35 million ordinary shares to be issued as stock options, stock appreciation rights, annual performance bonuses, long-term performance awards, restricted units, restricted stock, deferred stock units, promissory stock and other stock-based awards.

Share Options—Options are granted to purchase ordinary shares at prices that are equal to the fair market value of the shares on the date the option is granted. Options generally vest in equal annual installments over a period of four years and expire 10 years after the date of grant. The grant-date fair value of options, adjusted for estimated forfeitures, is recognized as expense on a straight-line basis over the requisite service period, which is generally the vesting period. Forfeitures are estimated based on historical experience.

2009 Irish Statutory Accounts	64

COVIDIEN PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Option activity for fiscal 2008 and 2009 is as follows:

	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (dollars in millions)
Outstanding at September 29, 2007	28,662,252	$40.57	6.21	$156
Granted	518,035	41.69
Exercised	(4,819,292)	32.59
Expired/Forfeited	(2,349,562)	48.47

Outstanding at September 26, 2008	22,011,433	41.49	5.61	319
Granted	4,859,065	34.24
Exercised	(909,533)	20.97
Expired/Forfeited	(2,344,749)	44.69

Outstanding at September 25, 2009	23,616,216	40.47	5.73	116

Exercisable as of September 25, 2009	16,087,644	41.92	4.41	82

Expected to vest at September 25, 2009	6,591,482	37.47	8.55	29

As of September 25, 2009, there was $47 million of total unrecognized compensation cost related to unvested options, which is expected to be recognized over a weighted-average period of 1.3 years.

The Company uses the Black-Scholes pricing model to estimate the fair value of options on the date of grant. Use of a valuation model requires management to make certain assumptions with respect to selected model inputs. The expected volatility assumption is based on the historical and implied volatility of the Company’s peer group with similar business models. The expected life assumption is based on the contractual and vesting term of the option, employee exercise patterns and employee post-vesting termination behavior. The expected annual dividend per share is based on the Company’s historical experience as well as expected dividend rate. The risk-free interest rate is based on U.S. Treasury zero-coupon issues with a remaining term equal to the expected life assumed at the date of grant. The weighted-average assumptions used in the Black-Scholes pricing model for Covidien options granted in fiscal 2009 and 2008 were as follows:

	2009	2008
Expected stock price volatility	31.84%	26.66%
Risk free interest rate	1.97%	3.37%
Expected annual dividend per share	$0.64	$0.64
Expected life of options (years)	5.20	5.00

The weighted-average grant-date fair value of Covidien options granted in fiscal 2009 and 2008 was $8.87 and $8.70, respectively. The total intrinsic value of options exercised during fiscal 2009 and 2008 was $19 million and $74 million, respectively. The related excess cash tax benefit classified as a financing cash inflow for fiscal 2009 and 2008 was not significant.

Restricted Stock Units—Recipients of restricted stock units (RSUs) have no voting rights and generally receive dividend equivalent units which vest upon the vesting of the related shares. RSUs generally vest in equal annual installments over a four-year period. Restrictions on RSUs generally lapse upon normal retirement, death or disability of the employee. The grant-date fair value of RSUs, adjusted for estimated forfeitures, is recognized as expense on a straight-line basis over the service period. The fair market value of RSUs is determined based on the market value of the Company’s shares on the date of grant.

65	2009 Irish Statutory Accounts

COVIDIEN PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

RSU activity for fiscal 2008 and 2009 is as follows:

	Shares	Weighted-Average Grant-Date Fair Value
Non-vested at September 29, 2007	4,401,907	$40.80
Granted	255,924	44.10
Vested	(1,308,618)	41.40
Forfeited	(407,903)	40.76

Non-vested at September 26, 2008	2,941,310	40.82
Granted	914,956	34.37
Vested	(1,313,481)	39.68
Forfeited	(277,854)	40.10

Non-vested at September 25, 2009	2,264,931	38.97

The total fair value of RSUs vested during fiscal 2009 and 2008 was $52 million and $54 million, respectively. As of September 25, 2009, there was $51 million of unrecognized compensation cost related to RSUs, which is expected to be recognized over a weighted-average period of 1.2 years.

Performance Share Units—Similar to recipients of RSUs, recipients of performance share units (PSUs) have no voting rights and generally receive dividend equivalent units which vest upon the vesting of the related shares. The grant-date fair value of PSUs, adjusted for estimated forfeitures, is generally recognized as expense on a straight-line basis from the grant date through the end of the performance period.

In fiscal 2009, the Company granted 721,578 PSUs. The vesting of PSUs is generally based on relative total shareholder return (total shareholder return for the Company as compared to total shareholder return of a healthcare industry index), measured over a three-year performance period. The healthcare industry index is comprised of seventeen healthcare companies which generally replicate the Company’s mix of businesses. Depending on Covidien’s relative performance during the performance period, a recipient of the award is entitled to receive a number of ordinary shares equal to a percentage, ranging from 0% to 200%, of the award granted. The Company generally uses the Monte Carlo model to estimate the probability of satisfying the performance criteria and the resulting fair value of the awards. The assumptions used in the Monte Carlo model for PSUs granted in fiscal 2009 were as follows:

Expected stock price volatility	28.20%
Peer group stock price volatility	29.91%
Correlation of returns	42.39%

The weighted-average grant-date fair value per share of PSUs granted in fiscal 2009 was $41.01. As of September 25, 2009, there were 652,250 PSUs outstanding with a weighted-average grant-date fair value per share of $41.22. As of September 25, 2009, there was $14 million of unrecognized compensation cost related to such shares, which is expected to be recognized over a weighted-average period of 1.1 years.

Equity-Based Compensation—Compensation costs related to share-based transactions are recognized in the financial statements based on fair value. Total equity-based compensation cost related to continuing operations was $77 million and $78 million for fiscal 2009 and 2008, respectively, and has been included in selling, general and administrative expenses. The Company recognized a related tax benefit associated with its equity-based compensation arrangements of $27 million and $24 million during fiscal 2009 and 2008, respectively.

2009 Irish Statutory Accounts	66

COVIDIEN PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Employee Stock Purchase Plans—Substantially all full-time employees of the Company’s U.S. subsidiaries and employees of certain qualified non-U.S. subsidiaries are eligible to participate in an employee stock purchase plan. Eligible employees authorize payroll deductions to be made for the purchase of shares. The Company matches the first $25 thousand of an employee’s contribution by contributing an additional 15% of the employee’s payroll deduction. This plan provides for a maximum of 5 million ordinary shares to be issued. All shares purchased under the plan are purchased on the open market by a designated broker.

The Company also maintains a Savings Related Share Plan for the benefit of employees of certain qualified non-U.S. subsidiaries in the United Kingdom. The terms of this plan provides for the Company to grant to certain employees the right to purchase shares of the Company at a stated price and receive certain tax benefits. Under this plan, eligible employees in the United Kingdom are granted options to purchase shares at the end of a three-year period at 85% of the fair market value of a Company share on the day before the date such employees were invited to apply for the grant of options. Options under the plan are generally exercisable after a period of three years from the invitation date and expire six months after the date of vesting. This plan provides for a maximum of 1 million ordinary shares to be issued.

16. Accumulated Other Comprehensive Income

The components of accumulated other comprehensive income are as follows:

(Dollars in Millions)	Currency Translation	Benefit Plans	Unrecognized Loss on Derivatives	Unrecognized Loss (Gain) on Securities	Accumulated Other Comprehensive Income
Balance at September 29, 2007	$794	$(99)	$(54)	$2	$643
Pretax current period change	71	(1)	(4)	2	68
Income tax expense	—	(4)	—	—	(4)

Balance at September 26, 2008	865	(104)	(58)	4	707
Pretax current period change	(125)	(89)	(1)	(4)	(219)
Income tax expense	—	39	2	—	41

Balance at September 25, 2009	$740	$(154)	$(57)	$—	$529

17. Transactions with Former Parent and Affiliates

Separation and Distribution Agreement—On June 29, 2007, the Company entered into a Separation and Distribution Agreement and other agreements with Tyco International and Tyco Electronics. These agreements provided for the allocation to Covidien and Tyco Electronics of certain of Tyco International’s assets, liabilities and obligations attributable to periods prior to the separation. In addition, these agreements govern the ongoing relationships among Covidien, Tyco International and Tyco Electronics.

Under the Separation and Distribution Agreement and other agreements, subject to certain exceptions contained in the Tax Sharing Agreement, Covidien, Tyco International and Tyco Electronics assumed 42%, 27% and 31%, respectively, of certain of Tyco International’s contingent and other corporate liabilities. All costs and expenses associated with the management of these contingent and other corporate liabilities will be shared equally among the parties. These contingent and other corporate liabilities primarily relate to consolidated securities litigation and any actions with respect to the separation brought by any third party. These contingent and other corporate liabilities do not include liabilities that are specifically related to one of the three separated companies, which will be allocated 100% to the relevant company. If any party responsible for such liabilities were to default in its payment, when due, of any of these assumed obligations, each non-defaulting party would

67	2009 Irish Statutory Accounts

COVIDIEN PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

be required to pay equally with any other non-defaulting party the amounts in default. Accordingly, under certain circumstances, Covidien may be obligated to pay amounts in excess of its agreed-upon share of the assumed obligations related to such contingent and other corporate liabilities, including associated costs and expenses.

Tax Sharing Agreement—On June 29, 2007, the Company entered into a Tax Sharing Agreement, under which the Company shares responsibility for certain of its, Tyco International’s and Tyco Electronics’ income tax liabilities for periods prior to the separation. Covidien, Tyco International and Tyco Electronics share 42%, 27% and 31%, respectively, of U.S. income tax liabilities that arise from adjustments made by tax authorities to its, Tyco International’s and Tyco Electronics’ U.S. income tax returns, certain income tax liabilities arising from adjustments made by tax authorities to intercompany transactions or similar adjustments, and certain taxes attributable to internal transactions undertaken in anticipation of the separation. All costs and expenses associated with the management of these tax liabilities will be shared equally among the parties. The Company is responsible for all of its own taxes that are not shared pursuant to the Tax Sharing Agreement.

All the tax liabilities of Tyco International that were associated with the former healthcare businesses of Tyco International became Covidien’s tax liabilities following the separation. Although Covidien agreed to share certain of these tax liabilities with Tyco International and Tyco Electronics pursuant to the Tax Sharing Agreement, Covidien remains primarily liable for all of these liabilities. Accordingly, if Tyco International and Tyco Electronics default on their obligations to Covidien under the Tax Sharing Agreement, Covidien would be liable for the entire amount of these liabilities.

If any party to the Tax Sharing Agreement were to default in its obligation to another party to pay its share of the distribution taxes that arise as a result of no party’s fault, each non-defaulting party would be required to pay, equally with any other non-defaulting party, the amounts in default. In addition, if another party to the Tax Sharing Agreement that is responsible for all or a portion of an income tax liability were to default in its payment of such liability to a taxing authority, the Company could be legally liable under applicable tax law for such liabilities and be required to make additional tax payments. Accordingly, under certain circumstances, the Company may be obligated to pay amounts in excess of the Company’s agreed upon share of its, Tyco International’s and Tyco Electronics’ tax liabilities.

The Company has used available information to develop its best estimates for certain assets and liabilities related to periods prior to separation, including amounts subject to or impacted by the provisions of the Tax Sharing Agreement. However, the actual amounts that Covidien may be required to ultimately accrue or pay under the Tax Sharing Agreement could vary depending upon the outcome of the unresolved tax matters, which may not occur for several years. Final determination of the balances will be made in subsequent periods, primarily related to certain pre-separation tax liabilities and tax years open for examination. These balances will also be impacted by the filing of final or amended income tax returns in certain jurisdictions where those returns include a combination of Tyco International, Covidien and/or Tyco Electronics legal entities for periods prior to the separation.

The Company is the primary obligor to the taxing authorities for $1.774 billion of contingent tax liabilities that are recorded on the balance sheet at September 25, 2009, $1.220 billion of which relates to periods prior to the separation and is shared with Tyco International and Tyco Electronics pursuant to the Tax Sharing Agreement.

Income Tax Receivables—The Company has a long-term receivable from Tyco International and Tyco Electronics totaling $708 million and $585 million at September 25, 2009 and September 26, 2008, respectively. This receivable, which reflects 58% of the contingent tax liabilities that are subject to the Tax Sharing Agreement, is classified as due from former parent and affiliates on the balance sheets. Adjustments to this

2009 Irish Statutory Accounts	68

COVIDIEN PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

receivable are recorded in other income (expense), net. During fiscal 2009, the Company recorded other income of $148 million and a corresponding increase to the receivable from Tyco International and Tyco Electronics, which reflects 58% of interest and other income tax payable amounts recorded during fiscal 2009 that will be covered under the Tax Sharing Agreement. This amount includes income of $107 million which represents the effect of Tyco International’s settlement of certain outstanding tax matters with the IRS on our receivable from Tyco International and Tyco Electronics as discussed in note 5. During fiscal 2008, the Company recorded other income of $214 million and a corresponding increase to its receivable from Tyco International and Tyco Electronics. This amount includes $231 million ($0.46 for both basic and diluted earnings per share) which reflects the indirect effect of adopting the provisions that clarified the accounting for uncertainty in income taxes discussed in note 1.

Guaranteed Tax Liabilities—Pursuant to the Separation and Distribution Agreement and Tax Sharing Agreement, the Company entered into certain guarantee commitments and indemnifications with Tyco International and Tyco Electronics. These guarantee arrangements and indemnifications primarily relate to certain contingent tax liabilities; Covidien assumed and is responsible for 42% of these liabilities. Regarding the guarantees, if any of the companies responsible for all or a portion of such liabilities were to default in its payment of costs related to any such liability, the Company would be responsible for a portion of the defaulting party or parties’ obligation. These arrangements were valued upon separation from Tyco International using appraisals and a liability of $760 million related to these guarantees was recorded, the offset of which was reflected as a reduction in shareholders’ funds.

Each reporting period, the Company evaluates the potential loss which it believes is probable as a result of its commitments under the agreements. To the extent such potential loss exceeds the amount recorded on the balance sheet, an adjustment will be required to increase the recorded liability to the amount of such potential loss. This guarantee is not amortized because no predictable pattern of performance currently exists. As a result, the liability generally will be reduced upon the Company’s release from its obligations under the agreements, which may not occur for some years. In addition, as payments are made to indemnified parties, such payments are recorded as reductions to the liability and the impact of such payments is considered in the periodic evaluation of the sufficiency of the liability. During fiscal 2009, following analyses of the tax contingency reserves allocated to the Company and Tyco Electronics at the separation date, the Company increased its guaranteed tax liability by $11 million. A liability of $718 million and $707 million relating to these guarantees was included on the Company’s balance sheet at September 25, 2009 and September 26, 2008, respectively.

69	2009 Irish Statutory Accounts

COVIDIEN PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

18. Leases

The Company has facility, vehicle and equipment leases that expire at various dates through the year 2021. Rental expense under facility, vehicle and equipment operating leases was $140 million and $127 million for fiscal 2009 and 2008, respectively. The Company also has facility and equipment commitments under capital leases.

Following is a schedule of minimum lease payments for non-cancelable leases as of September 25, 2009:

(Dollars in Millions)	Operating Leases	Capital Leases
Fiscal 2010	$97	$7
Fiscal 2011	66	7
Fiscal 2012	50	6
Fiscal 2013	39	6
Fiscal 2014	35	6
Thereafter	86	29

Total minimum lease payments	$373	61

Less interest portion of payments		(15)

Present value of minimum lease payments		$46

19. Commitments and Contingencies

The Company has purchase obligations related to commitments to purchase certain goods and services. At September 25, 2009, such obligations were as follows: $108 million in fiscal 2010, $31 million in fiscal 2011, $26 million in fiscal 2012, $14 million in fiscal 2013 and $15 million in fiscal 2014. These amounts include $2 million related to contracted capital expenditures. Capital expenditures that have been authorized but not yet contracted were $171 million as of September 25, 2009.

The Company is subject to various legal proceedings and claims, including patent infringement claims, antitrust claims, product liability matters, environmental matters, employment disputes, disputes on agreements and other commercial disputes. Management believes that these legal proceedings and claims likely will be resolved over an extended period of time. Although it is not feasible to predict the outcome of these proceedings, based upon the Company’s experience, current information and applicable law, management does not expect that these proceedings will have a material adverse effect on the Company’s financial condition. However, one or more of the proceedings could have a material adverse effect on the Company’s results of operations or cash flows for a future period. The most significant of these matters are discussed below.

Patent Litigation

The Company and Applied Medical Resources Corp. are involved in the following patent infringement actions related to trocar products used in minimally invasive surgical procedures:

(1)

Applied Medical Resources Corp. v. United States Surgical is a patent infringement action that was filed in the United States District Court for the Central District of California on July 31, 2003. U.S. Surgical is a subsidiary of the Company. The complaint alleges that U.S. Surgical’s Versaseal Plus trocar product infringes Applied Medical’s U.S. Patent No. 5,385,553. Applied Medical seeks injunctive relief and unspecified monetary damages, including enhanced damages for alleged willful infringement. Applied

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Medical filed a motion for a preliminary injunction, which the district court denied on December 23, 2003. On February 7, 2005, the district court granted U.S. Surgical’s motion for summary judgment of non-infringement. Applied Medical appealed the summary judgment ruling. On May 15, 2006, the United States Court of Appeals for the Federal Circuit issued a decision on the appeal vacating the district court’s grant of summary judgment and remanded the case for further proceedings. On January 9, 2007, the district court entered an order that denied both parties’ motions for summary judgment on the grounds that material facts remain in dispute. On February 20, 2008, following a five week trial, a jury returned a verdict finding that U.S. Surgical’s product does not infringe Applied Medical’s ‘553 patent. On April 29, 2008, the district court denied Applied Medical’s post-trial motion seeking judgment as a matter of law or, alternatively, a new trial. Following this ruling, Applied Medical appealed to the United States Court of Appeals for the Federal Circuit seeking a new trial. Oral argument in that appeal took place on November 6, 2008. On February 24, 2009, the federal appeals court affirmed the district court’s denial of Applied Medical’s request for a new trial.

(2)	Tyco Healthcare Group LP v. Applied Medical Resources Corp. is a patent infringement action that was filed in the United States District Court for the Eastern District of Texas, Lufkin Division, on July 19, 2006. The complaint alleges that Applied Medical’s “Universal Seal” in its trocar product infringes the Company’s U.S. Patent No. 5,304,143, No. 5,685,854, No. 5,542,931, No. 5,603,702 and No. 5,895,377. The Company is seeking injunctive relief and monetary damages. The parties are in the discovery stage. Trial is scheduled to begin in March 2010.

Becton Dickinson and Company v. Tyco Healthcare Group LP is a patent infringement action that was filed in the United States District Court for the District of Delaware on December 23, 2002. The complaint alleges that the Company’s Monoject Magellan safety needle and safety blood collector products infringe Becton Dickinson’s U.S. Patent No. 5,348,544. Following trial, on October 26, 2004, the jury returned a verdict finding that the Company willfully infringed Becton Dickinson’s patent and awarded Becton Dickinson $4 million in lost profits damages and reasonable royalty damages. In post-trial proceedings, the Company filed motions for judgment as a matter of law, or, alternatively, for a new trial. Becton Dickinson filed a post-trial motion for enhanced damages, attorneys’ fees, pre-judgment interest and post-judgment interest, and a motion for a permanent injunction. On March 31, 2006, the trial court issued a memorandum and order on the parties’ post- trial motions denying the Company’s motion for judgment as a matter of law; granting the Company’s motion for a new trial on the issue of infringement; and denying Becton Dickinson’s motion for enhanced damages, attorneys’ fees, pre-judgment interest and post-judgment interest, and a permanent injunction. On November 30, 2007, following the new trial, a jury returned a verdict finding that the Company infringed Becton Dickinson’s patent. Before submitting the case to the jury, the district court granted judgment as a matter of law in the Company’s favor finding that the Company did not willfully infringe Becton Dickinson’s patent. The Company filed post-trial motions in the district court for judgment as a matter of law, or, in the alternative, for a new trial. Becton Dickinson filed a motion for permanent injunction. On September 11, 2008, the district court denied the Company’s motion for a new trial. On October 17, 2008 the district court denied the Company’s motion for judgment as a matter of law. On October 29, 2008, the district court awarded Becton Dickinson $58 million in damages and prejudgment interest; ordered a post-verdict accounting for additional damages that have accrued since the trial’s conclusion; and ordered a permanent injunction precluding the Company from selling the Monoject Magellan safety needle products that the jury found to have infringed. The injunction took effect on December 17, 2008. The Company has appealed to the United States Court of Appeals for the Federal Circuit. Oral argument in the appeal is scheduled for February 1, 2010. The Company has launched redesign products that it believes do not infringe Becton Dickinson’s patent. The Company has assessed the status of this matter and has concluded that it is more likely than not that the infringement finding will be overturned, and, further, intends to vigorously pursue all available means to achieve such reversal. Accordingly, no provision has been made in the financial statements with respect to any damage award.

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The Company and Medrad, Inc. were involved in patent infringement actions related to powered injectors used for the delivery of contrast media to patients undergoing diagnostic imaging procedures. During fiscal 2008, the Company and Medrad entered into an agreement to resolve these cases. In accordance with this agreement, the Company paid Medrad $17 million in exchange for Medrad agreeing not to assert any claim of patent infringement under certain Medrad patents against the Company’s power injectors. This settlement charge was included in selling, general and administrative expenses.

Antitrust Litigation

Masimo Corporation v. Tyco Healthcare Group LP and Mallinckrodt, Inc. was filed on May 22, 2002 in the United States District Court for the Central District of California. Masimo alleged violations of antitrust laws by the Company and Mallinckrodt in the markets for pulse oximetry products, claiming that the Company and Mallinckrodt used their market position to prevent hospitals from purchasing Masimo’s pulse oximetry products. Masimo sought injunctive relief and monetary damages, including treble damages. Trial in this case began on February 22, 2005. The jury returned its verdict on March 21, 2005, and awarded Masimo $140 million in damages, which are automatically trebled under the antitrust statute to $420 million. On March 22, 2006, the district court issued its memorandum of decision regarding the post-trial motions. In the memorandum, the district court vacated the jury’s liability findings on two business practices; affirmed the jury’s liability finding on two other business practices; vacated the jury’s damage award in its entirety; and ordered a new trial on damages. The district court held the new trial on the damages on October 18 and 19, 2006. On January 25, 2007, the district court ordered an additional hearing on the issue of damages, which took place on March 22, 2007. On June 7, 2007, the district court issued its memorandum of decision in the new trial on damages and awarded Masimo $14.5 million in damages. The damages are automatically trebled under the antitrust statute to an award of $43.5 million. On June 29, 2007, the district court entered final judgment awarding Masimo $43.5 million in damages, denying Masimo’s demand for a permanent injunction, and retaining jurisdiction to determine the amount of attorney’s fees and costs, if any, to be awarded Masimo. On November 5, 2007, the district court issued an order granting Masimo $8.7 million in attorney’s fees and costs. Following entry of judgment, both parties appealed to the United States Court of Appeals for the Ninth Circuit. On October 28, 2009, the United States Court of Appeals for the Ninth Circuit rejected the appeals of both parties and affirmed the district court’s award of $43.5 million in damages to Masimo and denial of Masimo’s demand for permanent injunction. As a result of this ruling, in fiscal 2009, the Company recorded a charge of $58 million, which includes the damage award, the Company’s post-judgment interest and Masimo’s attorney’s fees and costs. This charge was included in selling, general and administrative expenses.

Beginning on August 29, 2005, with Allied Orthopedic Appliances, Inc. v. Tyco Healthcare Group, L.P., and Mallinckrodt Inc., 12 consumer class actions have been filed in the United States District Court for the Central District of California. In all of the complaints, the putative class representatives, on behalf of themselves and others, seek to recover overcharges they allege they paid for pulse oximetry products as a result of anticompetitive conduct by the Company in violation of the federal antitrust laws. The 12 complaints were subsequently consolidated into a single proceeding styled In re: Pulse Oximetry Antitrust litigation. By stipulation among the parties, six putative class representatives dismissed their claims against the Company, leaving six remaining putative class representatives as plaintiffs in the consolidated proceeding. On December 21, 2007, the district court denied the plaintiffs’ motion for class certification. On March 14, 2008, the United States Court of Appeals for the Ninth Circuit denied the plaintiffs’ request for leave to appeal the district court’s denial of their motion for class certification. On July 9, 2008, the district court granted the Company’s motion for summary judgment which resulted in the dismissal of all claims. The plaintiffs have appealed both rulings to the United States Court of Appeals for the Ninth Circuit. On January 6, 2010, the Court of Appeals affirmed the district court’s order granting summary judgment dismissing all claims against the Company.

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Rochester Medical Corporation, Inc. v. C.R. Bard, Inc., et al. is a complaint filed against the Company, another manufacturer and two group purchasing organizations (GPOs) in the United States District Court for the Eastern District of Texas on March 15, 2004, seeking injunctive relief and damages. The complaint alleges that the Company and the other defendants conspired or acted to exclude Rochester Medical from markets for urological products in violation of federal and state antitrust laws. Rochester Medical also asserts claims under the Lanham Act and for business disparagement, common law conspiracy and tortious interference with business relationships. In fiscal 2009, the Company entered into a Settlement Agreement and Release of Claims with Rochester Medical pursuant to which the Company paid Rochester Medical $3.5 million to resolve all claims in this case. This settlement charge was included in selling, general and administrative expenses.

Daniels Sharpsmart, Inc. v. Tyco International (US) Inc., et al. is a complaint filed against the Company, another manufacturer and three GPOs in the United States District Court for the Eastern District of Texas on August 31, 2005, seeking injunctive relief and unspecified monetary damages, including treble damages. The complaint alleges that the Company monopolized or attempted to monopolize the market for sharps containers and that the Company and the other defendants conspired or acted to exclude Daniels from the market for sharps containers in violation of federal and state antitrust laws. Daniels also asserts claims under the Lanham Act and for business disparagement, common law conspiracy and tortious interference with business relationships. In fiscal 2009, the Company entered into a Settlement Agreement and Release of Claims with Daniels pursuant to which the Company paid Daniels $32.5 million to resolve all claims in this case. This settlement charge was included in selling, general and administrative expenses.

Natchitoches Parish Hospital Service District, et al. v. Tyco International, Ltd., et al. is a class action lawsuit filed against the Company on September 15, 2005 in the United States District Court for the District of Massachusetts. In the complaint, the putative class representatives, on behalf of themselves and others, seek to recover overcharges they allege that they and others paid for sharps containers as a result of anticompetitive conduct by the Company in violation of federal antitrust laws. On August 29, 2008, the district court granted the plaintiffs’ motion for class certification. On December 5, 2008, the United States Court of Appeals for the First Circuit denied the Company’s request for leave to appeal the district court’s granting of the plaintiffs’ motion for class certification. Trial in this case began on December 7, 2009. On January 8, 2010, the parties reached a settlement agreement pursuant to which the Company will pay the certified class $32.5 million to resolve all claims in this case. Accordingly, subsequent to the filing of the Company’s Annual Report on Form 10-K, but prior to the issuance of these consolidated financial statements, the Company recorded a $32.5 million charge in selling, general and administrative expenses, which is reflected in fiscal 2009 in these consolidated financial statements. The district court has scheduled a settlement approval hearing for March 10, 2010.

Products Liability Litigation

Mallinckrodt Inc., a subsidiary of the Company, is one of four manufacturers of gadolinium-based contrast agents involved in litigation alleging that administration of these agents causes development of a recently-identified disease, nephrogenic systemic fibrosis, in a small number of patients with advanced renal impairment. The litigation includes a federal multi-district litigation in the United States District Court for the Northern District of Ohio and cases in various state courts. Generally, complaints allege design and manufacturing defects, failure to warn, breach of warranty, fraud and violations of various state consumer protection laws. The Company believes that it has meritorious defenses to these complaints and will vigorously defend against them. When appropriate, the Company settles cases. As of September 25, 2009, there were 66 cases in which the plaintiff has either documented or specifically alleged use of the Company’s product, Optimark. The cases are in various stages of the discovery process. The Company believes that it has adequate amounts recorded related to these matters. While it is not possible at this time to determine with certainty the ultimate outcome of these cases, the Company believes that the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

final resolution of all known claims, after taking into account amounts already accrued and insurance coverage, will not have a material adverse effect on the Company’s results of operations, financial condition or cash flows.

Asbestos Matters

Mallinckrodt Inc. is named as a defendant in personal injury lawsuits based on alleged exposure to asbestos-containing materials. A majority of the cases involve product liability claims, based principally on allegations of past distribution of products incorporating asbestos. A limited number of the cases allege premises liability, based on claims that individuals were exposed to asbestos while on Mallinckrodt’s property. Each case typically names dozens of corporate defendants in addition to Mallinckrodt. The complaints generally seek monetary damages for personal injury or bodily injury resulting from alleged exposure to products containing asbestos.

The Company’s involvement in asbestos cases has been limited because Mallinckrodt did not mine or produce asbestos. Furthermore, in the Company’s experience, a large percentage of these claims were never substantiated and have been dismissed by the courts. The Company has not suffered an adverse verdict in a trial court proceeding related to asbestos claims, and intends to continue to vigorously defend these lawsuits. When appropriate, the Company settles claims; however, amounts paid to settle and defend all asbestos claims have been immaterial. As of September 25, 2009, there were approximately 10,900 asbestos liability cases pending against Mallinckrodt.

The Company estimates pending asbestos claims and claims that were incurred but not reported, as well as related insurance recoveries. The Company’s estimate of its liability for pending and future claims is based on claim experience over the past five years and covers claims expected to be filed over the next seven years. The Company believes that it has adequate amounts recorded related to these matters. While it is not possible at this time to determine with certainty the ultimate outcome of these asbestos-related proceedings, the Company believes that the final outcome of all known and anticipated future claims, after taking into account insurance coverage, will not have a material adverse effect on the Company’s results of operations, financial condition or cash flows.

Environmental Proceedings

The Company is involved in various stages of investigation and cleanup related to environmental remediation matters at a number of sites. The ultimate cost of site cleanup and timing of future cash flow is difficult to predict, given the uncertainties regarding the extent of the required cleanup, the interpretation of applicable laws and regulations and alternative cleanup methods. As of September 25, 2009, the Company concluded that it was probable that it would incur remedial costs in the range of $189 million to $375 million, with the high end of the range reflecting the estimated cost to comply fully with Maine Department of Environmental Protection’s (MDEP) order discussed below. As of September 25, 2009, the Company concluded that the best estimate within this range was $203 million, of which $18 million was included in accrued and other current liabilities and $185 million was included in other liabilities on the balance sheet. The most significant of these liabilities pertains to a site in Orrington, Maine, which is discussed below. The Company believes that any potential payment of such estimated amounts will not have a material adverse effect on its results of operations, financial condition or cash flows. The Company discounts environmental liabilities using a risk-free rate of return when the obligation is fixed or reliably determinable. The impact of the discount was not material in any period presented.

Mallinckrodt LLC, a subsidiary of the Company, owned and operated a chemical manufacturing facility in Orrington, Maine from 1967 until 1982. Mallinckrodt is responsible for the costs of completing an environmental site investigation required by the United States Environmental Protection Agency (EPA) and the MDEP. Based

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on the site investigation, Mallinckrodt submitted a Corrective Measures Study plan and identified a preferred alternative which was submitted to the EPA and MDEP for approval in 2004. MDEP disagreed with the proposed alternative and served a compliance order on Mallinckrodt LLC and United States Surgical Corporation in December 2008. The compliance order included a directive to remove a significant volume of soils at the site. The Company disagrees with this approach and is vigorously challenging both the process of issuing the compliance order and the ultimate remedy selection described in the compliance order.

On December 19, 2008, Mallinckrodt filed an appeal with the Maine Board of Environmental Protection (“Maine Board”) to challenge the terms of the compliance order. Mallinckrodt, MDEP and the Maine Board have been in preliminary proceedings to address numerous procedural issues. A hearing date has been scheduled to begin on January 25, 2010. In preparation for the hearing on this matter, the Company engaged outside consultants to review and assess its existing plan and to assist in the presentation of its case. As a result of this process, during the fourth quarter of fiscal 2009, the Company revised some of its assumptions regarding remediation options and recorded a charge of $53 million. As of September 25, 2009, the Company estimates that the cost to comply with these proposed remediation alternatives at this site ranges from approximately $96 million to $198 million, with the high end of the range including the estimated cost to comply fully with MDEP order. Although there are still significant uncertainties in the outcome of the pending litigation, and the Company continues to disagree with the level of remediation outlined in the MDEP order, this range is included in the estimate of aggregate environmental remedial costs described above.

The Company recorded asset retirement obligations (AROs) for the estimated future costs primarily associated with legal obligations to decommission two facilities within the Pharmaceuticals segment. As of September 25, 2009 and September 26, 2008, the Company’s AROs were $111 million and $99 million, respectively. The accretion of the liability and the depreciation of the capitalized cost are recognized over the estimated useful lives of the facilities, which range from 23 to 25 years. The increase in AROs in fiscal 2009 resulted primarily from interest accretion and additions. The Company believes that any potential payment of such estimated amounts will not have a material adverse effect on its results of operations, financial condition or cash flows.

Other Matters

The Company is a defendant in a number of other pending legal proceedings incidental to present and former operations, acquisitions and dispositions. The Company does not expect the outcome of these proceedings, either individually or in the aggregate, to have a material adverse effect on its results of operations, financial condition or cash flows.

Tyco International Legal Proceedings

As discussed in note 17, pursuant to the Separation and Distribution Agreement, the Company assumed a portion of Tyco International’s contingent and other corporate liabilities, including potential liabilities related to certain of Tyco International’s outstanding litigation matters and will be responsible for 42% of any liabilities that arise upon settlement. Covidien, Tyco International and Tyco Electronics are jointly and severally liable for the full amount of these liabilities under the Separation and Distribution Agreement. Accordingly, if Tyco International or Tyco Electronics were to default on their obligation to pay their allocated share of these liabilities, the Company would be required to pay additional amounts.

During fiscal 2008, Tyco International received insurance recoveries totaling $38 million related to its previously settled securities class action lawsuit. Tyco International in turn paid Covidien $16 million for its portion of the recoveries in accordance with the sharing percentages included in the Separation and Distribution Agreement.

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Shareholder Settlements

Prior to the separation, Tyco International and certain of its former directors and officers were named as defendants in a number of lawsuits alleging violations of the disclosure provisions of the federal securities laws. During fiscal 2008, Tyco International paid $109 million to settle two of such cases. These payments were subject to the sharing percentages included in the Separation and Distribution Agreement. Accordingly, during the fiscal 2008, Covidien recorded a charge of $46 million for the payment of its portion of these settlements to Tyco International.

In November 2008, Tyco International signed definitive agreements to settle three additional cases. These agreements called for Tyco International to make payments totaling $28 million. These payments were also subject to the sharing percentages included in the Separation and Distribution Agreement. Accordingly, in fiscal 2008, Covidien recorded an additional charge of $12 million for its portion of these settlements, which were paid in fiscal 2009.

In March 2009, Tyco International reached agreements with the State of Colorado and Franklin Investment Advisors, pursuant to which Tyco International agreed to pay approximately $19 million and $42 million, respectively, to settle these cases. During fiscal 2009, Covidien recorded charges of $26 million for its portion of these settlements in accordance with the sharing percentages included in the Separation and Distribution Agreement. As a result of these and other recent settlements, the reserves for unresolved legacy Tyco International-related securities matters were reassessed and the best estimate for probable loss were determined to be $375 million. During fiscal 2009, the Company recorded an additional charge of $157 million for its portion of the estimated cost to settle these unresolved matters in accordance with the sharing percentages included in the Separation and Distribution Agreement. During fiscal 2009, Tyco International agreed to settle with five of the remaining plaintiffs that had opted-out of the class action settlement and with plaintiffs who had brought Employee Retirement Income Security Act related claims for a total of $269 million. In accordance with the sharing percentages included in the Separation and Distribution Agreement, Covidien’s share of these settlements is $113 million, which was within the range of loss previously provided.

Covidien, Tyco International and Tyco Electronics are jointly and severally liable for any settlement obligations with respect to these matters pursuant to the Separation and Distribution Agreement. Accordingly, as of September 25, 2009, Covidien has a $106 million provision for the full amount of the estimated cost to settle these unresolved matters and a corresponding $62 million receivable from Tyco International and Tyco Electronics. Although Covidien believes the net liability reflects the best estimate of the probable loss related to the unresolved Tyco International-related legacy securities claims, the ultimate resolution of these matters could result in a greater or lesser amount than estimated. In addition, it is not possible to estimate the amount of loss or possible loss, if any, that might result from an adverse resolution of any unasserted claims.

Subpoenas and Document Requests from Governmental Entities

Tyco International and others have received various subpoenas and requests from the U.S. Department of Labor, the General Service Administration and others seeking the production of voluminous documents in connection with various investigations into Tyco International’s governance, management, operations, accounting and related controls. The Department of Labor is investigating Tyco International and the administrators of certain of its benefit plans. Tyco International cannot predict when these investigations will be completed, nor can it predict what the results of these investigations may be. It is possible that Tyco International will be required to pay material fines or suffer other penalties. The Company’s share of any losses resulting from an adverse resolution of this matter is not estimable at this time and could have a material adverse effect on its results of operations, financial condition or cash flows.

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Compliance Matters

Tyco International has received and responded to various allegations that certain improper payments were made in recent years by Tyco International subsidiaries, including subsidiaries which are now part of the Company. During 2005, Tyco International reported to the U.S. Department of Justice (DOJ) and the SEC the investigative steps and remedial measures that it had taken in response to the allegations. Tyco International also informed the DOJ and the SEC that it retained outside counsel to perform a company-wide baseline review of its policies, controls and practices with respect to compliance with the Foreign Corrupt Practices Act (FCPA), that it would continue to make periodic progress reports to these agencies and that it would present its factual findings upon conclusion of the baseline review. The Company has continued to communicate with the DOJ and SEC to provide updates on the baseline review and follow-up investigations, including, as appropriate, briefings concerning additional instances of potential improper conduct identified by the Company in the course of its ongoing compliance activities. To date, the baseline review and other compliance reviews have revealed that some business practices may not comply with Covidien and FCPA requirements. At this time, the Company cannot predict the outcome of these matters or other allegations reported to regulatory and law enforcement authorities and therefore cannot estimate the range of potential loss or extent of risk, if any, which may result from an adverse resolution of these matters. However, it is possible that the Company may be required to pay judgments, suffer penalties or incur settlements in amounts that may have a material adverse effect on its results of operations, financial condition or cash flows.

Any judgment required to be paid or settlement or other cost incurred by the Company in connection with these matters would be subject to the liability sharing provisions of the Separation and Distribution Agreement, which provides that Covidien, Tyco International and Tyco Electronics will retain liabilities primarily related to each of its continuing operations. Any liabilities not primarily related to particular continuing operations will be shared equally among Covidien, Tyco International and Tyco Electronics.

20. Segment and Geographic Data

The Company manages and operates its business through the following three segments:

•

Medical Devices includes the development, manufacture and sale of endomechanical instruments, soft tissue repair products, energy devices, oximetry and monitoring products, airway and ventilation products, vascular products, clinical care products and other medical products.

•	Pharmaceuticals includes the development, manufacture and distribution of specialty pharmaceuticals, active pharmaceutical ingredients, specialty chemicals, contrast products and radiopharmaceuticals.

•	Medical Supplies includes the development, manufacture and sale of nursing care products, medical surgical products, SharpSafety products and original equipment manufacturer products (OEM).

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Selected information by business segment is presented in the following tables:

(Dollars in Millions)	2009	2008
Net sales(1):
Medical Devices	$6,061	$5,914
Pharmaceuticals	2,864	2,655
Medical Supplies	1,752	1,789

	$10,677	$10,358

Operating income:
Medical Devices	$1,730	$1,786
Pharmaceuticals	685	480
Medical Supplies	211	193
Corporate(2)	(820)	(458)

	$1,806	$2,001

Total assets(3):
Medical Devices	$9,556	$9,182
Pharmaceuticals	2,915	2,976
Medical Supplies	1,512	1,523
Corporate(4)	3,175	2,322

	$17,158	$16,003

Depreciation and amortization:
Medical Devices	$220	$198
Pharmaceuticals	128	110
Medical Supplies	89	91
Corporate	3	1

	$440	$400

Capital expenditures:
Medical Devices	$185	$154
Pharmaceuticals	170	175
Medical Supplies	57	99
Corporate	—	1

	$412	$429

(1)	Amounts represent sales to external customers. Intersegment sales are not significant. Sales to one of the Company’s distributors, which supplies products from all of the Company’s segments to many end users, represented 10% of net sales in fiscal 2009. No other customer represented 10% or more of the Company’s total net sales in any period presented.
(2)	Includes Company corporate expenses, share-based compensation expense, gains and losses from financing hedges and unallocated segment expenses.
(3)	The Company nets certain assets and liabilities for presentation in the consolidated financial statements, however these amounts are presented on a gross basis.
(4)	Includes cash and cash equivalents, income tax assets and other corporate assets.

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Net sales by groups of products within the Company’s segments are as follows:

(Dollars in Millions)	2009	2008
Endomechanical Instruments	$1,982	$1,928
Soft Tissue Repair Products	807	786
Energy Devices	867	805
Oximetry & Monitoring Products	636	636
Airway & Ventilation Products	763	806
Vascular Products	574	493
Other Products	432	460

Medical Devices	6,061	5,914
Specialty Pharmaceuticals	898	582
Active Pharmaceutical Ingredients	405	431
Specialty Chemicals	414	448
Contrast Products	591	635
Radiopharmaceuticals	556	559

Pharmaceuticals	2,864	2,655
Nursing Care Products	790	784
Medical Surgical Products	417	431
SharpSafety Products	334	362
Original Equipment Manufacturer Products	211	212

Medical Supplies	1,752	1,789

	$10,677	$10,358

Selected information by geographic area is as follows:

(Dollars in Millions)	2009	2008
Net sales(1):
United States	$6,170	$5,713
Other Americas	560	586
Europe	2,579	2,823
Asia—Pacific	1,368	1,236

	$10,677	$10,358

Long-lived assets:
United States	$2,074	$1,980
Other Americas	147	164
Europe	426	435
Asia—Pacific	130	114

	$2,777	$2,693

(1)	Sales to external customers are reflected in the regions based on the reporting entity that records the transaction.

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21. Subsequent Events

In November 2009, the Company’s Medical Devices segment acquired Aspect Medical Systems, Inc. (Aspect), a provider of brain monitoring technology, for approximately $210 million, net of cash and short-term investments acquired. This purchase price included the assumption of approximately $60 million of debt. The acquisition of Aspect broadens the Company’s product offerings and adds a brain monitoring technology to its product portfolio.

In November 2009, the Company completed the sale of its oxygen therapy product line and in December 2009, the Company entered into a definitive agreement to sell its radiopharmacies in the United States, which is subject to customary closing conditions and is expected to close during the second quarter of fiscal 2010.

As discussed in note 19, on January 8, 2010, the Company reached a settlement agreement with the certified class pursuant to which the Company will pay the certified class $32.5 million to resolve all claims in the Natchitoches Parish Hospital Service District, et al. v. Tyco International, Ltd., et al. class action lawsuit filed against the Company on September 15, 2005 in the United States District Court for the District of Massachusetts. Accordingly, subsequent to the filing of the Company’s Annual Report on Form 10-K, but prior to the issuance of these consolidated financial statements, the Company recorded a $32.5 million charge in selling, general and administrative expenses, which is reflected in fiscal 2009 in these consolidated financial statements. The district court has scheduled a settlement approval hearing for March 10, 2010.

In addition to the legal charge discussed above, subsequent to the filing of the Company’s Annual Report on Form 10-K, but prior to the issuance of these consolidated financial statements, the Company recorded other legal charges of $17.5 million, which are also reflected in selling, general and administrative expenses in fiscal 2009 in these consolidated financial statements.

22. Other Income, Net

(Dollars in Millions)	2009	2008
Income recorded under Tax Sharing Agreement (note 17)	$148	$214
Loss on investments	(3)	(13)
Loss on debt	—	(2)

Other income, net	$145	$199

23. Profit Attributable to Covidien plc

In accordance with Section 148(8) of the Companies Act, 1963 and section 7(1A) of the Companies (Amendment) Act, 1986, the Company is availing of the exemption from presenting its individual profit and loss account. Covidien plc’s loss for the financial year as determined in accordance with U.S. GAAP was $41 million.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

24. Directors’ Remuneration

Directors’ remuneration is set forth in the table below. Mr. Meelia, the Company’s Chairman, President and Chief Executive Officer, is not compensated for his services as a director. Accordingly, the amounts below include compensation for Mr. Meelia’s services as President and Chief Executive Officer (referred to as “Managerial Services”) as well as compensation for all non-employee directors in their capacities as such (referred to as “Director Services”).

(Dollars in Millions)	2009		2008
Director Services	$3	(1)	$3	(1)
Managerial Services	15	(2)	17	(2)

(1)	Includes cash payments and amounts expensed for outstanding equity awards.
(2)	Includes cash payments, amounts expensed for outstanding equity awards, pension contributions, insurance premiums paid by the Company and tax reimbursements related thereto, dividends/earnings on equity awards and personal use of Company aircraft.

Employment Agreement with Mr. Meelia

Mr. Meelia, the Company’s Chairman and Chief Executive Officer, is the only director with an employment agreement. This agreement provides that Mr. Meelia will receive a base salary, bonus and a long-term incentive opportunity determined by the Company’s Board of Directors, as well as be eligible to participate in all employee benefit plans and programs applicable to executives generally. The agreement will continue for an indefinite term, and Mr. Meelia will be employed by the Company at will. The general terms of the agreement also provide that, if Mr. Meelia’s employment is terminated for any reason other than by the Company for cause and subject to the execution of a general release in favor of the Company in the form provided in the agreement, the Company is obligated to pay him a lump sum cash payment in an amount equal to two times the sum of (1) the greater of his then-current base salary or his base salary as in effect immediately before December 29, 2006, and (2) the greater of (i) his then-current target annual bonus or (ii) the average annual bonus received by him or his target bonus, whichever is greater, for the two fiscal years immediately preceding the date his employment terminates. The terms of the agreement provide that the Company may pay an additional tax gross-up payment to Mr. Meelia. Also, Mr. Meelia and his eligible dependents will receive continued coverage for two years in all health and welfare plans in which he participated on his date of termination under the same terms and conditions as in effect on the date of termination, subject to Mr. Meelia’s continued payment of applicable premiums. The termination benefits provided under the agreement are in lieu of any termination or severance benefits for which Mr. Meelia may be eligible under any of the Company’s plans, policies or programs.

Indemnification Agreements

The Company has entered into indemnification agreements with each of the directors of Covidien plc and its Secretary that provide that the Company will indemnify them against claims related to their service to the Company, except (i) in respect of any claim as to which a judgment is rendered against the indemnitee for an accounting of profits made from the purchase or sale by such indemnitee of securities of Covidien plc pursuant to the provisions of Section 16(b) of the U.S Securities and Exchange Act or similar provision of any federal, state, or local laws; (ii) in respect of any claim as to which a court of competent jurisdiction has determined that indemnification is not permitted under applicable law; or (iii) in respect of any claim as to which the indemnitee is convicted of a crime constituting a felony under the laws of the jurisdiction where the criminal action was brought (or, where a jurisdiction does not classify any crime as a felony, a crime for which the indemnitee is sentenced to death or imprisonment for a term exceeding one year).

81	2009 Irish Statutory Accounts

COVIDIEN PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

25. Auditors’ Remuneration

Auditors’ remuneration is as follows:

(Dollars in Millions)	2009	2008
Auditors’ remuneration(1)	$1	$—

(1)	The Company incurred an additional $26 million of fees during both fiscal 2009 and 2008, respectively, payable to affiliates of Deloitte & Touche, Ireland. These additional amounts reflect fees for all professional services rendered, including audit fees payable to Deloitte & Touche LLP in the United States for the audit of the Company’s consolidated financial statements.

26. Financial Assets

The Company’s financial assets were comprised of:

(Dollars in Millions)	2009	2008
Assets held in rabbi trust (note 13)	$81	$82
Investments for pension plans (note 13)	40	40
Other investments	36	28
Restricted cash	29	32
Deferred debt fees	16	17

	$202	$199

During 2009, Covidien plc acquired 100% of the ordinary share capital of Covidien Ltd., a company incorporated in Bermuda. The principal activity of Covidien Ltd. is an investment holding company. Covidien plc’s investment in Covidien Ltd. was recorded at fair value on the date of the reorganization based on the Company’s market capitalization at that date. This initial valuation became Covidien plc’s cost basis in Covidien Ltd.

(Dollars in Millions)
At January 16, 2009	$—
Investment in subsidiary undertakings, at cost	17,897

At September 25, 2009	$17,897

2009 Irish Statutory Accounts	82

COVIDIEN PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

27. Debtors

(Dollars in Millions)	2009	2008
Amounts falling due within one year
Accounts receivable trade	$1,724	$1,758
Shareholder settlement receivables (note 19)	62	16
Income tax receivables	94	105
Deferred taxes (note 5)	476	335
VAT recoverable	70	75
Other debtors and prepayments	242	238

	2,668	2,527
Amounts falling due after more than one year
Due from former parent and affiliates (note 17)	708	585
Income tax receivables	130	126
Other debtors	119	126

	957	837

	$3,625	$3,364

28. Accruals and Other Creditors (falling due within one year)

(Dollars in Millions)	2009	2008
Trade creditors	$500	$558
Accrued payroll and payroll related costs	380	362
VAT payable	116	115
Accrued dividends	90	81
Other taxes (including employee payroll withholdings)	79	65
Accrued interest	78	78
Accrued professional fees	71	55
Accrued rebates	65	60
Accrued legal settlements (including Tyco-related shareholder settlements)	91	28
Payables on hedges	45	47
Income tax payable	40	92
Other	318	285

	$1,873	$1,826

29. Accruals and Other Creditors (falling due after more than one year)

(Dollars in Millions)	2009	2008
Deferred compensation (note 13)	$67	$53
Other	101	72

	$168	$125

83	2009 Irish Statutory Accounts

COVIDIEN PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

30. Other Provisions

Other provision activity during fiscal 2009 is as follows:

(Dollars in Millions)	Environmental	Asset Retirement Obligations	Legal Claims (including Tyco International- related Shareholder Claims)	Insurance Claims	Restructuring	Other	Total
At September 26, 2008	$131	$99	$13	$114	$58	$69	$484
Provisions, net	82	5	432	87	61	67	734
Utilization	(11)	—	(281)	(107)	(50)	(47)	(496)
Other, primarily currency translation	1	7	—	—	(4)	6	10

At September 25, 2009	$203	$111	$164	$94	$65	$95	$732

31. Employees

The average number of persons, including executive directors, employed by the Company during the year was as follows:

	2009	2008
Manufacturing	26,452	28,109
Sales, marketing and distribution	10,439	10,315
Research and development	1,634	1,435
General and administrative	3,975	3,717

	42,500	43,576

Employee costs consist of the following:

(Dollars in Millions)	2009	2008
Wages and salaries	$2,439	$2,434
Social security costs	293	299
Pension and postretirement costs	131	113

	$2,863	$2,846

2009 Irish Statutory Accounts	84

COVIDIEN PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

32. Subsidiary Undertakings

As of September 25, 2009, the Company had the following subsidiary undertakings:

Name	Nature of Business	Group Share %	Registered Office and Country of Incorporation
ASE Partners S.A.	Healthcare	100	2 Rue Diderot La Clef De Saint Pierre, Elancourt 78990 France

Accucomp (Pty.) Ltd.	Healthcare	100	PO Box 85, Century City, 7446 South Africa

Accufusion (Pty.) Ltd.	Healthcare	100	PO Box 85, Century City, 7446 South Africa

Advanced Absorbent Products Holdings Limited	Healthcare	100	154 Fareham Road, Gosport, Hampshire PO13 OAS United Kingdom

Airox S.A.	Healthcare	99.99	Parc d’activite Pau-Pyrenees, Z.I. de l’Echangeur, Pau Cedex BP 833-64008 France

Airox, Inc.	Healthcare	100	15 Hampshire Street, Mansfield, MA 02048 United States

Argyle Medical Industries (U.K.) Limited	Healthcare	100	154 Fareham Road, Gosport, Hampshire PO13 OAS United Kingdom

Aspect Medical Systems International B.V.	Healthcare	100	Rijnzathe 7 D2, 3454 PV DeMeern, DeMeern 3454 Netherlands

Aspect Medical Systems UK Limited	Healthcare	100	4 Pavilion Court 600 Pavilion Dr Brackmills Northampton, NN47SL, United Kingdom

Aspect Medical Systems, Inc.	Healthcare	100	15 Hampshire Street, Mansfield, MA 02048 United States

Auto Suture Belgium B.V.	Healthcare	100	Huis ter Heideweg 16, Zeist 3705 Netherlands

Auto Suture Company, Australia	Healthcare	100	15 Hampshire Street, Mansfield, MA 02048 United States

Auto Suture Company, Canada	Healthcare	100	4490 Garand Street, Ville St. Laurent, Quebec H4R2A2 Canada

Auto Suture Company, Netherlands	Healthcare	100	Officia 1, De Boelelaan 7, 1083 HJ Amsterdam, Holland

Auto Suture Company, U.K.	Healthcare	100	150 Glover Avenue, Norwalk, CT 06856 United States

Auto Suture Eastern Europe, Inc.	Healthcare	100	150 Glover Avenue, Norwalk, CT 06856 United States

Auto Suture European Services Center, SAS	Healthcare	100	2 Rue Denis Diderot, La Clef de St Pierre, 78990 Elancourt France

85	2009 Irish Statutory Accounts

COVIDIEN PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Name	Nature of Business	Group Share %	Registered Office and Country of Incorporation
Auto Suture Holdings Pty Limited	Holding Co	100	Riverview Park, Level 1, 166 Epping Road, Lane Cove NSW 2066 Australia

Auto Suture International, Inc.	Healthcare	100	6157 NW 167th Street, Unit 11, Miami, Florida 33015 United States

Auto Suture Norden Co.	Healthcare	100	150 Glover Avenue, Norwalk, CT 06856 United States

Auto Suture Puerto Rico, Inc.	Healthcare	100	P.O. Box 7292, Sabanetas Industrial Park, Ponce, Puerto Rico, 00731

Auto Suture Russia, Inc.	Healthcare	100	150 Glover Avenue, Norwalk, CT 06856 United States

Auto Suture Surgical Instruments	Healthcare	100	19/25 Aleksandra nevskogo Street, Building 1, Moscow, 125947 Russia

Auto Suture U.K. Limited	Healthcare	100	154 Fareham Road, Gosport, Hampshire PO13 OAS United Kingdom

Auto Suture UK Export Limited	Healthcare	100	154 Fareham Road, Gosport, Hampshire PO13 OAS United Kingdom

Auto Suture do Brasil Ltda.	Healthcare	100	900 Moema, Sao Paula SP-CEP 04074-020 Brazil

CDK U.K. Limited	Healthcare	100	154 Fareham Road, Gosport, Hampshire PO13 OAS United Kingdom

Carnforth Limited	Healthcare	100	Applebys, Canon Court, 22 Victoria Street, Hamilton HM12 Bermuda

Comercial Kendall (Chile) Limitada	Healthcare	100	Vitacura 2763 Ofice 501, Las Condes, Santiago Chile

Comforta Healthcare Ltd. (UK)	Healthcare	100	154 Fareham Road, Gosport, Hampshire PO13 OAS United Kingdom

Confluent Surgical, Inc.	Healthcare	100	15 Hampshire Street, Mansfield, MA 02048 United States

Controles Graphicos Ibericos, S.A.	Healthcare	100	calle Fructuos Gelabert 6, San Joan Despi 08970 Spain

Covidien (Gibraltar) Limited	Holding Co	100	57/63 Line Wall Road Gibraltar

Covidien (HKSAR) Co., Limited	Healthcare	99.9	Unit 12-16, 18th Floor, BEA Tower, Millennium City 5, 418 Kwun Tong Road, Kwun Tong, Kowloon Hong Kong

Covidien (Israel) Ltd.	Healthcare	100	5 Shacham Street, PO Box 3069, Caesaria, 38900 Israel

2009 Irish Statutory Accounts	86

COVIDIEN PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Name	Nature of Business	Group Share %	Registered Office and Country of Incorporation
Covidien (Proprietary) Limited	Healthcare	100	379 Roan Crescent, Randjiespark, Midrand, Gauteng, South Africa

Covidien (Shanghai) Management Consulting Co., Ltd.	Healthcare	100	3rd & 4th Floor Tyco Plaza, 99 Tian Zhou Road, Caohejing Hi-Tech Park, Shanghai 200233 China

Covidien (UK) Commercial Limited	Healthcare	100	154 Fareham Road, Gosport, Hampshire PO13 OAS United Kingdom

Covidien AG	Healthcare	100	Victor von Bruns-Strasse 19, Neuhausen am Rheinfall CH-8212 Switzerland

Covidien Australia Pty Ltd	Healthcare	100	Riverview Park Level 1, 166 Epping Road, Lane Cove NSW 2066 Australia

Covidien Austria GmbH	Healthcare	100	Campus 21, Europaring F09402, Burnn am Gebirge, 2345 Vienna Austria

Covidien Belgium BVBA/Sprl	Healthcare	100	Generaal De Wittelaan 9/5 2800 Mechelen Belgium

Covidien Canada Holdings (A) Cooperatie U.A.	Holding Co	100	Westerduinweg 3, 1755LE Petten, Postbus 3, 1755ZG Petten, The Netherlands

Covidien Canada Holdings (B) Cooperatie U.A.	Holding Co	100	Westerduinweg 3, 1755LE Petten, Postbus 3, 1755ZG Petten, The Netherlands

Covidien Canada Holdings (C) Cooperatie U.A.	Holding Co	100	Westerduinweg 3, 1755LE Petten, Postbus 3, 1755ZG Petten, The Netherlands

Covidien Canada Holdings LLC	Holding Co	100	15 Hampshire Street, Mansfield, MA 02048 United States

Covidien Danmark A/S	Healthcare	100	Langebrogade 6E, 4 Kopenhavn K 1411 Denmark

Covidien Deutschland GmbH	Healthcare	100	Gewerbepark 1 Neustadt 93333 Germany

Covidien ECE s.r.o.	Healthcare	100	Galvaniho 9 Bratislava 2 Bratislava 2 821 04 Slovakia

Covidien Finance GmbH	Healthcare	100	Victor von Bruns-Strasse 19 8212 Neuhausen am Rheinfall Switzerland

Covidien Finance Ireland Limited	Healthcare	100	Block G, First Floor, Cherrywood Business Park, Dublin, Ireland

Covidien Finland Oy	Healthcare	100	Pursimiehenkatu 26-30 C 00150 Helsinki Finland

87	2009 Irish Statutory Accounts

COVIDIEN PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Name	Nature of Business	Group Share %	Registered Office and Country of Incorporation
Covidien France Holdings (A) Cooperatie U.A.	Holding Co	100	Westerduinweg 3, 1755LE Petten, Postbus 3, 1755ZG Petten, The Netherlands

Covidien France Holdings (B) Cooperatie U.A.	Holding Co	100	Westerduinweg 3, 1755LE Petten, Postbus 3, 1755ZG Petten, The Netherlands

Covidien France Holdings, Inc.	Holding Co	100	150 Glover Avenue, Norwalk, CT 06856 United States

Covidien France SAS	Healthcare	99.992158	2 rue Denis Diderot CS 60075 La Clef de St. Pierre 78852 Elancourt France

Covidien Group S.a.r.l.	Holding Co	100	3b, bd Prince Henri, Luxembourg L-1724 Luxembourg

Covidien Healthcare Holding UK Limited	Holding Co	100	154 Fareham Road, Hampshire, PO13OAS Gosport PO13 OAS, United Kingdom

Covidien Hellas S.A.	Healthcare	100	8 Fragoklissias Street 151 25 Maroussi Greece

Covidien Holdings GmbH	Holding Co	100	Victor von Bruns-Str. 19. Neuhausen am Rheinfall Neuhausen 8212 Switzerland

Covidien Hungary Kft.	Healthcare	100	Mariassy u7, 1095 Budapest 1095, Hungary

Covidien Imaging France Sarl	Healthcare	100	Elancourt (78990), 2 rue Diderot, La Clef de Saint Pierre France

Covidien Inc.	Healthcare	100	15 Hampshire Street, Mansfield, MA 02048 United States

Covidien International Finance S.A.	Healthcare	100	3b, bd Prince Henri Luxembourg L-1724 Luxembourg

Covidien Ireland Commercial Limited	Healthcare	100	Riverside One Sir John Rogerson’s Quay Dublin 2 Ireland

Covidien Italia, S.p.A.	Healthcare	100	Via Rivoltana 2/D, Segrate 20090 Italy

Covidien Logistics BVBA	Healthcare	100	Weg naar Zwartberg, Opglobbeek 3660, Belgium

Covidien Ltd.	Holding Co	100	Applebys, Canon Court, 22 Victoria Street, Hamilton HM12 Bermuda

Covidien Manufacturing Grenoble SAS	Healthcare	100	16 avenue de Generale de Gaulle BP 117 F38 800 Le Pont de Claix France

Covidien Medical	Healthcare	100	113093 Liusinovskaya Street, 36, bld 1 Moscow Russia

2009 Irish Statutory Accounts	88

COVIDIEN PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Name	Nature of Business	Group Share %	Registered Office and Country of Incorporation
Covidien Medical Products (Shanghai) Manufacturing L.L.C.	Healthcare	100	Building #10, 789 Puxing Road, Caohejing Export Processing Zone, Pujiang Town, Minhang District, Shanghai 201114 China

Covidien Nederland B.V.	Healthcare	100	Hogeweg 105, 5301LL PO Box 2205 Zaltbommel 5300CE 5300CE Netherlands

Covidien Norge AS	Healthcare	100	Holmengaten 24 Nesbru N-1394 Norway

Covidien Polska Sp.z.o.o.	Healthcare	100	ul. Pawinskiego 5A 02-106 Warszawa Poland

Covidien Portugal, Produtos De Saude Lda.	Healthcare	100	Estrada Outeiro de Polima, Iote 10-1°, Aboboda, Sao Domingos de Rana 2785-521 Portugal

Covidien Pty Limited	Healthcare	100	Riverview Park Level 1, 166 Epping Road, Lane Cove 2066 Australia

Covidien Saglik A.S.	Healthcare	99.96	Dereboyu Sokak Sun Plaza No:24 Kat:3, Masiak, 34398 Istanbul, 34398 Turkey

Covidien Services Europe Limited	Healthcare	100	Block G, First Floor, Cherrywood Business Park, Dublin, Ireland

Covidien Spain S.L.	Healthcare	100	Fructuós Gelabert, 6 8ª 08970 Sant Joan Despi 08970 Barcelona Sant Joan Despi Spain

Covidien Sverige AB	Healthcare	100	PO Box 54 Hemvarnsgatan 9, Solna Strand 54 Solna 171 54 Sweden

Covidien Switzerland AG	Healthcare	100	Roostrasse 53 Wollerau 8832 Switzerland

Covidien UK Holding Ltd	Holding Co	100	154 Fareham Road, Gosport, Hampshire, PO13 OAS United Kingdom

Covidien Ventures Ltd.	Healthcare	100	Applebys, Canon Court, 22 Victoria Street, Hamilton HM12 Bermuda

DISAB Diagnostic Imaging Holding AB	Holding Co	100	c/o Tyco Helathcare Norden AB PO Box 54 Solna SE-171 74 Sweden

Davis & Geck Caribe Limited	Healthcare	100	Close Brothers (Cayman) Limited, PO Box 1034, Harbour Place, 103 South Church Street, George Town, Grand Cayman, KY1-1102 Cayman Islands

89	2009 Irish Statutory Accounts

COVIDIEN PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Name	Nature of Business	Group Share %	Registered Office and Country of Incorporation
Dritte CORSA Verwaltungsgesellschaft mbH	Healthcare	100	Gewerbepark 1, Neustadt 93333 Germany

Elkay Services LLC	Healthcare	100	15 Hampshire Street, Mansfield, MA 02048 United States

Especialidades Medicas Kenmex, S.A. de C.V.	Healthcare	99	Calle 9 sur No. 125 Ciudad Industrial Tijuana 22244 Mexico

Euro-Flex de Mexico, S.A. de C.V.	Healthcare	100	Poniente 44 No. 3401 Col San Salvador Xochimanco Mexico City 02780 Mexico

First Lafayette Holdings, Inc.	Holding Co	100	675 McDonnell Boulevard St. Louis MO 63042-2301 United States

Floreane Medical Implants	Healthcare	100	116 avenue de Formans Trevoux 01600 France

GC Holding, Inc.	Holding Co	100	15 Hampshire Street, Mansfield, MA 02048 United States

GC Holding, Inc. I	Holding Co	100	15 Hampshire Street, Mansfield, MA 02048 United States

Ganmill Limited	Healthcare	100	154 Fareham Road Gosport, Hampshire PO13 OAS United Kingdom

General Sub Acquisition Corp.	Holding Co	100	15 Hampshire Street, Mansfield, MA 02048 United States

General Surgical Holdings, Inc.	Holding Co	100	15 Hampshire Street, Mansfield, MA 02048 United States

General Surgical Innovations, Inc.	Healthcare	100	10460 Bubb Road Cupertino CA 95014 United States

Graphic Controls (Barbados), Ltd.	Healthcare	100	PO Box 169W Bridgetown Barbados

Graphic Holdings, Inc.	Holding Co	100	15 Hampshire Street, Mansfield, MA 02048 United States

Healthcare Aviation Trust	Healthcare	100	15 Hampshire Street, Mansfield, MA 02048 United States

Heartstone Services GmbH	Healthcare	100	Victor von Bruns-Strasse 19 Neuhausen am Rheinfall CH-8212 Switzerland

Hygieia Holdings (Canada) Inc.	Holding Co	100	870 Ellingham Street City of Pointe Claire Quebec H9R 354 Canada

IMC Exploration Company	Healthcare	100	15 Hampshire Street, Mansfield, MA 02048 United States

Imedex Biomateriaux	Healthcare	100	116 avenue de Formans Trevoux 01600 France

2009 Irish Statutory Accounts	90

COVIDIEN PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Name	Nature of Business	Group Share %	Registered Office and Country of Incorporation
Inbrand Corporation (Canada) Inc.	Healthcare	100	870 Ellingham Street City of Pointe Claire Quebec H9R 354 Canada

Inbrand Holdings Limited	Holding Co	100	154 Fareham Road, Gosport, Hampshire PO13 OAS United Kingdom

Inbrand Limited	Healthcare	100	154 Fareham Road, Gosport, Hampshire PO13 OAS United Kingdom

Inbrand UK Limited	Healthcare	100	154 Fareham Road, Gosport, Hampshire PO13 OAS United Kingdom

Infrasonics Technologies, Inc.	Healthcare	100	15 Hampshire Street, Mansfield, MA 02048 United States

InnerDyne Holdings, Inc.	Holding Co	100	15 Hampshire Street, Mansfield, MA 02048 United States

InnerDyne, Inc.	Healthcare	100	150 Glover Avenue, Norwalk, CT 06856 United States

Ittac Production	Healthcare	100	Quartier Beauregard, La Mure 38350 France

J.T. Baker Chemical Products Trading (Shanghai) Co., Ltd.	Healthcare	100	Unit A 14th Floor, Unit 999, Pudong New Area District, Pudong South Road, Shanghai 200120 China

J.T. Baker Chemicals Private Limited	Healthcare	99.9	702-704, 7th Floor, Tardeco AC Market, Tardoe, Mumbai 400034 Maharashtra India

KMS Colon, Panama, S.A.	Healthcare	100	Avenida anta Isabel y Calle 20, Zona libre de Colon, PO Box 0302-00504 Colon Zona Libre Panama

KMS Montevideo, Uruguay, S.A.	Healthcare	100	7300 Corporate Center Drive, Suite 313, Miami, FL 33126 United States

Kendall Company of South Africa (Pty) Limited, The	Healthcare	100	PO Box 85 Century City 7446 South Africa

Kendall Espana S.A.	Healthcare	100	c/ Cadiz, n 7,4 50004 Zaragoza Spain

Kendall Gammatron Limited	Healthcare	85	P.O. Box 9 or 117 Moo 2 Petchkasem Road Sampran Nakaornpathom 73110 Thailand

Kendall Healthcare Products (Japan) Co., Ltd.	Healthcare	100	10-2, Yoga 4-chome, Setagaya-ku Tokyo 151-0051 Japan

Kendall Holding Corp.	Holding Co	100	15 Hampshire Street, Mansfield, MA 02048 United States

Kendall Innovadores en Cuidados al Paciente S.A.	Healthcare	100	San Jose, Sabana Norte del Restaurante, Las Tunas, 100 Norte y 50 Este Costa Rica

91	2009 Irish Statutory Accounts

COVIDIEN PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Name	Nature of Business	Group Share %	Registered Office and Country of Incorporation
Kendall SAS	Healthcare	100	2, rue Denis Diderot Z.A. La Clef Saint Pierre Elancourt 78852 France

Kendall de Mexico, S.A. de C.V.	Healthcare	100	Av. Ermita Iztapalapa 1514 Col Barrio San Miguel Mexico

Kendall de Venezuela, C.A.	Healthcare	100	Calle Caroni Con Madrid, Edificio Centro Caroni, Piso #3, Urb Las Merces Caracas, Venezula

Kendall, S.A. (Panama)	Healthcare	100	55-0739 Paitilla, Calle Primera (Harry Eno) Urbanizacion Industrial Los Angeles Panama

LCP Holding	Holding Co	100	15 Hampshire Street, Mansfield, MA 02048 United States

LCP, Inc.	Holding Co	100	15 Hampshire Street, Mansfield, MA 02048 United States

La Trevoltiane	Healthcare	100	116 avenue de Formans Trevoux 01600 France

Lafayette Healthcare Limited	Healthcare	100	154 Fareham Road Gosport, Hampshire PO13 OAS United Kingdom

Lafayette Pharmaceuticals (Canada) Inc.	Healthcare	100	20 Bay Street, Suite 3800 South Tower, Royal Bank Plana, Toronto, Ontario M5J2J7 Canada

Lafayette Pharmaceuticals Pty Limited	Healthcare	100	Riverview Park, Level 1, 166 Epping Road, Lane Cove 2066 Australia

Lafayette Pharmaceuticals, Incorporated	Healthcare	100	675 McDonnell Boulevard, St. Louis, MO 63042-2301 United States

Liebel-Flarsheim Company	Healthcare	100	675 McDonnell Boulevard, St. Louis, MO 63042-2301 United States

Life Design Systems, Inc.	Healthcare	100	15 Hampshire Street, Mansfield, MA 02048 United States

Ludlow Canada, Inc.	Healthcare	100	McMillan Binch, Suite 3800, South Tower, Royal Bank Plaza, Toronto, Ontario, M5J2J7 Canada

Ludlow Coated Products LP	Holding Co	100	15 Hampshire Street, Mansfield, MA 02048 United States

Ludlow Company LP, The	Healthcare	100	15 Hampshire Street, Mansfield, MA 02048 United States

Ludlow Corporation	Holding Co	100	15 Hampshire Street, Mansfield, MA 02048 United States

2009 Irish Statutory Accounts	92

COVIDIEN PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Name	Nature of Business	Group Share %	Registered Office and Country of Incorporation
Ludlow Jute Company Limited	Holding Co	100	15 Hampshire Street, Mansfield, MA 02048 United States

Ludlow Services LLC	Healthcare	100	15 Hampshire Street, Mansfield, MA 02048 United States

Ludlow Technical Products Canada, Ltd.	Healthcare	100	215 Herbert Street Gananoque Ontario K7G2Y7 Canada

Ludlow Technical Products Corporation	Healthcare	100	15 Hampshire Street, Mansfield, MA 02048 United States

Ludlow Technical Products France	Healthcare	100	Z.I. La Pilaterie, Rue de la Couture-BP 6037 59706 Marcq En Baroeul Cedex France

MKG Medical U.K. Ltd.	Healthcare	100	Hall Lane, Staveley, Chesterfield, Derbyshire S43 3RW United Kingdom

MMJ, S.A. de C.V.	Healthcare	100	Carr. Juarez Porvenir, No 8914 Parque Industrial, Cd Juarez Chih A.j. Bermudez 32401 Mexico

MSCH LLC	Healthcare	100	675 McDonnell Boulevard, St. Louis, MO 63042-2301 United States

Mallinckrodt Asia Pacific Pte. Ltd.	Healthcare	100	No. 26 Ang Mo Kio Industrial Park 2 #-01 Singapore 560507 Singapore

Mallinckrodt Australia Pty Limited	Healthcare	100	Riverview Park Level 1, 166 Epping Road Lane Cove NSW 2066 Australia

Mallinckrodt Baker B.V.	Healthcare	100	Teugseweg 20 7418AM Deventer, The Netherlands

Mallinckrodt Baker Deutschland, Zweigniederlassung der Mallinckrodt Baker B.V.	Healthcare	100	Teugseweg 20, Deventer 7418 AM The Netherlands

Mallinckrodt Baker International, Inc.	Healthcare	100	675 McDonnell Boulevard, St. Louis, MO 63042-2301 United States

Mallinckrodt Baker S.A. de C.V.	Healthcare	100	Plomo No. 2, Fraccionamiento Industrial, Esfuerzo Nacional Xalostoc CP 55320 Mexico

Mallinckrodt Baker Sdn. Bhd.	Healthcare	100	A1201-2, 12th Floor, Kelana Brem Tower Jalan SS7/15 (Jalan Stadium) Kelana Jaya, Selangor Malaysia

Mallinckrodt Baker, Inc.	Healthcare	100	675 McDonnell Boulevard, St. Louis, MO 63042-2301 United States

Mallinckrodt Belgium N.V./S.A.	Healthcare	100	Generaal de Wittelaan 9/5, 2800 Mechelen Belgium

93	2009 Irish Statutory Accounts

COVIDIEN PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Name	Nature of Business	Group Share %	Registered Office and Country of Incorporation
Mallinckrodt Benelux B.V.	Healthcare	100	Hogeweg 105, 5301LL, PO Box 2205, Zaltbommel 5300 CE Netherlands

Mallinckrodt Brand Pharmaceuticals, Inc.	Healthcare	100	675 McDonnell Boulevard St. Louis MO 63042-2301 United States

Mallinckrodt Canada ULC	Healthcare	100	7500 Trans Canada Highway, Pointe Claire H9R 5H8 Canada

Mallinckrodt Caribe, Inc.	Healthcare	100	675 McDonnell Boulevard St. Louis MO 63042-2301 United States

Mallinckrodt Chemical GmbH	Healthcare	100	Gewerbepark 1 Neustadt 93333 Germany

Mallinckrodt Chemical Holdings (U.K.) Ltd.	Holding Co	100	Hall Lane, Staveley, Chesterfield, Derbyshire S43 3RW United Kingdom

Mallinckrodt Chemical Holdings GmbH	Holding Co	100	Gewerbepark 1 Neustadt 93333 Germany

Mallinckrodt Chemical Limited	Healthcare	100	Hall Lane, Staveley, Chesterfield, Derbyshire S43 3RW United Kingdom

Mallinckrodt DAR Srl	Healthcare	100	Via G. Bove 2-4-6-8, 41037 Mirandola MO Italy

Mallinckrodt Developpement France S.A.S.	Healthcare	100	10 allée Pelletier Doisy, 54600 Villers Les Nancy 54600 France

Mallinckrodt Europe B.V.	Healthcare	100	Hogeweg 105, 5301LL, PO Box 2205, Zaltbommel 5300 CE Netherlands

Mallinckrodt Holdings B.V.	Holding Co	100	Hogeweg 105, 5301LL, PO Box 2205, Zaltbommel 5300 CE Netherlands

Mallinckrodt Holdings, LLC	Holding Co	100	675 McDonnell Boulevard, St. Louis, MO 63042-2301 United States

Mallinckrodt Hong Kong Limited	Healthcare	100	Unit 12-16, 18th Floor, BEA Tower, Millenium City 5, 418 Kwun Tong Road, Kwun Tong Kowloon Hong Kong

Mallinckrodt Inc.	Healthcare	100	675 McDonnell Boulevard, St. Louis, MO 63042-2301 United States

Mallinckrodt International Corporation	Healthcare	100	675 McDonnell Boulevard, St. Louis, MO 63042-2301 United States

Mallinckrodt International Financial Services Company	Healthcare	100	2nd Floor, George Quay House, 43 Townsend Street, Dublin 1 Ireland

Mallinckrodt Italia Srl	Healthcare	100	Cristoforo Colombo No. 80, Rome Italy

2009 Irish Statutory Accounts	94

COVIDIEN PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Name	Nature of Business	Group Share %	Registered Office and Country of Incorporation
Mallinckrodt LLC	Healthcare	100	675 McDonnell Boulevard, St. Louis, MO 63042-2301 United States

Mallinckrodt Medical	Healthcare	100	Cornamaddy Industrial Estate, Athlone County Westmeath Ireland

Mallinckrodt Medical Argentina Limited	Healthcare	100	154 Fareham Road, Gosport, Hampshire PO13 OAS United Kingdom

Mallinckrodt Medical B.V.	Healthcare	100	Westerduinweg 3, 1755LE Petten, Postbus 3, 1755ZG Petten The Netherlands

Mallinckrodt Medical GmbH	Healthcare	100	Josef-Dietzen-Str. 1-3 53773 Hennef Germany

Mallinckrodt Medical Holdings (U.K.) Limited	Holding Co	100	Hall Lane, Staveley, Chesterfield, Derbyshire S43 3RW United Kingdom

Mallinckrodt Medical Holdings GmbH	Holding Co	100	Gewerbepark 1, Neustadt 93333 Germany

Mallinckrodt Medical Imaging—Ireland	Healthcare	100	Damastown, Mulhuddart, Dublin 15 Ireland

Mallinckrodt Medical S.A.	Healthcare	100	Avenida de San Pablo 28, Edificio II Poligono Industrial, Coslada, Madrid, Spain

Mallinckrodt Medical S.A. de C.V.	Healthcare	100	Ermita Iztapalapa # 1514 Col. Barrio de San Miguel C.P. 09360 Mexico, D.F. Mexico

Mallinckrodt Operations B.V.	Healthcare	100	Hogeweg 105, 5301LL, PO Box 2205, Zaltbommel 5300 CE Netherlands

Mallinckrodt Polska Sp.z o.o.	Healthcare	100	ul. Pawinskiego 5A lok. 33, 02-106 Warsaw Poland

Mallinckrodt Services B.V.	Healthcare	100	Hogeweg 105, 5301LL, PO Box 2205, Zaltbommel 5300 CE Netherlands

Mallinckrodt Sweden AB	Healthcare	100	PO Box 54, Solna SE 171 74 Sweden

Mallinckrodt Switzerland Limited	Healthcare	100	Roosstrasse 5e, Wollerau CH-8832 Switzerland

Mallinckrodt U.K. Ltd.	Healthcare	100	Hall Lane, Staveley, Chesterfield, Derbyshire S43 3RW United Kingdom

Mallinckrodt Veterinary, Inc.	Healthcare	100	675 McDonnell Boulevard, St. Louis, MO 63042-2301 United States

Mallinckrodt do Brasil, Ltda.	Healthcare	100	Avenida das Nacoes Unidas 23.013, Part B, Sao Paulo 04795-100 Brazil

95	2009 Irish Statutory Accounts

COVIDIEN PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Name	Nature of Business	Group Share %	Registered Office and Country of Incorporation
Mareane SA	Healthcare	100	116 Avenue Formans Trevoux 01600 France

Medefield Pty Limited	Healthcare	100	Riverview Park Level 1, 166 Epping Road Lane Cove NSW 2066 Australia

Mediquip Sdn. Bhd.	Healthcare	100	Padang Lti Mukim Paya 02450, Kangar Perlis Indera Kayangan Malaysia

National Catheter Corporation	Healthcare	100	675 McDonnell Boulevard St. Louis MO 63042-2301 United States

Nellcor Puritan Bennett (Melville) ULC	Healthcare	100	181 Bay Street, Suite 2100 Toronto, Ontario M5J2T3 Canada

Nellcor Puritan Bennett Export Inc.	Healthcare	100	675 McDonnell Boulevard St. Louis MO 63042-2301 United States

Nellcor Puritan Bennett France Holdings SAS	Holding Co	100	Parc d’Affaires Technopolis, 3 Avenue du Canada, Batiment Sigma LP 851 Les Ulis Courtaboeuf Cedex 91975 France

Nellcor Puritan Bennett Ireland	Healthcare	100	Michael Collins Road, Mervue, Galway Ireland

Nellcor Puritan Bennett Ireland Holdings	Healthcare	100	Michael Collins Road, Mervue, Galway Ireland

Nellcor Puritan Bennett LLC	Healthcare	100	675 McDonnell Boulevard, St. Louis, MO 63042-2301 United States

Nellcor Puritan Bennett Mexico, S.A. de C.V.	Healthcare	100	Blvd. Insurgentes 19030 Colonia Libramiento CP 22225 Mexico

Nippon Sherwood Medical Industries Ltd.	Healthcare	100	10-2, Yoga 4- chome, Setagaya-ku, Tokyo, Japan

Old Colony State Insurance Company	Healthcare	100	One Church Street Burlington VT 05401 United States

PTB International LLC	Healthcare	100	15 Hampshire Street, Mansfield, MA 02048 United States

Polysuture Industria e Comercio Ltda.	Healthcare	100	Avenida Gabriel Ramos da Silva, ar. 1245, Parque Industrial Joao Fernando Zanin, Sao Schastiao do Paraiso, Minas Gerais Brazil

Power Medical Interventions Deutschland GmbH	Healthcare	100	Papenreye 65 Hamburg 22453 Germany

Power Medical Interventions Japan, Inc.	Healthcare	100	10-2 Yoga 4 chome, setagaya-ku Tokyo Japan

Power Medical Interventions, LLC		100	15 Hampshire Street, Mansfield, MA 02048 United States

2009 Irish Statutory Accounts	96

COVIDIEN PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Name	Nature of Business	Group Share %	Registered Office and Country of Incorporation
Power Medical Inverventions France S.a.r.l.	Healthcare	100	8 Esplanade Compans Caffarelli Immeuble Atria Toulouse 31000 France

Pryor and Howard (1988) Limited	Healthcare	100	154 Fareham Road, Gosport, Hampshire PO13 OAS United Kingdom

Regentix Limited	Healthcare	100	154 Fareham Road, Gosport, Hampshire PO13 OAS United Kingdom

Retail Group de Mexico S.A. de C.V.	Healthcare	100	Blvd. Bellas Artes No. 24317, Cd. Ind. Chilpaningo, Tijuana Baja California 22444 Mexico

Scandius Biomedical, Inc.	Healthcare	100	15 Hampshire Street, Mansfield, MA 02048 United States

Sherwood Medical Company I	Healthcare	100	15 Hampshire Street, Mansfield, MA 02048 United States

Sherwood-Accurate Inc.	Healthcare	100	15 Hampshire Street, Mansfield, MA 02048 United States

Sofradim Corporation	Healthcare	100	150 Glover Avenue, Norwalk, CT 06856 United States

Sofradim GmbH	Healthcare	100	Gewerbepark 1 Neustadt D-93333 Germany

Sofradim Ltd	Healthcare	100	154 Fareham Road, Gosport, Hampshire PO13 OAS United Kingdom

Sofradim Production	Healthcare	100	116 avenue de Formans, Trevoux 01600 France

Sofradim SAS	Healthcare	100	116 avenue de Formans, Trevoux 01600 France

Spitafield	Healthcare	100	2nd Floor, George Quay House, 43 Townsend Street, Dublin 1 Ireland

Surgical Service Corporation	Healthcare	100	15 Hampshire Street, Mansfield, MA 02048 United States

THC Holdings Limited	Holding Co	49	140/38 ITF Tower Building, 17TH Floor, Silom Road, Khwang Suriyawongse, Khet Bangrak, Bangkok 10500 Thailand

THC Pool LLC	Holding Co	100	15 Hampshire Street, Mansfield, MA 02048 United States

Tibset Steril Tibbi Aletler Sanayi ve Ticaret Anonim Sirketi	Healthcare	99.96	Ayazaga Mah. Dereboya Sok, No 24 Sun Plaza, 2-3 Sisli, Istanbul Turkey

Tissue Science Laboratories (UK) Limited	Healthcare	100	154 Fareham Road, Gosport, Hampshire PO13 OAS United Kingdom

97	2009 Irish Statutory Accounts

COVIDIEN PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Name	Nature of Business	Group Share %	Registered Office and Country of Incorporation
Tissue Science Laboratories Limited	Healthcare	100	154 Fareham Road, Gosport, Hampshire PO13 OAS United Kingdom

Trigate (Pty.) Ltd.	Healthcare	100	PO Box 85, Century City 7446 South Africa

Trinance (Pty.) Ltd.	Healthcare	100	PO Box 85, Century City 7446 South Africa

Tyco AR Funding 2002 LLC	Holding Co	100	15 Hampshire Street, Mansfield, MA 02048 United States

Tyco Healthcare (Gibraltar) Holding Limited	Holding Co	100	57/63 Line Wall Road Gibraltar

Tyco Healthcare (HKSAR) Limited	Healthcare	99.9	Unit 12-16, 18th Floor, BEA Tower, Millenium City 5, 418 Kwun Tong Road, Kwun Tong Kowloon Hong Kong

Tyco Healthcare (Taiwan) Ltd.	Healthcare	100	4F, No. 407, RueiGuang Road, NeiHu District, Taipei, Taiwan, ROC

Tyco Healthcare (Thailand) Limited	Healthcare	99.99	99 Berli Jucker Building, 14th Floor, Sukhumvit 42 Road, Prakaong Bangkok Thailand

Tyco Healthcare (UK) Manufacturing Limited	Healthcare	100	154 Fareham Road, Gosport, Hampshire PO13 OAS United Kingdom

Tyco Healthcare Asia Investments Limited	Holding Co	100	c/o MauriTrust Consulting & Management Limited 210, St. James Court, Rue St. Denis Port Louis Mauritius

Tyco Healthcare Colombia S.A.	Healthcare	100	Edificio Campos de la Morea, Carretera Central del Norte (Cra 7) Kilometro 18 Chia Colombia

Tyco Healthcare Deutschland Manufacturing GmbH	Healthcare	100	Gewerbepark 1 Neustadt D-93333 Germany

Tyco Healthcare Group Canada Inc.	Healthcare	100	7300 Trascanada Highway Point Claire Quebec H9R1C7 Canada

Tyco Healthcare Group LP	Healthcare	100	15 Hampshire Street, Mansfield, MA 02048 United States

Tyco Healthcare India Pvt Limited	Healthcare	100	6th Floor, Doshi Tower, No 156 Poonamalee, High Road, Kilpauk, Chennai Tamilnadu 600010 India

Tyco Healthcare International Trading (Shanghai) Co., Ltd.	Healthcare	100	2nd Floor Tyco Plaza, 99 Tian Zhou Road, Cachejing Hi-Tech Park, Shanghai 200233

2009 Irish Statutory Accounts	98

COVIDIEN PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Name	Nature of Business	Group Share %	Registered Office and Country of Incorporation
Tyco Healthcare Ireland Limited	Healthcare	100	85 Marrion Square Dubin 2 Ireland

Tyco Healthcare Japan, Inc.	Healthcare	100	10-2, Yoga 4-chome, Setagaya-ku, Tokyo Japan

Tyco Healthcare Korea, Inc.	Healthcare	100	4th Floor Bando Bldg 48-1 Banpo-Dong Seocho-ku Seoul South Korea

Tyco Healthcare Limited	Healthcare	100	c/- Russell McVeagh, Level 30, Vero Centre, 48 Shortland Street, Auckland New Zealand

Tyco Healthcare Lyon	Healthcare	100	2 Rue Diderot La Clef De Saint Pierre Elancourt 78990 France

Tyco Healthcare Medical Supplies Sdn Bhd	Healthcare	100	Suite A-17-1, Menara Atlas, Plaza Pantai, No. 5 Jalan 4/83A Off Jalan Pantai Baru KL 59200 Malaysia

Tyco Healthcare Peru S.A.	Healthcare	100	Av. E. Cavenecia No. 225 of. 405 Lima 27 Peru

Tyco Healthcare Pte Ltd	Healthcare	100	No. 26 Ang Mo Kio Industrial Park 2, #04-01 Singapore 569507 Singapore

Tyco Healthcare Pty Limited	Healthcare	100	Riverview Park Level 1, 166 Epping Road, Lane Cove 2066 Australia

Tyco Healthcare Retail Services AG	Healthcare	100	Victor von Bruns-Strasse 19 Neuhausen am Rheinfall CH-8212 Switzerland

Tyco Healthcare SA	Healthcare	100	16, avenue du General al Gaulle 38800 Pont de Claix France

Tyco Healthcare Services LLC	Healthcare	100	15 Hampshire Street, Mansfield, MA 02048 United States

Tyco Healthcare Trading (Shanghai) Co., Ltd.	Healthcare	100	2F/, No. 14 Building, No. 99 Tian Zhou Road CaoHeJing Hi-Tech Park Shanghai 200233 China

Tyco Healthcare Trevoux	Healthcare	100	2 rue Diderot, La Clef de Saint-Pierre, Elancourt 78852 France

Tyco Healthcare UK Limited	Healthcare	99.99	154 Fareham Road, Gosport, Hampshire PO13 OAS United Kingdom

Tyco Healthcare UK Pension Trustees Limited	Healthcare	100	154 Fareham Road, Gosport, Hampshire PO13 OAS United Kingdom

Tyco Healthcare do Brasil Ltda.	Healthcare	100	Avenida das Nações Unidas, 23.013, suite 1, Vila Almeida Sao Paulo, SP-ZIP code 04795-100 Brazil

Tyco Holding VII (Denmark) ApS	Holding Co	100	Langebrogade 6 E 4, 1411 København K, Denmark

99	2009 Irish Statutory Accounts

COVIDIEN PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Name	Nature of Business	Group Share %	Registered Office and Country of Incorporation
Tyco Holding XIII (Denmark) ApS	Holding Co	100	Langebrogade 6 E 4, 1411 København K, Denmark

Tyco Holding XIV (Denmark) ApS	Holding Co	100	Langebrogade 6 E 4, 1411 København K, Denmark

Tyco Holding XV (Denmark) ApS	Holding Co	100	Langebrogade 6 E 4, 1411 København K, Denmark

Tyco Holding XVI (Denmark) ApS	Holding Co	100	Langebrogade 6 E 4, 1411 København K, Denmark

Tyco International (US) International Holdings A, LLC	Holding Co	100	15 Hampshire Street, Mansfield, MA 02048 United States

Tyco International Finance Alpha GmbH	Holding Co	100	Victor von Bruns-Strasse 19, Neuhausen am Rheinfall 8212 Switzerland

Tyco International Holding AG	Holding Co	100	Victor von Bruns-Strasse 19, Neuhausen am Rheinfall 8212 Switzerland

Tyco Safety Holdings, Inc.	Holding Co	100	15 Hampshire Street, Mansfield, MA 02048 United States

Tyco Sigma Limited	Holding Co	100	Applebys, Canon Court, 22 Victoria Street, Hamilton HM12 Bermuda

U.S.S.C. Puerto Rico (NY), Inc.	Healthcare	100	201 Sabanetas Industrial Park Ponce 00716-4401 United States

U.S.S.C. Puerto Rico, Inc. (Cayman Islands)	Healthcare	100	Close Brothers (Cayman) Limited, PO Box 1034, Harbour Place, 103 South Church Street, George Town, Grand Cayman, KY1-1102 Cayman Islands

USSC (Deutschland) GmbH	Healthcare	100	Gewerbepark 1 Neustadt D-93333 Germany

USSC FSC, Inc.	Healthcare	100	c/o Trident Corporate Services (Barbados) Ltd, Worthing Corporate Centre, Worthing Main Road, Christ Church BB 15008 Barbados

USSC Financial Services Inc.	Healthcare	100	150 Glover Avenue, Norwalk, CT 06856 United States

USSC Medical GmbH	Healthcare	100	Gewerbepark 1 Neustadt D-93333 Germany

United States Surgical Corporation	Healthcare	100	150 Glover Avenue, Norwalk, CT 06856 United States

VNUS Medical Technologies GmbH	Healthcare	100	Germany

2009 Irish Statutory Accounts	100

COVIDIEN PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Name	Nature of Business	Group Share %	Registered Office and Country of Incorporation
VNUS Medical Technologies II, Inc.	Healthcare	100	15 Hampshire Street, Mansfield, MA 02048 United States

VNUS Medical Technologies UK Ltd.	Healthcare	100	United Kingdom

Valera Holdings S.a.r.l.	Holding Co	100	4th Floor 3b, bd Prince Henri Luxembourg L-1724

Valleylab (Australia) Pty Limited	Healthcare	100	Riverview Park Level 1, 166 Epping Road Lane Cove NSW 2066 Australia

Valleylab Holding Corporation	Holding Co	100	5920 Longbow Drive, Boulder CO 80301 United States

Velum 1998 Limited	Holding Co	100	57/63 Line Wall Road Gibraltar

Verdana Holdings Limited	Holding Co	100	57/63 Line Wall Road Gibraltar

Vivant Medical, Inc.	Healthcare	100	150 Glover Avenue, Norwalk, CT 06856 United States

The following entities are associated with the historical Tyco Plastics, Adhesives and Ludlow Coated Products businesses and the historical Tyco A&E Products business, which were sold in fiscal 2006.

Name	Nature of Business	Group Share %	Registered Office and Country of Incorporation
A&E Construction Products, Inc.	Non-operating	100	15 Hampshire Street, Mansfield, MA 02048, United States

A&E GP Holding, Inc.	Non-operating	100	15 Hampshire Street, Mansfield, MA 02048, United States

A&E Hangers Taiwan Co., Ltd.	Non-operating	99.988	4F, No. 407, RueiGuang Road, NeiHu District, Taipei, Taiwan, ROC

A&E Hangers, Inc.	Non-operating	100	15 Hampshire Street, Mansfield, MA 02048 United States

A&E Holding GP	Non-operating	100	15 Hampshire Street, Mansfield, MA 02048 United States

A&E India Pvt Ltd	Non-operating	100	S-454 Greater Kailash Part II, New Delhi, 110048 India

A&E Karner Limited	Non-operating	100	2 Humber Quays, East Yorkshire United Kingdom

A&E Productos de Costa Rica, S.A.	Non-operating	100	Heredia, La Aurora, Ultrapark Zona Franca, Building Four-B Costa Rica

A&E Products (Far East) Limited	Non-operating	99.9995	Unit 12-16, 18th Floor, BEA Tower, Millenium City 5, 418 Kwun Tong Road, Kwun Tong, Kowloon Hong Kong

101	2009 Irish Statutory Accounts

COVIDIEN PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Name	Nature of Business	Group Share %	Registered Office and Country of Incorporation
A&E Products Group LP	Non-operating	100	15 Hampshire Street, Mansfield, MA 02048 United States

A&E Products Group, Inc.	Non-operating	100	15 Hampshire Street, Mansfield, MA 02048 United States

A&E Products Korea Ltd.	Non-operating	100	GTC Corporate Services Limited, P.O. Box SS-5383, Sassoon House, Shirley Street & Victoria Avenue, Nassau The Bahamas

A&E Products South Africa (Proprietary) Limited	Non-operating	100	PO Box 85, Century City, 7446 South Africa

A&E Products de Honduras S.A.	Non-operating	99.84	Zoli Zip Calpules KM 7 Carretera a La Lima, San Pedro Sula Honduras

A&E Products do Brasil Ltda.	Non-operating	50	Rua Viscondde de Piraja 550 SL/2110, Ipanema, Rio de Janerio RJ CEP 22410-002 Brazil

AEPG, Inc.	Non-operating	100	15 Hampshire Street, Mansfield, MA 02048 United States

AWZ Inc.	Non-operating	100	8235 220th Street West, Lakeville, MN 55044 United States

Adhesives Holding GP	Holding Co	100	15 Hampshire Street, Mansfield, MA 02048 United States

Batts Far East Limited	Non-operating	100	Unit 12-16, 18th Floor BEA Tower, Millennium city 5, 418 Kwun Tong Road, Kwun Tong, Kowloon Hong Kong

Batts Holdings, Inc.	Non-operating	100	15 Hampshire Street, Mansfield, MA 02048 United States

Batts Korea Ltd.	Non-operating	51	4th Floor, Jinjin Building, 1667-13, Seocho-Dong, Seocho-Ku, Seoul South Korea

Batts, Inc.	Non-operating	100	200 Franklin Street, Zeeland, MI 49464 United States

Carlisle Philippines, Inc.	Non-operating	99.3	3rd Floor East Chem Building, No.14 Ilang-ilang Street, New Manila, Q.C. Philippines

Carlisle Plastics Holding LLC	Non-operating	100	15 Hampshire Street, Mansfield, MA 02048 United States

Carlisle Recycling de Mexico S.A. de C.V.	Non-operating	99.9	Carr Libramiento Oriente 10001, Tijuana, 6-637-1890 Mexico

2009 Irish Statutory Accounts	102

COVIDIEN PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Name	Nature of Business	Group Share %	Registered Office and Country of Incorporation
Coated Products GP, Inc.	Non-operating	100	15 Hampshire Street, Mansfield, MA 02048 United States

Coated Products Holdings, Inc.	Non-operating	100	15 Hampshire Street, Mansfield, MA 02048 United States

Forever Hangers, Inc.	Non-operating	100	200 Franklin, Zeeland MI 49464 United States

FRM Services, Inc.	Non-operating	100	15 Hampshire Street, Mansfield, MA 02048 United States

Georgia Packaging, Inc.	Non-operating	100	918 8th Avenue PO Box 1158 Columbus GA 31902-1158 United States

Karner Europe (UK) Ltd.	Non-operating	100	2 Humber Quays, Wellington Street, East Yorkshire, West Hull HU1 2BN United Kingdom

Karner Europe AB	Non-operating	100	c/o Ohrlings PWC Box 2023 Lidkoping S-531-02 Sweden

Karner Europe Aski Ticaret Limited Sirketi	Non-operating	100	1476 Sok. No.1 16 Alsngak Izmir Turkey

Karner Europe GmbH	Non-operating	100	Gewerbepark 1 Neustadt 93333 Germany

Karner Europe SARL	Non-operating	100	2 Rue Diderot La Clef De Saint Pierre Elancourt 78990 France

Karner Europe SRL	Non-operating	100	133, Calea Serban Voda, Central Business Park, Ground Floor, 4th District Bucharest 040205 Romania

Karner Europe, Lda	Non-operating	100	Rua Diamantina 5E9 freguesia de paranhos Porto 4300-145

Karner-Batts SRL	Non-operating	100	Via Aldo Kupfer, 25036 Palazzolo s/o (Brescia) Italy

King Packaging Co., Inc.	Non-operating	100	15 Hampshire Street, Mansfield, MA 02048 United States

Mode Plastics, Inc.	Non-operating	100	15 Hampshire Street, Mansfield, MA 02048 United States

National Tape Corporation	Non-operating	100	15 Hampshire Street, Mansfield, MA 02048 United States

National Tape Holdings, Inc.	Non-operating	100	15 Hampshire Street, Mansfield, MA 02048 United States

Plastics Holding Corporation	Non-operating	100	15 Hampshire Street, Mansfield, MA 02048 United States

103	2009 Irish Statutory Accounts

COVIDIEN PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Name	Nature of Business	Group Share %	Registered Office and Country of Incorporation
Polyken Technologies Europe, Inc.	Non-operating	100	15 Hampshire Street, Mansfield, MA 02048 United States

Raychem Tecnologias, S. de R.L. de C.V.	Non-operating	100	Calle 11 Norte No 11002, Cd. Industrial Neuter Tijuana, B.C. Calf. Mexico CP 22500

Raychem Tijuana Services, S.A. de C.V.	Non-operating	100	Calle 11 Norte No 11002, Cd. Industrial Neuter Tijuana, B.C. Calf. Mexico CP 22500

Sunbelt Holding LLC	Non-operating	100	15 Hampshire Street, Mansfield, MA 02048 United States

Sunbelt Holding, Inc. I	Non-operating	100	15 Hampshire Street, Mansfield, MA 02048 United States

Sunbelt Holdings, Inc.	Non-operating	100	15 Hampshire Street, Mansfield, MA 02048 United States

Sunbelt Manufacturing, Inc.	Non-operating	100	15 Hampshire Street, Mansfield, MA 02048 United States

TA, Inc.	Non-operating	100	15 Hampshire Street, Mansfield, MA 02048 United States

Tyco Adhesives BVBA	Non-operating	100	Generaal de Wittelaan 9/5, 2800 Mechelen Belgium

Tyco Adhesives GP Holding, Inc.	Non-operating	100	15 Hampshire Street, Mansfield, MA 02048 United States

Tyco Adhesives Italia Srl	Non-operating	100	Via Vittor Pisani 16 Milan 20124 Italy

Tyco Adhesives LP	Non-operating	100	15 Hampshire Street, Mansfield, MA 02048 United States

Tyco Adhesives, Inc.	Non-operating	100	15 Hampshire Street, Mansfield, MA 02048 United States

Tyco Plastics International Trading (Shanghai) Co., Ltd.	Non-operating	100	Room 619, No. 6, JiLong Road WGQ FTZ Shanghai China

Tyco Plastics LP	Non-operating	100	1401 West 94th Street, Minneapolis, MN 55431 United States

Tyco Plastics Services AG	Non-operating	100	Victor von Bruns-Strasse Neuhausen am Rheinfall 8212 Switzerland

W.A.F. Group, Inc.	Non-operating	100	30-10 Review Avenue, Long Island City, NY 10019 United States

2009 Irish Statutory Accounts	104

COVIDIEN PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As of September 25, 2009, the Company had the following branches outside of Ireland:

Branch	Country
A&E Products Group, Inc. (Dominican Republic Branch)	Dominican Republic

A&E Products Korea Ltd (Bahamas, Bermuda) (Korea Branch)	South Korea

Auto Suture Company, UK (Branch)	United Kingdom

Covidien AG (Belgrade Rep Office)	Belgrade

Covidien AG (Czech Branch)	Czech Republic

Covidien ECE s.r.o. (Bulgarian Rep Office)	Bulgaria

Covidien ECE s.r.o. (Czech Branch)	Czech Republic

Covidien ECE s.r.o. (Romanian Rep Office)	Romania

Covidien ECE s.r.o.(Hungarian Branch)	Hungary

Covidien France Holding Inc. (French Branch)	France

Covidien Group S.a.r.l. (Italian Branch)	Italy

Covidien Group S.à r.l., Luxembourg (LU)( Neuhausen am Rheinfall Branch)	Switzerland

Davis & Geck Caribe, LTD (Dominican Republic Branch)	Dominican Republic

Mallinckrodt Baker B.V. Italian Branch	Italy

Mallinckrodt Baker Deutschland, Zweigniederlassung der Mallinckrodt Baker B.V.	Netherlands

Mallinckrodt Baker International, Korea Branch	South Korea

Mallinckrodt Caribe, Inc. (Puerto Rico Branch)	Puerto Rico

Mallinckrodt Medical Argentina Limited (Argentina Branch)	Argentina

Mallinckrodt Services B.V. Hennef Branch	Netherlands

Polyken Technologies Europe, Inc. (Belgium Branch)	Belgium

Representative Office of Covidien AG in Russia	Russia

Tyco Healthcare Group AG Egypt Scientific Office	Egypt

Tyco Healthcare Pte Ltd (Bangladesh Liaison Office)	Bangladesh

Tyco Healthcare Pte Ltd (Beijing Rep Office)	China

Tyco Healthcare Pte Ltd (Indonesia Rep Office)	Indonesia

Tyco Healthcare Pte Ltd (Pakistan Rep Office)	Pakistan

Tyco Healthcare Pte Ltd (Philippines Rep Office)	Philippines

Tyco Healthcare Pte Ltd (Sri Lanka Liaison Office)	Sri Lanka

Tyco Healthcare Pte Ltd (Vietnam Rep Office)	Vietnam

U.S.S.C. Puerto Rico (NY), Inc. (Puerto Rico Branch)	Puerto Rico

U.S.S.C. Puerto Rico, Inc. (Cayman Islands) (Puerto Rico Branch)	Puerto Rico

105	2009 Irish Statutory Accounts